CONTRIBUTION AGREEMENT

                                TABLE OF CONTENTS

   ARTICLE 1:  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .    3
        1.1   Definitions. . . . . . . . . . . . . . . . . . . . . . . .    3

   ARTICLE 2:  CONTRIBUTION TO PARTNERSHIP . . . . . . . . . . . . . . .   21
        2.1   Contribution Values. . . . . . . . . . . . . . . . . . . .   21
        2.2   Capitalization of the Partnership. . . . . . . . . . . . .   23
        2.3   OSTRS Consideration. . . . . . . . . . . . . . . . . . . .   25
        2.4   Assumptions. . . . . . . . . . . . . . . . . . . . . . . .   26
              2.4.1 Assumption of Liabilities  . . . . . . . . . . . . .   26
              2.4.2 Substitution of NewSubs in Joint Ventures  . . . . .   26
        2.5   Subsequent Closings. . . . . . . . . . . . . . . . . . . .   27
              2.5.1 In-Process Earn-Out  . . . . . . . . . . . . . . . .   27
              2.5.2 In-Place Earn-Out  . . . . . . . . . . . . . . . . .   28
              2.5.3 Midland Group Earn-Out . . . . . . . . . . . . . . .   29
              2.5.4 Worthington Outparcel Earn-Out . . . . . . . . . . .   32
              2.5.5 Evans Crossing Land Earn-Out . . . . . . . . . . . .   32
        2.6   Subsequent Closings for OSTRS Eastern Option Properties. .   33

   ARTICLE 3:   FORMATION OF SUBPARTNERSHIPS . . . . . . . . . . . . . .   33
        3.1   R&M Western Partnership. . . . . . . . . . . . . . . . . .   33
              3.1.1 Partnership Agreement of R&M Western Partnership . .   34
        3.2   OTR Joint Ventures . . . . . . . . . . . . . . . . . . . .   34
              3.2.1 Mechanics of Contribution  . . . . . . . . . . . . .   34

   ARTICLE 4:  ADDITIONAL CLOSING AND POST-CLOSING TRANSACTIONS  . . . .   34
        4.1   Purchase Option. . . . . . . . . . . . . . . . . . . . . .   34
        4.2   Right of First Refusal . . . . . . . . . . . . . . . . . .   35
        4.3   Transfer of Options. . . . . . . . . . . . . . . . . . . .   35
        4.4   Additional Outparcels. . . . . . . . . . . . . . . . . . .   36
        4.5   Management Contracts . . . . . . . . . . . . . . . . . . .   36

   ARTICLE 5:  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .   36
        5.1   Implementing Agreement . . . . . . . . . . . . . . . . . .   36
        5.2   Preservation of Business . . . . . . . . . . . . . . . . .   37
        5.3   Consents and Approvals . . . . . . . . . . . . . . . . . .   37
        5.4   Additional Acquisitions. . . . . . . . . . . . . . . . . .   37
        5.5   Continuation of Employees. . . . . . . . . . . . . . . . .   38
        5.6   Disclosur. . . . . . . . . . . . . . . . . . . . . . . . .   38
        5.7   Exclusivity. . . . . . . . . . . . . . . . . . . . . . . .   39
        5.8   New Contracts. . . . . . . . . . . . . . . . . . . . . . .   40
        5.9   Leasing Arrangements . . . . . . . . . . . . . . . . . . .   40
        5.10  Obligation to Supplement Information . . . . . . . . . . .   41
        5.11  Access to Information; Environmental Audits  . . . . . . .   41
        5.12  Monthly Updates of Rent Rolls and Operating
              Statements . . . . . . . . . . . . . . . . . . . . . . . .   42
        5.13  Tenant Estoppels . . . . . . . . . . . . . . . . . . . . .   42
        5.14  Service Contracts  . . . . . . . . . . . . . . . . . . . .   42
        5.15  Work Contracts . . . . . . . . . . . . . . . . . . . . . .   43
        5.16  Title Insurance; Survey  . . . . . . . . . . . . . . . . .   43
        5.17  Later Title Exceptions . . . . . . . . . . . . . . . . . .   43
        5.18  Damage . . . . . . . . . . . . . . . . . . . . . . . . . .   44
        5.19  Condemnation . . . . . . . . . . . . . . . . . . . . . . .   45
        5.20  Windmiller . . . . . . . . . . . . . . . . . . . . . . . .   45
        5.21  Future Joint Venture Agreements  . . . . . . . . . . . . .   46

   ARTICLE 6: REPRESENTATIONS, WARRANTIES AND FURTHER
             COVENANTS OF MIDLAND  . . . . . . . . . . . . . . . . . . .   46
        6.1   As to Property Entities, Joint Ventures, Midland Affiliates
              and Midland Principals . . . . . . . . . . . . . . . . . .   46
              6.1.1  Due Organization, etc.  . . . . . . . . . . . . . .   46
              6.1.2  Due Authorization; Consents; No Violations. . . . .   47
              6.1.3  Existing Mortgage Debt. . . . . . . . . . . . . . .   48
              6.1.4  Financial Statements. . . . . . . . . . . . . . . .   48
              6.1.5  No Adverse Change . . . . . . . . . . . . . . . . .   49
              6.1.6  No Litigation . . . . . . . . . . . . . . . . . . .   49
              6.1.7  Leased Real Property. . . . . . . . . . . . . . . .   49
              6.1.8  Leased Personal Property. . . . . . . . . . . . . .   50
              6.1.9  Intellectual Property . . . . . . . . . . . . . . .   50
              6.1.10 Contracts . . . . . . . . . . . . . . . . . . . . .   50
              6.1.11 Insurance . . . . . . . . . . . . . . . . . . . . .   51
              6.1.12 Tax Matters . . . . . . . . . . . . . . . . . . . .   52
        6.2   Representations of Midland Principals, the Property
              Entities and the Midland Affiliates. . . . . . . . . . . .   53
              6.2.1  Retained Properties . . . . . . . . . . . . . . . .   53
              6.2.2  Securities. . . . . . . . . . . . . . . . . . . . .   53
              6.2.3  Distributions and Payments. . . . . . . . . . . . .   54
              6.2.4  Tax Advice. . . . . . . . . . . . . . . . . . . . .   54
              6.2.5  Foreign Person. . . . . . . . . . . . . . . . . . .   55
              6.2.6  No Employees. . . . . . . . . . . . . . . . . . . .   55
              6.2.7  Brokers . . . . . . . . . . . . . . . . . . . . . .   55
              6.2.8  Insolvency. . . . . . . . . . . . . . . . . . . . .   55
        6.3   Additional Matters Relating to Joint Ventures. . . . . . .   55
              6.3.1  Tax Matters . . . . . . . . . . . . . . . . . . . .   55
              6.3.2  No Defaults . . . . . . . . . . . . . . . . . . . .   55
              6.3.3  Other . . . . . . . . . . . . . . . . . . . . . . .   56
        6.4   Additional Representations of Midland Development. . . . .   56
              6.4.1  No Defaults . . . . . . . . . . . . . . . . . . . .   56
              6.4.2  Management Contracts. . . . . . . . . . . . . . . .   56
              6.4.3  Permits . . . . . . . . . . . . . . . . . . . . . .   56
              6.4.4  Title To and Condition of Assets. . . . . . . . . .   57
              6.4.5  Employee Benefit Plans. . . . . . . . . . . . . . .   57
              6.4.6  Other Employee Matters. . . . . . . . . . . . . . .   58
        6.5   As to the Properties . . . . . . . . . . . . . . . . . . .   58
              6.5.1  Title; Purchase Commitments . . . . . . . . . . . .   58
              6.5.2  Physical Condition. . . . . . . . . . . . . . . . .   58
              6.5.3  Rentable Area and Parking Spaces. . . . . . . . . .   58
              6.5.4  Compliance with Laws. . . . . . . . . . . . . . . .   59
              6.5.5  Insurability. . . . . . . . . . . . . . . . . . . .   59
              6.5.6  Utilities; Permits. . . . . . . . . . . . . . . . .   59
              6.5.7  Contract Payments . . . . . . . . . . . . . . . . .   59
              6.5.8  Assessments . . . . . . . . . . . . . . . . . . . .   60
              6.5.9  Accuracy of Documents . . . . . . . . . . . . . . .   60
              6.5.10 Rent Roll and Leases  . . . . . . . . . . . . . . .   60
              6.5.11 Permits . . . . . . . . . . . . . . . . . . . . . .   61
              6.5.12 Service Contracts . . . . . . . . . . . . . . . . .   61
              6.5.13 Security Deposits . . . . . . . . . . . . . . . . .   61
              6.5.14 Condemnation  . . . . . . . . . . . . . . . . . . .   62
              6.5.15 Environmental Matters . . . . . . . . . . . . . . .   62
              6.5.16 Flood Hazard  . . . . . . . . . . . . . . . . . . .   64
              6.5.17 Zoning  . . . . . . . . . . . . . . . . . . . . . .   65
              6.5.18 Access  . . . . . . . . . . . . . . . . . . . . . .   65
              6.5.19 No Defects  . . . . . . . . . . . . . . . . . . . .   65
              6.5.20 Use of Property . . . . . . . . . . . . . . . . . .   65
              6.5.21 No Default  . . . . . . . . . . . . . . . . . . . .   65
              6.5.22 Development Properties  . . . . . . . . . . . . . .   65
              6.5.23 Acquisition Properties  . . . . . . . . . . . . . .   66
              6.5.24 Work Contracts  . . . . . . . . . . . . . . . . . .   66
              6.5.25 Budgets and Projections . . . . . . . . . . . . . .   66
        6.6   Limit on Representations . . . . . . . . . . . . . . . . .   67

   ARTICLE 7:  REPRESENTATIONS, WARRANTIES AND
               FURTHER COVENANTS OF REGENCY. . . . . . . . . . . . . . .   67
        7.1   Due Incorporation, etc.  . . . . . . . . . . . . . . . . .   67
        7.2   Due Authorization; Consents; No Violations . . . . . . . .   67
        7.3   Capitalization . . . . . . . . . . . . . . . . . . . . . .   68
        7.4   Valid Issuance of Shares . . . . . . . . . . . . . . . . .   69
        7.5   Regency Exchange Act Reports . . . . . . . . . . . . . . .   69
        7.6   Permits. . . . . . . . . . . . . . . . . . . . . . . . . .   70
        7.7   No Adverse Change. . . . . . . . . . . . . . . . . . . . .   70
        7.8   No Defaults or Violations. . . . . . . . . . . . . . . . .   70
        7.9   Litigation . . . . . . . . . . . . . . . . . . . . . . . .   71
        7.10  Title to Properties; Leasehold Interests . . . . . . . . .   71
        7.11  Environmental Matters  . . . . . . . . . . . . . . . . . .   71
        7.12  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .   72
        7.13  REIT Status  . . . . . . . . . . . . . . . . . . . . . . .   73
        7.14  Employees: ERISA . . . . . . . . . . . . . . . . . . . . .   73

   ARTICLE 8:  CONDITIONS PRECEDENT TO OBLIGATIONS OF REGENCY  . . . . .   73
        8.1.  Conditions for the First Closing as to the
              Transaction. . . . . . . . . . . . . . . . . . . . . . . .   73
              8.1.1 Aggregate Assets . . . . . . . . . . . . . . . . . .   73
              8.1.2 Representations and Warranties . . . . . . . . . . .   73
              8.1.3 Compliance with Covenants and Agreements . . . . . .   74
              8.1.4 No Material Adverse Change . . . . . . . . . . . . .   74
              8.1.5 No Injunction  . . . . . . . . . . . . . . . . . . .   74
              8.1.6 Delivery of Documents  . . . . . . . . . . . . . . .   74
              8.1.7 Consents . . . . . . . . . . . . . . . . . . . . . .   74
              8.1.8 No Notice of Material Claims . . . . . . . . . . . .   74
              8.1.9 Additional Indemnity . . . . . . . . . . . . . . . .   74
        8.2   Conditions for the First Closing as to a Property. . . . .   74
              8.2.1  Representations and Warranties. . . . . . . . . . .   75
              8.2.2  Compliance with Covenants and Agreements. . . . . .   75
              8.2.3  No Material Adverse Change. . . . . . . . . . . . .   76
              8.2.4  No Injunction . . . . . . . . . . . . . . . . . . .   76
              8.2.5  Title . . . . . . . . . . . . . . . . . . . . . . .   76
              8.2.6  Lender Estoppels. . . . . . . . . . . . . . . . . .   76
              8.2.7  Tenant Estoppels. . . . . . . . . . . . . . . . . .   76
              8.2.8  Work Contract Estoppels . . . . . . . . . . . . . .   76
              8.2.9  Delivery of Documents . . . . . . . . . . . . . . .   76
              8.2.10 Consents  . . . . . . . . . . . . . . . . . . . . .   76
              8.2.11 Romanelli and Hughes Properties . . . . . . . . . .   76
              8.2.12 Waiver of Rights of First Refusal . . . . . . . . .   77
              8.2.13 Lake Pine Road Construction . . . . . . . . . . . .   77

   ARTICLE 9:  CONDITIONS PRECEDENT TO OBLIGATIONS
               OF CONTRIBUTORS . . . . . . . . . . . . . . . . . . . . .   77
        9.1   Conditions for the First Closing . . . . . . . . . . . . .   77
              9.1.1  Representations and Warranties. . . . . . . . . . .   77
              9.1.2  Compliance with Covenants and Agreements. . . . . .   77
              9.1.3  No Material Adverse Change. . . . . . . . . . . . .   78
              9.1.4  No Injunction . . . . . . . . . . . . . . . . . . .   78
              9.1.5  Delivery of Documents . . . . . . . . . . . . . . .   78
              9.1.6  Midland Consents. . . . . . . . . . . . . . . . . .   78
              9.1.7  No Notice of Material Claims. . . . . . . . . . . .   78
              9.1.8  Minimum Asset Contribution. . . . . . . . . . . . .   78
              9.1.9  Regency Reorganization. . . . . . . . . . . . . . .   78
              9.1.10 Partnership Agreement . . . . . . . . . . . . . . .   78
              9.1.11 Joint Venture Debt  . . . . . . . . . . . . . . . .   78


   ARTICLE 10:  CLOSINGS . . . . . . . . . . . . . . . . . . . . . . . .   79
        10.1  Closing    . . . . . . . . . . . . . . . . . . . . . . . .  79
              10.1.1    Time and Place . . . . . . . . . . . . . . . . .   79
              10.1.2    Representations, Warranties and Covenants as to
                        Deferred Property Closings . . . . . . . . . . .   79
        10.2  Contribution to the Partnership  . . . . . . . . . . . . .   79
              10.2.1    Deliveries by Midland. . . . . . . . . . . . . .   79
              10.2.2    Deliveries by Regency. . . . . . . . . . . . . .   82
        10.3  Closing Statements/Escrow Fees . . . . . . . . . . . . . .   84

   ARTICLE 11:  PRORATIONS AND ADJUSTMENTS . . . . . . . . . . . . . . .   84
        11.1  Prorations . . . . . . . . . . . . . . . . . . . . . . . .   84
              11.1.1    Taxes and Assessments. . . . . . . . . . . . . .   84
              11.1.2    Collected Rent . . . . . . . . . . . . . . . . .   85
              11.1.3    Percentage Rents . . . . . . . . . . . . . . . .   85
              11.1.4    Operating Expense Pass-Throughs. . . . . . . . .   85
              11.1.5    Service Contracts. . . . . . . . . . . . . . . .   86
              11.1.6    Utilities. . . . . . . . . . . . . . . . . . . .   86
        11.2  Work Contracts . . . . . . . . . . . . . . . . . . . . . .   86
        11.3  Tenant Deposits  . . . . . . . . . . . . . . . . . . . . .   86
        11.4  Deposits   . . . . . . . . . . . . . . . . . . . . . . . .   86
        11.5  Wages  . . . . . . . . . . . . . . . . . . . . . . . . . .   87
              11.5.1    Determination of Midland Development Value
                        Adjustment . . . . . . . . . . . . . . . . . . .   87
              11.5.2    Midland Development Value Adjustment . . . . . .   89
              11.5.3    Payment of Midland Development Value Adjustment.   89
        11.6  Due Diligence Costs  . . . . . . . . . . . . . . . . . . .   89

   ARTICLE 12:  TERMINATION AND REMEDIES . . . . . . . . . . . . . . . .   90
        12.1  Termination  . . . . . . . . . . . . . . . . . . . . . . .   90
        12.2  Effect of Termination  . . . . . . . . . . . . . . . . . .   90
        12.3  Remedies   . . . . . . . . . . . . . . . . . . . . . . . .   90

   ARTICLE 13:  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . .   91
        13.1  By Midland Principals  . . . . . . . . . . . . . . . . . .   91
        13.2  By Contributors  . . . . . . . . . . . . . . . . . . . . .   92
        13.3  By the Partnership and Other Transferees . . . . . . . . .   92
        13.4  By Regency . . . . . . . . . . . . . . . . . . . . . . . .   93
        13.5  Remedies Upon Fraud  . . . . . . . . . . . . . . . . . . .   93
        13.6  Indemnification of Third-Party Claims  . . . . . . . . . .   93
        13.7  Payment  . . . . . . . . . . . . . . . . . . . . . . . . .   94
              13.7.1    General. . . . . . . . . . . . . . . . . . . . .   94
              13.7.2    Security Interest. . . . . . . . . . . . . . . .   95
        13.8  Jurisdiction . . . . . . . . . . . . . . . . . . . . . . .   96
        13.9  Threshold and Cap  . . . . . . . . . . . . . . . . . . . .   97
        13.10 No Waiver. . . . . . . . . . . . . . . . . . . . . . . . .   97
        13.11 Designated Representatives . . . . . . . . . . . . . . . .   97

   ARTICLE 14:  POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . .   98
        14.1  Completion of 1997 Audit . . . . . . . . . . . . . . . . .   98
        14.2  Access to Books and Records  . . . . . . . . . . . . . . .   98
        14.3  Environmental Matters  . . . . . . . . . . . . . . . . . .   98
        14.4  Reports on Earn-Out Performance  . . . . . . . . . . . . .   98
        14.5  Midland Development 401(k) Plan  . . . . . . . . . . . . .   99

   ARTICLE 15:  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .   99
        15.1  Headings and Interpretation  . . . . . . . . . . . . . . .   99
        15.2  Pronouns and Plurals . . . . . . . . . . . . . . . . . . .   99
        15.3  Time . . . . . . . . . . . . . . . . . . . . . . . . . . .   99
        15.4  Survival . . . . . . . . . . . . . . . . . . . . . . . . .   99
        15.5  Expenses . . . . . . . . . . . . . . . . . . . . . . . . .   99
        15.6  Costs of Litigation  . . . . . . . . . . . . . . . . . . .  100
        15.7  Mediation  . . . . . . . . . . . . . . . . . . . . . . . .  100
        15.8  Additional Actions and Documents . . . . . . . . . . . . .  101
        15.9  Remedies Cumulative  . . . . . . . . . . . . . . . . . . .  101
        15.10 Entire Agreement; Amendment and Modification . . . . . . .  101
        15.11 Notices. . . . . . . . . . . . . . . . . . . . . . . . . .  101
        15.12 Waivers  . . . . . . . . . . . . . . . . . . . . . . . . .  102
        15.13 Counterparts . . . . . . . . . . . . . . . . . . . . . . .  102
        15.14 Governing Law  . . . . . . . . . . . . . . . . . . . . . .  102
        15.15 Assignment; Parties in Interest  . . . . . . . . . . . . .  103
              15.15.1  Assignment. . . . . . . . . . . . . . . . . . . .  103
              15.15.2  Parties in Interest . . . . . . . . . . . . . . .  103
        15.16 No Third Party Beneficiaries . . . . . . . . . . . . . . .  103
        15.17 Severability . . . . . . . . . . . . . . . . . . . . . . .  103
        15.18 Limitation of Liability  . . . . . . . . . . . . . . . . .  103
        15.19 Waiver of Jury Trial . . . . . . . . . . . . . . . . . . .  103

                             CONTRIBUTION AGREEMENT


        THIS CONTRIBUTION AGREEMENT (the "Agreement") is made as of the day of January, 1998, by and among MIDLAND DEVELOPMENT GROUP, INC., a Missouri corporation ("Midland Development"), the Property Entities (as hereinafter defined) party hereto, the Midland Principals (as hereinafter defined), the Midland Affiliates (as hereinafter defined), and REGENCY REALTY CORPORATION, a Florida corporation ("Regency"), under the following circumstances:

        A.   Regency is in the business of investing in shopping centers.

        B. Midland Development and its Affiliates are in the business of developing and investing in shopping centers. The Midland Affiliates and Property Entities own directly or indirectly Properties, Acquisition Contracts, Management Contracts and certain other Assets (as such terms are hereinafter defined). The Midland Affiliates and Property Entities collectively wish to contribute the Properties that are the subject of this Agreement to a transferee that will acquire all such Properties and are not willing to permit the transferee to pick and choose which of their Properties it wishes to acquire.

        C. Regency has caused the prior formation of a Delaware limited partnership (the "Partnership"), and Regency wishes to amend and restate the partnership agreement in substantially the form of Exhibit 1.1.104 (the "Partnership Agreement"). Regency Atlanta, Inc., the current sole general partner of the Partnership and a wholly-owned subsidiary of Regency, will merge into Regency, and Regency will be the sole general partner of the Partnership.

        D. Regency will make certain cash contributions to the Partnership, the Property Entities will contribute their respective Assets to the Partnership (in some cases for contribution in turn to other Transferees (as hereinafter defined)) in exchange for Units (as hereinafter defined) and, in some cases earn-out rights, and each Midland Affiliate owning an interest in a Joint Venture (as hereinafter defined) will assign its interest in such Joint Venture to the Partnership (in some cases for contribution in turn to another Transferee), in exchange for earn-out rights, all as provided for herein and in the Partnership Agreement.

        E. Each entity contributing Assets to the Partnership will distribute the Units it so receives to its respective equity owners.

        F. Subject to the provisions of a redemption agreement in the form of Exhibit 1.1.118 (the "Redemption Agreement") and the OTR Redemption Agreement (as hereinafter defined), the Units may be redeemed for Shares (as hereinafter defined) or cash.

        G. OTR, as nominee for OSTRS (as hereinafter defined), is a party with a Midland Affiliate to a joint venture known as OTR/Midland Realty Holdings, Ltd. ("OTR/Midland Ltd."), which joint venture is a Property Entity that owns 11 Properties to be contributed to the Partnership hereunder in exchange for Units. OTR/Midland Ltd. has the right and obligation, directly or through a sub-partnership, to acquire two additional Development Properties (as hereinafter defined) located in Ohio and North Carolina and two additional Development Properties located in Texas. OTR/Midland Ltd. also has the right to acquire certain properties being developed by Midland Affiliates through Joint Ventures, or to be developed in the future (subject to OSTRS Option Rights) by Affiliates of Midland Development through joint ventures, with Affiliates of The Kroger Company.

        H. OTR will release its rights to participate, through OTR/Midland Ltd., in the acquisition and ownership of the OSTRS Committed Eastern Properties being developed by Joint Ventures and the OSTRS Eastern Option Properties (as those terms are hereinafter defined), which rights will be released in exchange for Units.

        I. OTR wishes to continue participating (on the same terms that it has invested in Properties through OTR/Midland Ltd.) in investments in the Properties referred to elsewhere herein as the OSTRS Committed Western Properties. OTR also wishes to have the right to participate in investments in (all of which are subject to OSTRS Option Rights (as hereinafter defined)): (i) the Properties being developed by Joint Ventures and referred to elsewhere herein as the OSTRS Western Option Properties and (ii) certain properties that may be developed directly or indirectly by the Partnership during a specified time period through joint ventures with Affiliates of The Kroger Company. Accordingly, the Partnership will cause the formation of joint ventures (the "OTR Joint Ventures") between OTR and a new partnership, R&M Western Partnership (as defined below), for the purpose of making such investments, the governing documents of which will be identical in substance to those of OTR/Midland Ltd..

        J. In consideration of, among other things, the interests in the OSTRS Committed Western Properties and the Joint Ventures for OSTRS Western Option Properties being contributed by certain Midland Affiliates to the Partnership, such Midland Affiliates (through an entity to be formed by them) will be admitted to a limited partnership ("R&M Western Partnership") to be formed by or on behalf of the Partnership to serve as the joint venture partner of OSTRS in the OTR Joint Ventures. Through R&M Western Partnership, such Midland Affiliates will participate in the Partnership's indirect investment (through the OTR Joint Ventures) in the OSTRS Committed Western Properties and the OSTRS Western Option Properties identified as such at the First Closing Date, but not in any other investments of the OTR Joint Ventures. R&M Western Partnership also will serve as the vehicle for (i) certain Midland Affiliates developing two Development Properties in Colorado to continue to participate in the ownership of such Properties after they contribute their existing ownership interests therein to the Partnership and (ii) continued participation by Midland Affiliates in the ownership of any OSTRS Western Option Properties they are developing as of the First Closing Date as to which OSTRS elects not to exercise OSTRS Option Rights.

        NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                             ARTICLE 1:  DEFINITIONS

        1.1 Definitions. In addition to the terms defined in this Agreement, the following terms shall have the meanings set forth herein:

             1.1.1 "Abated Rent" means base rent for which tenants have received abatement credit, but only to the extent that such abatement credit is consistent with the criteria set forth on Schedule 1.1.1.

             1.1.2 "Acquisition Contracts" means the Contracts to acquire certain real property and, if applicable, leases, personal property and intangible property relating to such real property, to which certain Property Entities are a party, all as more particularly described on
   Schedule 1.1.2 (as it may be amended at the First Closing pursuant to Section 5.4), including the rights of OTR/Midland Ltd. and OTR/Midland Texas Limited Partnership to acquire (i) certain Development Properties pursuant to the OTR/Midland Transfer and Contribution Agreement and (ii) additional OSTRS Option Properties which shall be subject to the OSTRS Option Rights in the future.

             1.1.3 "Acquisition Properties" means the real property and other assets that are the subject of the Acquisition Contracts.

             1.1.4     [Intentionally omitted]

             1.1.5 "Additional Units" means the Units to be issued at any Subsequent Closings pursuant to Section 2.5 or 2.6.

             1.1.6 "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person, with control meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

             1.1.7 "Allocation Chart" means the description of the allocation of Units and Additional Units attached hereto as Schedule 1.1.7, which sets forth (a) the name of each Unit Recipient; and (b) shows separately as to each Property Entity, the respective percentage allocation of Units issuable to each Unit Recipient and the respective percentage allocation of Additional Units, if any, to be issued to certain Unit Recipients at a Subsequent Closing with respect to the various earn-outs described in Section 2.5 and the Property Closings described in
   Section 2.6.

             1.1.8 "Annualized NOI" means the projected annualized net operating income of a property determined as of the applicable Calculation Date on an accrual basis by calculating the excess of:

                   (a) for executed leases for occupied space in effect as of the end of the calendar month (the "Measurement Month") ending on the Calculation Date that meet the Leasing Criteria (including any leases that expire during the following twelve months), the sum of each of the following accrued during the Measurement Month, times twelve (as if all such leases were in effect at the beginning of the month): all rents (including Abated Rent, but excluding other free or reduced rent that does not meet the criteria set forth on Schedule 1.1.1) at the rates in effect on the last day of the Measurement Month, charges, reimbursements, revenues, percentage rent, expense recoveries and common area maintenance, and all other amounts payable in each case pursuant to such leases, assuming a vacancy rate for GLA leased to Non-Credit Tenants equal to the greater of the actual vacancy rate of all such space or 7.5%, over

                   (b) the following accrued during the Measurement Month,
                       times twelve: the operating expenses for such property (such as ad valorem Taxes, insurance, and maintenance and repair costs), assuming a management fee equal to $1,000 per month for each tenant which is Kroger or King Soopers and equal to 4% of monthly base rentals for all other tenants, but excluding (A) capital replacements and improvements (including tenant improvements), (B) leasing commissions, (C) depreciation, and (D) debt service; and

                   (c) subtracting a structural reserve of $0.15 per square
                       foot of GLA except as set forth on Schedule 1.1.8.

             1.1.9 "Articles of Incorporation" means the Amended and Restated Articles of Incorporation of Regency, as filed with the Florida Department of State, as further amended or restated from time to time.

             1.1.10 "Assets" means (i) the Properties, (ii) the Acquisition Contracts (and any assets acquired by the Property Entities or the Joint Ventures thereunder prior to the First Closing), (iii) the Development Contracts, (iv) the interests of any Midland Affiliate in the Kroger Joint Ventures and the Dillon Joint Ventures and (v) the Other Assets, but excludes the Excluded Assets.

             1.1.11    "Assumed Liabilities" means the matters set forth on
   Schedule 1.1.11.

             1.1.12    "Assumed Obligations" means the matters set forth on
   Schedule 1.1.12.

             1.1.13 "Business Day" means any day of the year other than Saturday, Sunday or any other day on which banks located in New York, New York generally are closed for business.

             1.1.14 "Calculation Date" means any one of the First Calculation Date, the Second Calculation Date or the Third Calculation Date.

             1.1.15 "Capital Expenditure Budget and Schedule" means, collectively, the capital expenditure budget and schedule for each Property, copies of which are attached as Schedule 1.1.15 (as it may be amended pursuant to Section 5.10), which describes the capital expenditures that the respective Property Entities have budgeted for each Property for the year ending December 31, 1998.

             1.1.16 "Capitalized Annualized NOI" means the quotient of (a) Annualized NOI divided by (b) 9.95% (9.25% in the case of the Property known as Garner).

             1.1.17 "Claim" means all actions, causes of action, suits, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, trespasses, damages, judgments, executions, penalties, fines, claims, liabilities and demands whatsoever, in law or equity.

             1.1.18 "Closing" means generally the execution and delivery of those documents, securities and/or funds necessary to effect the transactions contemplated by this Agreement.

             1.1.19 "Closing Date" means, (i) with respect to the First Closing, five Business Days after the date on which the conditions set forth herein with respect thereto shall be satisfied or duly waived, or if the Midland Representatives and Regency mutually agree on a different date, the date upon which they have mutually agreed, and (ii) with respect to any Subsequent Closing, the date specified therefor in Section 2.5 or
   Section 2.6 or elsewhere in this Agreement.

             1.1.20 "Code" means the Internal Revenue Code of 1986, as amended, and any successor legislation thereto, including all of the rules and regulations promulgated thereunder.

             1.1.21 "Common Stock" means the voting Common Stock, $0.01 par value, of Regency.

             1.1.22    "Collateral" means the collateral pledged pursuant to
   Section 13.7.2.

             1.1.23 "Contracts" means the Acquisition Contracts, the Development Contracts, the Management Contracts, the Repair Contracts, the Service Contracts, the TI Contracts and any other contract, direct property management agreement, asset management agreement, development agreement, partnership agreement, lease commitment, purchase order, or other legally binding indenture, mortgage, note, license, deed of trust, commitment, understanding, restriction or other agreement or instrument, other than the Leases, to which any Property Entity is a party or by which any of its assets are bound.

             1.1.24    "Contribution Value" has the meaning set forth in
   Section 2.1.

             1.1.25 "Contributors" means the Property Entities, each Midland Affiliate that owns an interest in a Joint Venture and each Joint Venture that transfers, directly or indirectly, a Property, Development Property or Acquisition Contract to a Transferee at the First Closing.

             1.1.26 "Development Budget and Schedule" has the meaning set forth in Section 6.5.22.

             1.1.27    "Development Contracts" means all contracts listed on
   Schedule 1.1.27 for the development or redevelopment of the Development Properties or the Acquisition Properties.

             1.1.28 "Development Cost" means the costs and expenses incurred in acquiring, constructing and developing or redeveloping a property, including any Contribution Value assigned to the property or amounts reimbursed to a Property Entity at the First Closing for such costs, all out-of-pocket hard and soft costs, any development fee paid or credited to a Regency Entity, and all allocable personnel and overhead costs (but not to exceed $1.50 per square foot for space leased by Kroger and $4.00 per square foot for other leased space in combination with any development fees and leasing commissions) capitalized as part of the acquisition, construction or development cost thereof, less the Net Proceeds from the sale of outparcels and expansion land that originally were part of or adjacent to the property and included as part of its acquisition cost. Development Cost for Phase 2 of Creekside shall be reduced by the fair market value of the expansion land and outparcels for Phase 3 of Creekside as of the applicable Earn-Out Calculation Date.

             1.1.29    "Development Earn-Out" has the meaning set forth in
   Section 2.5.3.2.

             1.1.30 "Development Properties" means the Properties listed on Schedule 1.1.30 each of which consists of Real Property which is in the process of being developed or redeveloped; provided, however, upon the acquisition of any Acquisition Property by any Property Entity prior to the First Closing which is to be developed, renovated or redeveloped, as further described on Schedule 1.1.30, such Acquisition Property also shall be deemed a Development Property.

             1.1.31 "Dillon" means Dillon Real Estate Co., Inc., a Kansas corporation.

             1.1.32 "Earn-Out Closing Date" means any one of the First Earn-Out Closing Date, Second Earn-Out Closing Date or Third Earn-Out Closing Date (collectively, the "Earn-Out Closing Dates").

             1.1.33 "Eligibility Criteria" means each of the following, determined as of the date of the First Closing, except as otherwise provided below:

                   (a) the property is the site of a development which has
                       been approved by the Kroger/Dillon capital committee (or such other group or individuals authorized to provide a similar function with respect to the determination of store locations for Kroger or Dillon) or, if the property is not the site of a Kroger or King Soopers Joint Venture development, then the property must be subject to a fully executed anchor lease consistent with a first class neighborhood shopping center;

                   (b) in the case of an Acquisition Property, the property
                       must be subject to a binding purchase contract; and

                   (c) zoning and all land use approvals, construction
                       permits and any other consents or approvals of any Government Entity required under any Law relating to the property and the development plans related thereto have been obtained as of the 120th day after the date of the First Closing;

   provided, however, that in the case of the Frisco and Woodman & Rangewood Properties, the Eligibility Criteria means that the Property is owned as of the First Closing Date by joint venture between Affiliates of Midland Development and Affiliates of Kroger, notwithstanding anything to the contrary provided above.

             1.1.34 "Eligible Property" means any Development Property or Acquisition Property described in Schedule 1.1.34 (or on any amendment to Schedule 1.1.34 which may be delivered at the First Closing or promptly after the 120th day after the First Closing) which satisfies the Eligibility Criteria (collectively, the "Eligible Properties"). Schedule
   1.1.34 also lists those Properties that the parties presently expect will qualify as Eligible Properties; however, a Property must satisfy the Eligibility Criteria in order to actually qualify as an Eligible Property.

             1.1.35 "Endorsements" means endorsements to the Title Insurance, to the extent available under applicable law, including, without limitation, Comprehensive, Access, Survey, Separate Lot, Legal Lot, Non-Imputation, Fairways, Contiguity, Zoning 3.1, and any other endorsement owned by a Property Entity or typically obtained by customary practice in the area of the respective Property for transactions of the type contemplated by this Agreement.

             1.1.36 "ERISA" mean the Employee Retirement Income Security Act of 1974, as amended, and any successor legislation thereto.

             1.1.37 "Estimated Closing Balance Sheet" has the meaning set forth in Section 11.5.1(a).

             1.1.38 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

             1.1.39    "Excluded Assets" means the assets listed on Schedule
   1.1.39.

             1.1.40 "Existing Mortgage Debt" means collectively the loans of each Property Entity described on Schedule 1.1.40 and the loans obtained with Regency's consent or in compliance with Section 5.2 in connection with the purchase and/or development of the Acquisition Properties or the development of the Development Properties.

             1.1.41 "Final Closing Balance Sheet" has the meaning set forth in Section 11.5.1(b).

             1.1.42 "First Calculation Date" means the month end immediately following the first anniversary date of the First Closing Date.

             1.1.43 "First Closing" means the Closing at which, among other things, the Assets will be contributed to the Partnership.

             1.1.44 "First Closing Date" means the date on which the First Closing is effective.

             1.1.45 "First Earn-Out Closing Date" means the first Business Day thirty (30) days after the First Calculation Date.

             1.1.46 "First Midland NOI Cap" means $1,600,000 if, during the twelve calendar months immediately preceding the First Calculation Date, any Regency Entity commences development or redevelopment of and/or acquires shopping center developments in the Territory which are approved by Regency's investment committee and have budgeted Development Costs (as of the First Calculation Date) and/or purchase price (including the principal amount of any mortgage debt assumed) in the aggregate equal to or greater than $10,000,000. If such Development Costs and/or purchase price in the aggregate are less than $10,000,000, then the First Midland NOI Cap shall be an amount equal to (i) $1,600,000, multiplied by (ii) the quotient of such aggregate Development Costs and/or purchase price divided by $10,000,000.

             1.1.47 "First Midland NOI Threshold" has the meaning set forth in Schedule 1.1.47.

             1.1.48 "Franklin Earn-Out Deficiency" has the meaning set forth in Section 2.5.3(a).

             1.1.49    "GAAP" means generally accepted accounting principles.

             1.1.50    "GLA" means gross leasable area.

             1.1.51 "Government Entity" means any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other governmental body, whether federal, state, municipal, foreign or other.

             1.1.52 "Gross Asset Value" with respect to an Asset means the sum of its aggregate Contribution Value as of the applicable calculation date plus the aggregate principal amount of debt encumbering such Asset as of such date.

             1.1.53 "Hold Period" means the period necessary in order for the sale of a Property or Option Property eligible for capital gains treatment for Federal income tax purposes to be eligible for treatment at the long-term rate of 20%.

             1.1.54    "In-Place Earn-Out" has the meaning set forth in
   Section 2.5.2.

             1.1.55 "In-Process Earn-Out Value" has the meaning set forth in Section 2.5.1(a).

             1.1.56 "Intangible Property" means all intangible property now or on the First Closing Date owned by any Property Entity or Joint Venture and used in connection with the Real Property, the Personal Property, Midland Headquarters or the Third Party Management Business, including, without limitation, all of their right, title and interest in and to all: licenses, approvals, applications and permits issued or approved by any Government Entity and relating to the use, operation, ownership, occupancy and/or maintenance of the Real Property, the Personal Property, Midland Headquarters or the Third Party Management Business; the various Contracts to be assigned to the Transferees hereunder, including, without limitation, Management Contracts, Work Contracts and Service Contracts; utility arrangements; claims against third parties; plans; drawings; specifications; surveys; maps; engineering reports and other technical descriptions; books and records; insurance proceeds and condemnation awards; and all other intangible rights used in connection with or relating to the Real Property, the Personal Property, Midland Headquarters or the Third Party Management Business, including rights, if any, to current and past names of the Real Property.

             1.1.57    "IRS" means the Internal Revenue Service.

             1.1.58 "Joint Venture" means a Kroger Joint Venture or a King Soopers Joint Venture (collectively, the "Joint Ventures").

             1.1.59 "King Soopers" means a King Soopers Supermarket owned by Dillon or any of its Affiliates.

             1.1.60 "King Soopers Joint Venture" means each of the entities set forth on Schedule 1.1.60, which owns the Development Property or the Acquisition Contracts set forth opposite the name of such King Soopers Joint Venture on Schedule 1.1.60 and the joint ventures to be formed to assume the Acquisition Contracts held by Midland Acquisitions, Inc., as described on Schedule 1.1.60 (collectively, the "King Soopers Joint Ventures").

             1.1.61 "Kroger" means a Kroger supermarket owned by The Kroger Co. or any of its Affiliates.

             1.1.62 "Kroger Joint Venture" means (i) each of the entities set forth on Schedule 1.1.62, which own the Development Property set forth opposite the name of such Kroger Joint Venture on Schedule 1.1.62, (ii) the entity shown on Schedule 1.1.62 that owns the Evans Crossing Outparcel (as defined in Section 2.5.5) and (iii) the joint ventures to be formed to assume the Acquisition Contracts held by Midland Acquisitions, Inc., as described on Schedule 1.1.62 (collectively, the "Kroger Joint Ventures").

             1.1.63 "Law" means any statute, law, ordinance, rule, regulation or judicial decision of any Government Entity.

             1.1.64 "Leases" means, as to each Property, all ground leases and all leases within the Improvements (whether oral or written), including leases which may be made by a Property Entity or Joint Venture after the date hereof and before the First Closing as permitted by this Agreement.

             1.1.65    "Leasing Criteria" means the criteria listed on
   Schedule 1.1.65.

             1.1.66 "Liability" means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

             1.1.67 "Lien" means a lien (statutory or otherwise), security interest, deed of trust, deed to secure debt, claim, charge, pledge, license, equity, option, conditional sales contract, easement, assessment, levy, covenant, condition, right of way, reservation, restriction, exception, limitation, charge or encumbrance of any nature whatsoever.

             1.1.68 "Litigation" means any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or investigative, by or before any Government Entity.

             1.1.69 "Loss and Expenses" means any and all damages, Claims, losses, expenses, costs, interest, obligations, and Liabilities, including, without limitation, all reasonable attorneys' fees and expenses in collecting a Claim, enforcing a right to indemnification hereunder and enforcing rights in Collateral (as defined in Section 13.7.2(a)).

             1.1.70 "Management Contracts" means all property management agreements, asset management agreements and leasing agreements listed on
   Schedule 1.1.70 pursuant to which Midland Development currently provides leasing and/or management services with respect to a real property owned by one or more third parties.

             1.1.71 "Material Adverse Effect" means (i) with respect to any Property Entity or Joint Venture, a material adverse effect on the Assets or the financial condition, results of operations, business or prospects of such entity taken as a whole, (ii) with respect to a Property or Option Property, a material adverse effect on the financial condition, results of operations, business or prospects of such Property or Option Property, and (iii) with respect to Regency, a material adverse effect on Regency's assets or the financial condition, results of operations, business or prospects of Regency taken as a whole (including its subsidiaries).

             1.1.72 "Midland Affiliates" means the managing general partner or managing member of each Property Entity or, in the case of Kroger Joint Ventures or King Soopers Joint Ventures, the administrative member of such Joint Venture, as described on Schedule 1.1.72.

             1.1.73 "Midland Development" means Midland Development Group, Inc., a Missouri corporation.

             1.1.74 "Midland Development Value Adjustment" means either a Positive Midland Development Value Adjustment or a Negative Midland Development Value Adjustment.

             1.1.75 "Midland Financial Statements" means (i) the unaudited balance sheets of each Property Entity and Joint Venture (to the extent then in existence) as of December 31, 1995 and 1996, and the related statements of income and cash flows for the years ended December 31, 1994, 1995 and 1996 (including the notes and schedules contained therein or annexed thereto), and (ii) the unaudited statements of income and cash flows of each Property Entity and Joint Venture as of the ten months ended October 31, 1997 (including the notes and schedules contained therein or annexed thereto), all as previously delivered to Regency.

             1.1.76    "Midland Group Earn-Out" has the meaning set forth in
   Section 2.5.3.

             1.1.77 "Midland Headquarters" means the principal offices occupied by Midland Development, Westpark I, Suite 200, 12655 Olive Boulevard, St. Louis, Missouri 63141.

             1.1.78 "Midland NOI" means the sum of (i) the Annualized NOI of the Properties contributed to the Partnership by the Property Entities, excluding the Western Properties, as of the applicable Calculation Date, and (ii) the Annualized NOI as of the applicable Calculation Date of shopping centers (including but not limited to the Acquisition Properties) developed, redeveloped or acquired by any Regency Entity, with the approval of Regency's investment committee, in the Territory and following the First Closing; provided, however, that, in either case, (x) if any such properties are held on the applicable Calculation Date by an entity (other than the Partnership) in which Regency and its Affiliates do not own collectively 100% of the interests, the Annualized NOI attributable to such property shall be included in the calculation of Midland NOI only to the extent of such interests in such entity, and (y) there shall be excluded the Annualized NOI from any development property until it has attained the Minimum Leasing Criteria.

             1.1.79    "Midland Principals" means Lee S. Wielansky, Stephen
   M. Notestine, Joseph H. Apter, Rodney K. Jones and Ned M. Brickman.

             1.1.80    "Midland Representatives" has the meaning set forth in
   Section 13.11.

             1.1.81 "Midland Western Partnership" has the meaning set forth in Section 3.1.

             1.1.82 "Minimum Leasing Criteria" has the meaning set forth in the OTR/Midland Transfer and Contribution Agreement.

             1.1.83 "Negative Midland Development Value Adjustment" has the meaning set forth in Section 11.5.2.

             1.1.84 "Net Proceeds" means the net proceeds from the sale of a property (including the aggregate principal balance of any debt to which the property is subject when it is transferred), after the payment of all closing and other transaction costs relating to the disposition thereof (but before repaying any indebtedness encumbering the property), including brokerage commissions, title insurance costs, environmental reports, loan assumption fees, loan prepayment penalties, transfer taxes and deed stamps.

             1.1.85 "NewSub" means any new subsidiary (including R&M Western Partnership or any other partnership) organized by or on behalf of the Partnership to become a substitute member or partner of any Joint Venture at the First Closing in place of the existing Midland Affiliate that is a member or partner thereof.

             1.1.86 "Non-Credit Tenant" means any tenant other than a tenant (i) whose senior unsecured debt is rated "BBB-" or better by Standard & Poors Corporation and "Baa(3)" or better by Moody's Investor Service (where a Moody's rating is available) or (ii) in respect of tenants where Standard & Poors and Moody's ratings are not available, tenants having a National Association of Insurance Commissioners designation of "NAIC-2" or better.

             1.1.87 "Option Property" means each real property described or referred on Schedule 4.1, together with all rights privileges, hereditaments and interests appurtenant thereto including, without limitation, any water and mineral rights, development rights, air rights, easements, and any and all rights of the optionor in and to any streets, alleys, passages and other rights of way; and all buildings, structures and other improvements located on or affixed to such real property and all replacements and additions thereto (collectively, the "Option Properties"). Any outparcel sold prior to the First Closing pursuant to
   Section 5.2 (Preservation of Business) or Section 5.7 (Exclusivity) shall be excluded from the definition of an Option Property.

             1.1.88 "Order" means any order, writ, injunction, judgment, plan or decree of any Government Entity.

             1.1.89    "OSTRS" means the State Teachers Retirement System of
   Ohio.

             1.1.90 "OSTRS Committed Eastern Properties" means the Properties and Development Properties listed on Schedule 1.1.90, which have been transferred to OTR/Midland Ltd. or are subject to the OTR/Midland Transfer and Contribution Agreement.

             1.1.91 "OSTRS Committed Western Properties" means the Properties and Development Properties listed on Schedule 1.1.91, which are subject to the OTR/Midland Transfer and Contribution Agreement.

             1.1.92 "OSTRS Eastern Option Properties" means the Properties and Development Properties listed on Schedule 1.1.92, which are subject to OSTRS Option Rights, and those additional properties that are not located west of the state of Missouri which subsequently become subject to OSTRS Option Rights.

             1.1.93 "OSTRS Option Properties" means all properties currently identified and to be identified in the future which are subject to OSTRS Option Rights.

             1.1.94 "OSTRS Option Rights" means the rights of OTR/Midland Ltd. pursuant to the Option and Right of First Offer Agreement dated May 14, 1997 to acquire, on the terms and conditions set forth in the OTR/Midland Transfer and Contribution Agreement, certain properties acquired or developed prior to May 14, 1999 by Affiliates of Topvalco and Midland Development, including the OSTRS Eastern Option Properties and, through the OTR/Midland Texas Limited Partnership, the OSTRS Western Option Properties located in Texas.

             1.1.95 "OSTRS Western Option Properties" means the Properties and Acquisition Properties listed on Schedule 1.1.95, which are subject to OSTRS Option Rights, and those additional properties located west of the state of Missouri which subsequently become subject to OSTRS Option Rights.

             1.1.96 "Other Assets" means the Third Party Management Assets currently operated by Midland Development, all utility deposits (to the extent transferable), all tenant deposits under the Leases, and all other assets of any Property Entity or Joint Venture (whether owned or leased), including, without limitation, ground leases, under which a Property

   Entity or Joint Venture is lessee, and all deposits under the Contracts which relate to the Acquisition Properties, but excluding the Excluded Assets.

             1.1.97 "OTR" means OTR, an Ohio general partnership acting as nominee for OSTRS.

             1.1.98 "OTR Joint Ventures" means the limited partnerships referred to in Section 3.2.

             1.1.99 "OTR/Midland Ltd." means OTR/Midland Realty Holdings, Ltd., a Property Entity that has the right to acquire the OSTRS Committed Eastern Properties, the OSTRS Eastern Option Properties and other OSTRS Option Properties located in states other than Texas.

             1.1.100 "OTR/Midland Texas Limited Partnership" means OTR/Midland Realty Holdings, L.P., an Ohio limited partnership which has the right to acquire the OSTRS Western Option Properties located in Texas and other OSTRS Option Properties located in Texas.

             1.1.101 "OTR/Midland Transfer and Contribution Agreement" means the Transfer and Contribution Agreement dated as of May 14, 1997 to which Topvalco and OTR, among others, are parties.

             1.1.102 "OTR Redemption Agreement" means the Redemption Agreement applicable to OSTRS in substantially the form attached hereto as
   Exhibit 1.1.102.

             1.1.103 "Partnership" means Regency Retail Partnership, L.P. (to be renamed Regency Centers, L.P. prior to the First Closing), a limited partnership formed under Delaware law.

             1.1.104 "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Partnership in substantially the form attached as Exhibit 1.1.104.

             1.1.105  "Permitted Exceptions" means:

                   (a) Liens for Taxes or other assessments or charges of Government Entities (other than Liens imposed under ERISA or any environmental Law or in connection with any environmental Claim) that are not yet delinquent;

                   (b) as disclosed on the Rent Roll, rights of tenants, as tenants only, under the Leases;

                   (c) those existing title matters affecting the Properties, Option Properties and the Acquisition Properties (i) disclosed in the Title Insurance Commitments and not timely specified in Regency's written objection to the applicable Property Entity or Joint Venture pursuant to
   Section 5.16 (Title Insurance; Survey) or (ii) otherwise described on
   Schedule 1.1.105(c);

                   (d) those matters shown on the existing surveys of the Properties and Option Properties (but not the surveys of the Acquisition Properties) and any changes since the date of such existing surveys reflected on the updated Survey which in either case are not objected to by Regency in accordance with Section 5.16 or for which Regency elects to close notwithstanding such matters in accordance with Section 5.16;

                   (e) easements, rights-of-way, covenants and restrictions which are customary and typical for properties similar to the Properties or Option Properties and which do not (i) interfere with the ordinary conduct of any Property or Option Property or the business of any Property Entity or Joint Venture as a whole or (ii) detract from the value or usefulness of the Properties or Option Properties to which they apply;

                   (f) liens, mortgages, deeds of trust and other encumbrances securing the Existing Mortgage Debt; and

                   (g) any other matters not objected to by Regency in accordance with Section 5.16 or for which Regency elects to close notwithstanding such matters in accordance with Section 5.16.

             1.1.106 "Person" means an individual or a corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, association, other form of business or legal entity or Government Entity.

             1.1.107 "Personal Property" means all tangible property owned or leased by any Property Entity or Joint Venture now or on the First Closing Date and used in conjunction with the operation, maintenance, ownership and/or occupancy or development of the Real Property, Midland Headquarters or the Third Party Management Business, including without limitation: furniture; furnishings; art work; sculptures; paintings; office equipment and supplies; landscaping; plants; lawn equipment; and whether stored on or off the Real Property, tools and supplies, maintenance equipment, materials and supplies, shelving and partitions, and any construction and finish materials and supplies not incorporated into the Improvements and held for repairs and replacements thereto or development thereof, wherever located.

             1.1.108 "Positive Midland Development Value Adjustment" has the meaning set forth in Section 11.5.2.

             1.1.109  "Property" means, for each property described on
   Schedule 1.1.115, and any Acquisition Property acquired by a Property Entity or a Joint Venture pursuant to Section 5.4 hereof prior to the First Closing, the Real Property, Leases, Personal Property and Intangible Property related to it, and the "Properties" means all of the Properties.

             1.1.110 "Property Entity" means Midland Development and each entity as set forth on Schedule 1.1.110, which own the Real Property or Acquisition Contracts set forth opposite the name of such entity on
   Schedule 1.1.110 (collectively, the "Property Entities").

             1.1.111 "Property Owners" means the Property Entities (except that Midland Development shall be excluded for purposes of Section 6.5) and the Joint Ventures.

             1.1.112  "Proration Items" has the meaning assigned thereto in
   Section 2.1.

             1.1.113 "Qualified Development" means development or redevelopment of a property that is not included in the calculation of the In-Process Earn-Out (as defined in Section 2.5.1) and for which construction has commenced by any Regency Entity, or by a joint venture between a Regency Entity and any Affiliate of Dillon or Topvalco, in the twelve calendar months immediately preceding the applicable Calculation Date for a shopping center which has been approved by Regency's investment committee.

             1.1.114 "REIT" means a real estate investment trust within the meaning of Section 856 of the Code.

             1.1.115 "Real Property" means, as to each Property, the real property described or referred to on Schedule 1.1.115, together with all rights, privileges, hereditaments and interests appurtenant thereto including, without limitation: any water and mineral rights, development rights, air rights, easements, and any and all rights of any Property Entity or Joint Venture in and to any streets, alleys, passages and other rights of way; and all buildings, structures and other improvements located on or affixed to such real property and all replacements and additions thereto (collectively, the "Improvements").

             1.1.116  "Recent Balance Sheet Date" means October 31, 1997.

             1.1.117 "Record Date Adjustment Amount" means, with respect to the Units or Additional Units issuable to a Contributor (but for the Record Date Adjustment Amount), the quotient arrived at by (i) dividing the Unit Value (or the then Value in the case of Additional Units that this Agreement requires to be issued based on the then Value) into (ii) the total number of such Units or Additional Units multiplied times an amount equal to that portion of the per Share quarterly dividend on the Common Stock (assuming a quarterly dividend per Share equal to the most recent quarterly dividend declared by Regency at the time of the Closing) which is attributable (assuming that quarterly dividends are prorated evenly by day) to the period prior to the Closing but will be paid after the Closing (the amount in this clause (ii) is referred to as the "Windfall Distribution Amount"). In the event that Units or Additional Units are issued on a record date for the payment by Regency of a cash dividend on the Common Stock, the Windfall Distribution Amount shall be based on the entire per Share quarterly dividend payable with respect to such record date. The Record Date Adjustment Amount shall be zero in the event that Units or Additional Units are issued on a date that is the first day following a record date for the payment by Regency of a cash dividend on the Common Stock.

             1.1.118 "Redemption Agreement" means the Redemption Agreement in substantially the form attached as Exhibit 1.1.118.

             1.1.119 "Redemption Rights" means the right to redeem Units for Shares pursuant to the Redemption Agreement.

             1.1.120 "Regency Entity" means any one of the Partnership, Regency, R&M Western Partnership or any of their Affiliates but excludes
   (i) Security Capital or any of its Affiliates other than Regency or any of its subsidiaries and (ii) Midland Western Partnership.

             1.1.121 "Regency Exchange Act Reports" means the following documents filed by Regency with the SEC since December 31, 1996 and prior to the First Closing: (i) Regency's Form 10-K annual report, (ii) all quarterly reports on Form 10-Q and periodic reports on Form 8-K, (iii) all definitive proxy statements, (iv) all other reports required to be filed by Regency under the Securities Exchange Act of 1934, and (v) all amendments or supplements to any of the foregoing.

             1.1.122 "R&M Western Partnership" means a limited partnership formed under Delaware law pursuant to Section 3.1.

             1.1.123 "Registration Rights Agreement" means the Registration Rights Agreement in substantially the form attached as Exhibit 1.1.123.

             1.1.124 "Rent Roll" means collectively the rent roll and summaries of Leases (including all amendments to Leases) attached as
   Schedule 1.1.124, identifying with particularity the space leased by each tenant, the term (including extensions and termination rights), square footage and applicable rent, common area maintenance, Tax and other reimbursements, security deposits, exclusivity or expansion rights, and options to purchase or rights of first refusal.

             1.1.125  "Repair Contracts" means all contracts listed on
   Schedule 1.1.125 for repairs, restoration, renovations or improvements (other than tenant improvements) being performed on the Properties but does not include any such contracts that are terminable without penalty on thirty (30) days or less notice or requiring less than $10,000 in aggregate payments under the remaining term of the contract.

             1.1.126 "Return on Regency Equity" means the amount by which a 10% per annum return on equity invested directly or indirectly (e.g., through R&M Western Partnership) by Regency in a property, while so invested, would exceed actual cash distributions allocable to Regency from the property. Such equity shall include equity attributable to any Contribution Value of a property except that such equity shall be deemed to be zero while a property is held by a joint venture with Dillon or Topvalco and thereafter shall be deemed not to exceed 70% of the Development Cost of the Property even if actual equity of Regency in the Property exceeds such amount. For purposes of computing the Return on Regency Equity, cash distributions to Regency that exceed a 10% per annum return on such equity shall be deemed to reduce Regency's equity.

             1.1.127  "SEC" means the Securities and Exchange Commission.

             1.1.128 "Second Calculation Date" means the month end immediately following the second anniversary date of the First Closing Date.

             1.1.129 "Second Earn-Out Closing Date" means the first Business Day thirty (30) days after the Second Calculation Date.

             1.1.130 "Second Midland NOI Cap" means $3,200,000 if, from the First Closing Date to the Second Calculation Date, any Regency Entity commences development or redevelopment of and/or acquires shopping center developments in the Territory which are approved by Regency's investment committee and have budgeted Development Costs and/or purchase price (including the principal amount of any mortgage debt assumed) in the aggregate equal to or greater than $20,000,000. If such Development Costs and/or purchase price in the aggregate are less than $20,000,000, then the Second Midland NOI Cap shall be an amount equal to (i) $3,200,000, multiplied by (ii) the quotient of such aggregate Development Costs and/or purchase price divided by $20,000,000. In the event that the Second Midland NOI Cap was less than $3,200,000 on the Second Calculation Date, the Second Midland NOI Cap for purposes of the Third Calculation Date shall be equal to (i) $3,200,000 multiplied by (ii) the lesser of (x) one
   (1) or (y) the quotient of such aggregate Development Costs and/or purchase price from the First Closing Date to the Third Closing Date divided by $20,000,000.

             1.1.131 "Second Midland NOI Threshold" has the meaning set forth in Schedule 1.1.131.

             1.1.132 "Securities Act" means the Securities Act of 1933, as amended.

             1.1.133 "Security Capital" means, collectively, Security Capital Holdings, S.A., a Luxembourg corporation, and Security Capital U.S. Realty, a Luxembourg corporation.

             1.1.134 "Service Contracts" means, as to each Property, all management, service, maintenance, utility, supply, equipment rental, and other contracts listed on Schedule 1.1.134 related to the operation of each Real Property or the related Personal Property, but does not include any such contracts which are terminable without penalty on thirty (30) days or less notice or requiring less than $10,000 in aggregate payments over the remaining term of the contract.

             1.1.135  "Shares" means shares of Common Stock.

             1.1.136 "Subsequent Closing" means any Closing after the First Closing.

             1.1.137 "Survey" means, collectively, a map of a stake survey of each Property which shall comply with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and ACSM in 1992, and includes items 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11 of Table "A" thereof, which meets the accuracy standards (as adopted by ALTA and ACSM and in effect on the date of the Survey) of an urban survey, which is dated not earlier than 90 days prior to the First Closing, and which is certified to the Partnership and any other applicable Transferee, the Property Entity or Joint Venture owning such Property, Regency, lenders under the Existing Mortgage Debt and the Title Company providing the Title Insurance, and dated as of the date the Survey was made. Notwithstanding the foregoing, the Survey shall, at a minimum, show the following:

                   (a) the metes and bounds legal description of the Property;

                   (b) a certificate by the surveyor certifying to the Partnership, Regency, the Property Entity or Joint Venture owning such Property, lenders under the Existing Mortgage Debt and the Title Company, in such form as may be reasonably acceptable to the Partnership, dated as of a date not earlier than the date of execution of this Agreement (and subsequently updated to within 90 days of the First Closing, if necessary);

                   (c) all physical matters on the ground, which may adversely affect the Property or title thereof and the number of parking spaces located on the Property;

                   (d) whether the Property is located in a "Special Flood Hazard Area" as determined by review of a stated, identified, Flood Hazard Boundary Map or Flood Hazard Rate Map published by the Federal Insurance Administration of the United States Department of Housing and Urban Development;

                   (e) all easements of record affecting the Property with proper notation of the book and page of each easement as recorded in the public records;

                   (f) the lines of the public streets abutting the Property and the widths and center lines of all such streets;

                   (g) all encroachments and the extent thereof, if any, in feet and inches on the Property or any portion thereof; and

                   (h) the number of square feet (to the nearest 1/100 of a square foot) contained within the Property.

             1.1.138 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax" also includes any amounts payable pursuant to any tax sharing agreement to which any relevant entity is liable as a successor or pursuant to contract.

             1.1.139  "Tenant Estoppels" has the meaning set forth in Section
   5.13.

             1.1.140 "Territory" means the states of Colorado, Illinois, Indiana, Michigan, Missouri, North Carolina, Ohio, Tennessee, Texas, Virginia and Wyoming.

             1.1.141 "Third Calculation Date" means the month end immediately following the third anniversary of the First Closing Date.

             1.1.142 "Third Earn-Out Closing Date" means the first Business Day thirty (30) days after the Third Calculation Date.

             1.1.143 "Third Party Management Assets" means the furniture, fixtures and equipment of Midland Development (an itemized list of which shall be provided to Regency prior to the First Closing) and the other assets, including all cash, deposits (to the extent assignable), receivables and the Management Contracts, used by Midland Development in its business of (i) managing and/or leasing properties owned by third parties, (ii) developing properties for third parties, (iii) acting as real estate broker for third parties, and (iv) consulting and business services performed for third parties, including without limitation, tenant representation, asset management, construction management and other consulting services. Notwithstanding the foregoing, Third Party Management Assets shall not include rights relating to pending transactions which have been substantially agreed to and are in the process of being documented and which are set forth on Schedule 1.1.143 (or on any amendment to Schedule 1.1.143 which may be delivered at or prior to the First Closing).

             1.1.144 "Third Party Management Company" means Regency Realty Group, Inc., a Florida corporation, or, at the election of Regency, Regency Realty Group II, Inc., a Florida corporation.

             1.1.145 "TI Budget and Schedule" means, collectively, the tenant improvement budget and schedule for each Property or Acquisition Property, copies of which are attached as Schedule 1.1.145 (as it may be amended pursuant to Section 5.10), which describes the tenant improvements that each Property Entity or Joint Venture respectively budgeted therefor the periods shown therein.

             1.1.146  "TI Contracts" means all contracts listed on Schedule
   1.1.146 (as it may be amended pursuant to Section 5.10) for tenant improvements under the Leases.

             1.1.147  "Title Company" means Lawyers Title Insurance
   Corporation.

             1.1.148 "Title Defect" means any exception in the Title Insurance Commitment or any matter disclosed by the Survey, other than a Permitted Exception.

             1.1.149 "Title Insurance" means an ALTA Form B Owner's Policy of Title Insurance (Revised 10-17-70 and 10-17-84), with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted), for such amount as Regency reasonably determines, insuring the applicable Transferee as owner of good, marketable and indefeasible fee simple title to the Properties, subject only to the Permitted Exceptions, issued by the Title Company or another title insurer acceptable to Regency.

             1.1.150 "Title Insurance Commitment" means a binder whereby the Title Company agrees to issue the Title Insurance to the applicable Transferee.

             1.1.151 "Topvalco" means Topvalco, Inc., an Ohio corporation and a wholly owned subsidiary of The Kroger Co.

             1.1.152 "Transaction Documents" means the Partnership Agreement, the Redemption Agreement, the OTR Redemption Agreement, the Registration Rights Agreement and the various other agreements and documents executed and delivered in connection with the transactions contemplated hereby.

             1.1.153 "Transferee" means the Partnership, R&M Western Partnership, any OTR Joint Venture or any NewSub (collectively, "Transferees").

             1.1.154 "Unit Recipient" means each equity owner of a Contributor who receives Units at the First Closing, as set forth on the Allocation Chart (collectively, the "Unit Recipients").

             1.1.155  "Unit Value" means a value per Unit of $26.5813.

             1.1.156 "Units" means units of partnership interests in the Partnership to be held by the Unit Recipients as more fully described in the Partnership Agreement.

             1.1.157 "Value" has the meaning set forth in the Redemption Agreement. Whenever the value is being determining for Units pledged pursuant to Article 13, the Value of a Unit shall be determined by multiplying the Value of a Share by the Unit Adjustment Factor (as defined in the Redemption Agreement).

             1.1.158 "Western Properties" means the OSTRS Committed Western Properties, the OSTRS Western Option Properties, the Development Properties known as Cheyenne and Lloyd King, and any properties located in Colorado, Texas or Wyoming which become subject to this Agreement prior to the First Closing pursuant to Section 5.4.

             1.1.159 "Windfall Distribution Amount" has the meaning set forth in Section 1.1.117.

             1.1.160 "Work Contracts" means the TI Contracts, the Repair Contracts and the Development Contracts.


                     ARTICLE 2:  CONTRIBUTION TO PARTNERSHIP

        2.1 Contribution Values. The aggregate Contribution Value (after giving effect to the reserves for capital expenditures set forth on
   Schedule 2.1) of all the Assets (and the individual Contribution Value of each Property or other Asset) to be contributed hereunder by the Property Entities, and the aggregate and individual Gross Asset Value of each such Asset as of November 30, 1997, is as set forth on Schedule 2.1.

             (a) The Contribution Value of each Property being contributed at the First Closing shall be adjusted (i) based upon the Annualized NOI of such Property as of the end of the month immediately preceding the First Closing, calculated in the same manner and utilizing the same capitalization percentage rates as described on Schedule 2.1 for such Property and (ii) based upon the Existing Mortgage Debt for such Property as of the First Closing. Any closing prorations and adjustments credited to the Transferees (but excluding any cash reimbursements of items such as earnest money deposits) or charged against Property Entities pursuant to Sections 5.16 (Title Insurance; Survey), 5.18 (Damage), or 5.19 (Condemnation) or Article 11 (Prorations and Adjustments) (collectively, the "Proration Items") shall increase or reduce the Contribution Value of the applicable Property, and the amount of out-of-pocket acquisition and development costs funded after the date hereof and prior to the First Closing in accordance with Section 5.2 (Preservation of Business) (other than costs funded through the incurrence of debt or costs reimbursed in cash at the First Closing) shall increase the Contribution Value of the applicable Asset. In the event that a Closing of a Property is deferred until after the First Closing (a "Deferred Property") and the Deferred Property is expected to have a negative Contribution Value, an appropriate reserve shall be deducted from the Contribution Value of the other Assets contributed at the First Closing by the Contributor(s) who own the Deferred Properties so that, after taking such reserve into account, the Partnership will not reasonably be expected to have issued too many Units taking into consideration the Contribution Value of (i) the Assets contributed by such Contributors at the First Closing and (ii) all the Deferred Properties.

             (b) The Contribution Value of the Third Party Management Assets and the Other Assets being contributed by Midland Development
   (i) shall be increased as of the First Closing by the estimated amount by which Midland Development's Assets constituting current assets (cash, deposits and accounts receivable) exceed the sum of Midland Development's current liabilities and the outstanding balance under its line of credit (to the extent included in the Assumed Liabilities), or (ii) shall be decreased by the estimated amount by which such current liabilities and outstanding line of credit balance (to the extent included in the Assumed Liabilities) exceed such current assets, as applicable, in either case, on the First Closing Date, as reflected on the Estimated Closing Balance Sheet).

             (c) Any Additional Units issued to a Unit Recipient at a Subsequent Closing shall increase the Contribution Value of the applicable Assets to which the Additional Units relate by an amount equal to the Unit Value (or the then Value in the case of Additional Units that this Agreement requires to be issued based on the then Value) times the number of such Additional Units, less the Record Date Adjustment Amount attributable to such Units, and such increase in Contribution Value shall be allocated among such Assets as provided in the Partnership Agreement.

        2.2  Capitalization of the Partnership.

             (a) At the First Closing, (i) Regency shall contribute cash in return for an additional interest as general partner, in accordance with the Partnership Agreement, in the amount described in Section 10.2.2(h) hereof, which contribution shall be applied immediately following the First Closing to pay that portion of the Existing Mortgage Debt set forth on Schedule 2.2(a) and to pay the closing costs described in Section 15.5, and (ii) each Contributor shall contribute its Assets to the Partnership, subject to the Assumed Liabilities and Assumed Obligations, free and clear of all Liens, other than Permitted Exceptions, in exchange for Units representing its respective limited partner's interest. The number of Units to which a Contributor is entitled (i) shall be determined by dividing (x) the Contribution Value of the Assets as of the First Closing contributed by such Contributor by (y) the Unit Value, and subtracting the Record Date Adjustment Amount and (ii) shall be rounded to the nearest whole Unit. At Regency's election, OTR/Midland Ltd. shall contribute its Properties and other Assets to the Partnership by merging into the Partnership at the First Closing, with the Partnership being the surviving entity in the merger.

             (b) At the First Closing, each Contributor shall distribute to its respective Unit Recipients, in the respective percentages set forth on the Allocation Chart (which are included at the Contributor's instructions), the Units that such entity receives in exchange for its capital contributions to the Partnership, with fractional Units paid in cash by the Partnership based on the Unit Value. At the First Closing, in lieu of issuing Units to each Contributor and then reissuing them to such entity's Unit Recipients pursuant to the steps outlined above, at the direction of each respective Contributor, the Partnership shall issue such consideration directly to such Unit Recipients pro rata in accordance with their respective percentages shown on the Allocation Chart.

             (c) At the First Closing, prior to the exercise of any Redemption Right by the Unit Recipients, the Partnership shall sell the Third Party Management Assets, at a price equal to their Contribution Value, to Regency Realty Group, Inc., pursuant to a separate purchase and sale agreement.

             (d) Pursuant to the Redemption Agreement, in addition to the other redemption rights granted thereunder, each Unit Recipient shall be entitled to elect to immediately cause Regency to redeem all or any portion of the Units issued to such Unit Recipient for cash in an amount equal to the Unit Value, payable at the First Closing; provided, however, that in the event the closing price per Share on the New York Stock Exchange is less than $24 per Share on the Business Day immediately preceding the First Closing, then notwithstanding the failure to elect to immediately redeem Units for cash, each Unit Recipient may so elect at the First Closing, and the redemption price shall be payable following the First Closing, all as provided in the Redemption Agreement. Any Unit Recipient who does not elect to retain his Units or does not execute any election form or investment representation form submitted with the Disclosure Documents referred to in Section 5.6 shall be deemed to have elected to redeem all of the Units issued to such Unit Recipient for cash. Notwithstanding the foregoing, the Midland Principals may only immediately redeem their Units for cash to the extent that the Midland Principals collectively hold at least 67% of the aggregate consideration which they receive at the First Closing (other than the amounts placed in escrow pursuant to Section 2.2(e)) in the form of Units which are not so redeemed (the "Minimum Unit Requirement"). In the event that the elections of the Midland Principals to immediately redeem Units for cash at the First Closing do not in the aggregate satisfy the Minimum Unit Requirement, each Midland Principal will be deemed to elect to retain a pro rata number of Units based on the percentage allocations set forth on Schedule 2.2(c) sufficient in the aggregate to satisfy the Minimum Unit Requirement. OTR shall be entitled to certain additional redemption and other rights pursuant to the OTR Redemption Agreement.

             (e) Notwithstanding the above provisions of this Section 2.2, Units representing $400,000 of the Contribution Value with respect to the St. Ann Property and Units representing $400,000 of the Contribution Value (which shall be allocable only to the Midland Affiliate owning an interest in such Property (the "Hamilton Escrow Entity")) with respect to the Hamilton Meadows Property shall be redeemed by Regency for cash and the cash redemption price shall be placed in separate escrow accounts (each, an "Escrow") with Foley & Lardner pursuant to escrow agreements to be executed at the First Closing, providing for interest to be distributed annually (i) to the Property Entity that contributes the St. Ann Property and (ii) to the Hamilton Escrow Entity, respectively (collectively, the "Escrow Entities"). Upon the election of either Regency or the Midland Representatives, Regency shall use reasonable commercial efforts to dispose of such Properties and shall use reasonable commercial efforts to effect such dispositions as "like-kind" tax deferred exchanges pursuant to
   Section 1031 of the Code provided that such Properties are eligible for such treatment thereunder. With respect to each of the St. Ann Property and the Hamilton Meadows Property:

                   (i) In the event that the Net Proceeds from the sale of
                       such Property are greater than its Gross Asset Value as of the First Closing (determined after any Proration Items), Units with a value equal to 50% of the amount of such excess together with the funds held in the respective Escrow for such Property will be distributed to the applicable Escrow Entity.

                  (ii) In the event that the Net Proceeds from the sale
                       of such Property are less than its respective Gross Asset Value as of the First Closing (determined after any Proration Items), funds equal to 50% of the excess of such Gross Asset Value over the Net Proceeds will be distributed from the respective Escrow for such Property to the Partnership, and any funds thereafter remaining in such Escrow shall be distributed to the applicable Escrow Entity.

                 (iii) In no event shall an Escrow Entity be responsible
                       or liable for any deficiency in the Net Proceeds for its respective Property beyond the amount held in the respective Escrow for such Property. For purposes of this Section 2.2(e), there shall not be deducted from Net Proceeds any brokerage commissions payable to any Affiliate of Regency in connection with the sale of the Property.

                  (iv) The number of any new Units issuable under this
                       Section 2.2(e) shall be (x) based on the Unit Value and (y) reduced by the Record Date
                       Adjustment Amount.

             (f) Any Unit Recipient who does not elect to exercise a Redemption Right at the First Closing may affirmatively elect, on forms provided as part of the Disclosure Documents referred to in Section 5.6, to purchase Units from the Partnership, at a price per Unit equal to the Unit Value, to be issued simultaneously with the other Units issued to such Unit Recipient at the First Closing (the "Asset Units"), in an amount (the "Adjustment Units") equal to the Record Date Adjustment Amount applicable to the Asset Units. The purchase price for such Adjustment Units shall be equal to the Windfall Distribution Amount applicable to the Asset Units and shall be payable in cash to the Partnership on the tenth Business Day after the payment date for the first cash dividend paid by Regency on the Common Stock after the First Closing Date. The Partnership shall hold a first priority security interest in the Adjustment Units to secure the payment of the purchase price thereof. Certificates for the Adjustment Units, together with related stock powers or other powers of attorney otherwise reasonably acceptable to the Partnership, shall be held by the Partnership until the release of the security interest therein pursuant to this Section 2.2(f). Until such time as the full purchase price is paid, the Unit Recipient pledging the Adjustment Units shall (i) keep such Units free of all security interests, voting trust agreements, shareholder agreements, or other interests and encumbrances, except for the security interest granted herein, and (ii) not assign, deliver, sell, transfer, lease or otherwise dispose of (including dispositions by operation of law) any portion of the Adjustment Units or any interest therein without the prior written consent of the Partnership. The Partnership shall have the right to cancel the Adjustment Units in the event that the Partnership does not receive the full purchase price of such Units by the fifteenth Business Day after the due date thereof, and in addition, shall have all rights and remedies of a secured party under the Uniform Commercial Code. A Unit Recipient who purchases Adjustment Units hereunder shall also be deemed to have elected to purchase Adjustment Units on the same terms and conditions with respect to any Additional Units issued to such Unit Recipient at a Subsequent Closing except Units representing the Evans Crossing Land Earn-Out.

        2.3  OSTRS Consideration.  Notwithstanding the provisions of Section
   2.2 hereof, the consideration to be received by the equity owners of OTR/Midland Ltd. at the First Closing with respect to the OSTRS Committed Eastern Properties transferred by OTR/Midland Ltd. to the Partnership at the First Closing shall be governed by this Section 2.3. Upon the transfer of such Properties to the Partnership at the First Closing as provided hereunder, OTR/Midland Ltd. shall be entitled to receive, for distribution to its equity owners, in accordance with the respective percentages set forth on the Allocation Chart (which are included at OTR/Midland Ltd.'s instructions), the Units which OTR/Midland Ltd. would receive pursuant to Section 2.2, plus an additional amount of Units with a Unit Value equal to the OSTRS Capitalization Premium. As used herein, the "OSTRS Capitalization Premium" (which shall be allocated 100% to OSTRS) means 65% of the difference between (i) the Contribution Value of the Properties owned by OTR/Midland Ltd. determined in accordance with Section 2.1(a), but using the respective capitalization rates set forth on the Allocation Chart (which is a weighted average capitalization rate of 9.486%) and (ii) the Contribution Value of such Properties determined in accordance with Section 2.1(a).

        2.4  Assumptions.

             2.4.1 Assumption of Liabilities. At the First Closing, each Transferee shall assume the applicable Assumed Liabilities and Assumed Obligations (but in the case of Assumed Liabilities that are non-recourse, only to the extent of the carve-outs from the non-recourse provisions) that relate to the Assets transferred to it, and the applicable Property Entity shall assign such Assumed Liabilities and Assumed Obligations to the applicable Transferee. The amount of such Assumed Liabilities that encumber Option Properties, as further described on Schedule 2.4.1, shall be deducted from the Contribution Value as of the First Closing for the adjacent Property described on Schedule 2.4.1. Except for the Assumed Liabilities and Assumed Obligations, the Transferees shall not assume or become subject at any Closing to any Liabilities of any Property Entity or Midland Affiliate unless to the extent a Transferee expressly accepts the benefits of a Contract that a Contributor neglected to transfer to the Transferee, in which case such Transferee shall be deemed to have assumed the Contributor's obligations thereunder.

             2.4.2     Substitution of NewSubs in Joint Ventures.

                   (a) At the First Closing, each Midland Affiliate that is a member or a partner in a Joint Venture shall transfer and assign its interest in such Joint Venture to the Partnership (which may contribute all or a portion thereof in turn to one or more NewSubs), such Transferee(s) shall become the substitute members or partners of such Joint Venture and, at Regency's election, Third Party Management Company may be admitted as a one percent (1%) member or partner so long as the aggregate interests of the Regency Entities therein do not exceed fifty percent (50%).

                   (b) The ultimate Transferee of the Partnership shall have the right to direct that the Transaction Documents convey the interests in the Joint Ventures directly to such ultimate Transferee rather than to the Partnership and then to the ultimate Transferee.

                   (c) Each Joint Venture will be obligated to transfer its Development Property to either the Partnership, R&M Western Partnership or an OTR Joint Venture (pursuant to obligations under the OTR/Midland Transfer and Contribution Agreement and the OSTRS Option Rights transferred to the Partnership and then transferred, with certain exceptions, to such other Transferees), when such Property attains the Minimum Leasing Criteria. Notwithstanding the foregoing, at Regency's election, (i) the Joint Ventures that are developing the Properties known as Cheyenne and Lloyd King, and (ii) any Joint Ventures developing Properties in Colorado, Texas or Wyoming as to which OSTRS does not exercise OSTRS Option Rights, may retain their Properties in the event that Midland Western Partnership (as defined in Section 3.1) is admitted to such Joint Ventures.

        2.5 Subsequent Closings. As described in this Section 2.5, Additional Units may be issued at Subsequent Closings to Contributors that have contributed their Assets to the Partnership at the First Closing, provided that certain performance criteria are satisfied. The number of any Additional Units issuable to a Contributor pursuant to this Section
   2.5 shall be based on the Unit Value, shall be reduced by the Record Date Adjustment Amount and shall be rounded to the nearest whole Unit. At the direction of the Contributor, in lieu of issuing such Additional Units to the Contributor for distribution by the Contributor to its equity owners, the Partnership shall issue the Additional Units directly to such equity owners, in accordance with the Contributor's instructions, which are included as part of the Allocation Chart. Any fractional Unit resulting from such instructions shall be paid in cash, based on the Unit Value.

             2.5.1 In-Process Earn-Out. Contributors who contribute Eligible Properties shall have the right to receive Additional Units in the event that the performance criteria set forth below are satisfied (the "In-Process Earn-Out"). Such Additional Units issued on account of the In-Process Earn-Out shall be allocated to the Contributors who contributed the Eligible Properties and, in accordance with their instructions, shall be allocated among their Unit Recipients in the respective percentages set forth on the Allocation Chart.

                   (a) "In-Process Earn-Out Value" means as of the applicable Calculation Date, the excess of (x) the aggregate Capitalized Annualized NOI as of the Calculation Date for the Eligible Properties that have first attained the Minimum Leasing Criteria during the twelve months ending on such Calculation Date over (y) the sum of (A) the aggregate Development Costs for such Eligible Properties, plus (B) an amount equal to the Return on Regency Equity with respect to such Eligible Properties as of the applicable Calculation Date, plus (C) all rent concessions, including aggregate Abated Rent, for such Eligible Properties for the period after the applicable Calculation Date, plus (D) Regency's reasonable estimate of aggregate unrealized losses based on the value (computed using Capitalized Annualized NOI less Development Costs) of Eligible Properties deferred by the Midland Representatives pursuant to paragraph (c) below ("Loss Estimation"). If Topvalco or Dillon retains an interest in an Eligible Property on the Calculation Date, the In-Process Earn-Out Value shall be reduced to the extent of such interest. Notwithstanding the above, the In-Process Earn-Out Value with respect to the Garner Property shall be determined at anytime after the First Closing and prior to the First or Second Calculation Date, as may be designated by the Midland Representatives (referred to herein as the "Garner Calculation Date"). In the event that no such designation is made by the Midland Representatives, the In-Process Earn-Out for Garner will be determined on the applicable Calculation Date.

                   (b) If the In-Process Earn-Out Value is a positive number on the First Calculation Date (or on the Garner Calculation Date with respect to the Garner Property, if applicable), on the First Earn-Out Closing Date (or on the 30th day following the Garner Calculation Date, if applicable), Additional Units shall be issued in an aggregate amount equal to the quotient obtained by dividing (i) the In-Process Earn-Out Value as of the First Calculation Date (or in the In-Process Earn-Out Value of the Garner Property as of the Garner Calculation Date) by (ii) the Unit Value, and then subtracting the Record Date Adjustment Amount.

                   (c) Notwithstanding the foregoing, the Midland Representatives shall have the right to defer the calculation of the In-Process Earn-Out Value with respect to an Eligible Property ("Deferred Eligible Properties") until the Second Calculation Date. If Regency makes a Loss Estimation with respect to a Deferred Eligible Property on the First Calculation Date, and as of the Second Calculation Date (i) such Eligible Property has Capitalized Annualized NOI that does not result in an unrealized loss in value or (ii) the amount of such Capitalized Annualized NOI results in an unrealized loss in value which is less than the Loss Estimation, an amount equal to such Loss Estimation or the amount by which the Loss Estimation exceeded the actual unrealized loss in value (which amount in either case shall be a positive amount) shall be credited to the aggregate Capitalized Annualized NOI of the Deferred Eligible Properties on the Second Calculation Date. If the In-Process Earn-Out Value with respect to the Deferred Eligible Properties as of the Second Calculation Date is a positive number, on the Second Earn-Out Closing Date, Additional Units shall be issued in an aggregate amount equal to the quotient obtained by dividing (i) such In-Process Earn-Out Value as of the Second Calculation Date by (ii) the Unit Value, and then subtracting the Record Date Adjustment Amount. For purposes of computing the In-Process Earn-Out as of the Second Calculation Date, all base rent shall be computed using the initial base rent in effect as of the end of the calendar month immediately prior to the First Calculation Date or, with respect to leases which are not in effect on that date, as of the beginning of the lease term.

             2.5.2 In-Place Earn-Out. The Contributors who contribute the Properties known as Maxtown, Cherry Grove and Franklin Square shall respectively have the right to receive Additional Units as provided herein in the event that the performance criteria set forth below are satisfied (the "In-Place Earn-Out").

                   (a) "The In-Place Earn-Out Base" shall mean the extent, if any, to which (A) the Gross Asset Value of such Property calculated as of the First Calculation Date determined on the same basis as contained in
   Schedule 2.1 and based on the Annualized NOI calculated as of the First Calculation Date exceeds (B) 103% of the Gross Asset Value of such Property determined as of the First Closing (after any Proration Items) pursuant to Section 2.1.

                   (b) If the In-Place Earn-Out Base is a positive number with respect to the Property known as Maxtown, the "In-Place Earn-Out Value" shall be equal to that percentage of the In-Place Earn-Out Base with respect to such Property that equals the aggregate percentage of ownership held by Vincent Romanelli, David Hughes and their Affiliates in the Contributor of such Property, who shall be entitled to 100% of such In-Place Earn-Out Value, pro rata in accordance with their relative individual percentage interests in such Contributor.

                   (c) If the In-Place Earn-Out Base is a positive number with respect to the Property known as Cherry Grove, the "In-Place Earn-Out Value" shall be equal to that percentage of the In-Place Earn-Out Base with respect to such Property that equals the aggregate percentage of ownership held by Bartlett Real Estate Limited Partnership Fund VI in the Contributor of such Property, which shall be entitled to 100% of such In-Place Earn-Out Value.

                   (d) If the In-Place Earn-Out Base is a positive number with respect to the Property known as Franklin Square, "In-Place Earn-Out Value" shall be equal to 100% of the In-Place Earn-Out Base with respect to such Property.

                   (e) If a Property named in this Section 2.5.2 produces In-Place Earn-Out Value, on the First Earn-Out Closing Date, Additional Units shall be issued to the Property Entity contributing such Property to the Partnership at the First Closing, in the amount equal to the In-Place Earn-Out Value divided by the Unit Value, less the Record Date Adjustment Amount. At the direction of the Contributor, such Additional Units shall be issued directly to the Unit Recipients entitled thereto, who are identified on Schedule 2.5.2, in accordance with the allocation procedures set forth therein (which are included at the Contributor's instructions).

             2.5.3 Midland Group Earn-Out. Midland Development shall have the right to receive Additional Units in the event that the performance criteria set forth below are satisfied (the "Midland Group Earn-Out"). The Midland Group Earn-Out shall consist of two components: the Midland NOI Earn-Out and the Midland Development Earn-Out.

                   2.5.3.1  The Midland NOI Earn-Out.

                   (a) The Midland NOI shall be determined as of the First Calculation Date. An amount equal to 100% of the excess, if any, of the Midland NOI as of the First Calculation Date over the First Midland NOI Threshold shall be the "First Midland NOI Earn-Out Value"; provided, however, the First Midland NOI Earn-Out Value (including any Property Sale Participation, as defined below) shall not exceed (a) the First Midland NOI Cap, plus (b) the amount by which the In-Place Earn-Out with respect to Franklin Square, as determined pursuant to Section 2.5.2(d), is less than $1,310,000 (the "Franklin Earn-Out Deficiency") (the sum of clauses
   (a) and (b) is referred to as the "Maximum First Midland NOI Earn-Out"). If the First Midland NOI Earn-Out Value is a positive number, on the First Earn-Out Closing Date, Additional Units shall be issued to Midland Development in an amount equal to the quotient obtained by dividing (i) the First Midland NOI Earn-Out Value by (ii) the Unit Value, and then subtracting the Record Date Adjustment Amount.

                   (b) The Midland NOI shall be determined as of the Second Calculation Date. An amount equal to 100% of the excess, if any, of the Midland NOI as of the Second Calculation Date over the Second Midland NOI Threshold shall be the "Second Midland NOI Earn-Out Value"; provided, however, that the sum of the First Midland NOI Earn-Out Value plus the Second Midland NOI Earn-Out Value (including in either case any Property Sale Participation) shall not exceed (a) the Second Midland NOI Cap, plus
   (b) an amount equal to the Franklin Earn-Out Deficiency (the sum of clauses (a) and (b) is referred to as the "Maximum Possible Midland NOI Earn-Out"). If the Second Midland NOI Earn-Out Value is a positive number, on the Second Earn-Out Closing Date, Additional Units shall be issued to Midland Development equal to the quotient obtained by dividing
   (i) the Second Midland NOI Earn-Out Value by (ii) the Unit Value, and then subtracting the Record Date Adjustment Amount.

                   (c) In the event that the Maximum Possible Midland NOI Earn-Out would not otherwise be paid on the Second Earn-Out Closing Date, and on the First Calculation Date there was Midland NOI remaining after reaching the Maximum First Midland Group Earn-Out, (i) the amount of such excess shall be carried forward to the Second Calculation Date, (ii) the Second Midland NOI Earn-Out Value shall be recomputed on that basis and
   (iii) Additional Units, at the Unit Value, less the Record Date Adjustment Amount, shall be issued to Midland Development for the amount by which the Second Midland NOI Earn-Out Value computed in accordance with this Section 2.5.3.1(c) exceeds the Second Midland NOI Earn-Out Value computed without regard to this Section 2.5.3.1(c), provided, however, that the sum of the First Midland NOI Earn-Out Value plus the Second Midland NOI Earn-Out Value as so recomputed (including in either case any Property Sale Participation) shall not exceed the Maximum Possible Midland NOI Earn-Out.

                   (d) In the event that the sum of the First Midland NOI Earn-Out Value and the Second Midland NOI Earn-Out Value is less than the Maximum Possible Midland NOI Earn-Out, the Midland NOI shall be determined as of the Third Calculation Date. An amount equal to 100% of the excess, if any, of the Midland NOI as of the Third Calculation Date over the Second Midland NOI Threshold shall be the "Third Midland Group Earn-Out Value"; provided, however, that the sum of the First Midland NOI Earn-Out Value plus the Second Midland NOI Earn-Out Value plus the Third Midland Group Earn-Out Value (including in each case any Property Sale Participation) shall not exceed the Maximum Possible Midland NOI Earn-Out. If the Third Midland Group Earn-Out Value is a positive number, on the Third Earn-Out Closing Date, Additional Units shall be issued to Midland Development equal to the quotient obtained by dividing (i) the Third Midland Group Earn-Out Value by (ii) the Unit Value, and then subtracting the Record Date Adjustment Amount.

                   (e) If the maximum possible Midland NOI Earn-Out Value (without regard to the Property Participation) would not be paid on the related Earn-Out Closing Date, the deficiency may be made up in the event that a Property contributed by a Property Entity to the Partnership pursuant to Article 2 hereof (other than the Western Properties) is sold by the Partnership in the twelve calendar months immediately preceding the applicable Calculation Date. The amount of such deficiency is referred to herein as the "Earn-Out Gap." "Property Sale Participation" means an amount, but not more than the Earn-Out Gap, equal to 75% of the Net Proceeds (with no deduction for any commissions payable to a Regency Entity) from the sale of the applicable Property after deducting (A) the Gross Asset Value of the Property at the time of its acquisition by the Partnership, or (B) in the case of a Property that was a Development Property at or after the First Closing, if greater, the Development Costs thereof, plus, in either case, an amount equal to the Return on Regency Equity. On the applicable Earn-Out Closing Date, Additional Units shall be issued to Midland Development equal to the quotient obtained by dividing (i) the Property Sale Participation by (ii) the Unit Value, and then subtracting the Record Date Adjustment Amount.

                   2.5.3.2 Development Earn-Out. Midland Development shall have the right to receive Additional Units in the event that the performance criteria set forth below are satisfied (the "Development Earn-Out").

                   (a) The Development Earn-Out shall be determined as of the First and Second Calculation Dates, respectively. If the budgeted Development Cost of Qualified Development is equal to at least $25,000,000 as of either Calculation Date, then the Development Earn-Out for such Calculation Date shall be equal to $3,000,000. If the budgeted Development Cost of Qualified Development as of such Calculation Date is less than $25,000,000, then the Development Earn-Out as to such Calculation Date shall be arrived at by multiplying (i) $3,000,000 times
   (ii) the quotient of such Development Cost of Qualified Development divided by $25,000,000. A Development Cost must be approved by Regency's investment committee (and Regency agrees that the decisions of such investment committee, and the timing of such decisions, shall be made on a reasonable basis and in good faith and not for the purpose of defeating or minimizing the Development Earn-Out) as part of the applicable development budget in order to qualify as a budgeted Development Cost. If any Person other than the Partnership is expected to own an interest in a Qualified Development following its completion and attainment of the Minimum Leasing Criteria, the budgeted Development Cost with respect to such Qualified Development shall be included in the calculation of the Development Earn-Out only to the extent of the interest of Regency and its Affiliates in the Qualified Development. Without limiting the foregoing, if a Qualified Development is subject to OSTRS Option Rights, the Budgeted Development Cost for such Qualified Development shall be included in the calculation of the Development Earn-Out only to the extent of the then percentage interest of R&M Western Partnership in "Net Sale Proceeds" of the OTR Joint Venture (as defined in its partnership agreement) that has the right to acquire such Qualified Development. If the budgeted Development Cost of Qualified Development as of either Calculation Date exceeds $25,000,000 (the "Excess Qualified Development"), then Midland Development shall be entitled to reallocate the Excess Qualified Development to the other applicable Calculation Date and may calculate the Development Earn-Out as of such prior or subsequent Calculation Date, as applicable, including such Excess Qualified Development; provided, however, that (a) the sum of the Development Earn-Out for the First and Second Earn-Out Closing Dates shall not exceed $6,000,000 and (b) Midland Development shall not be entitled to any Development Earn-Out as of a Calculation Date to the extent that the budgeted Development Cost of Qualified Development for the immediately preceding twelve calendar months does not exceed $10,000,000, excluding any reallocation of Excess Qualified Development.

                   (b) If applicable, on the First Earn-Out Closing Date, Additional Units shall be issued to Midland Development equal to the quotient obtained by dividing (i) the Development Earn-Out as of the First Calculation Date by (ii) the Unit Value, and then subtracting the Record Date Adjustment Amount.

                   (c) If applicable, on the Second Earn-Out Closing Date, Additional Units shall be issued to Midland Development equal to the quotient obtained by dividing (i) the Development Earn-Out as of the Second Calculation Date by (ii) the Unit Value, and then subtracting the Record Date Adjustment Amount.

                   (d) In the event that (i) a Qualified Development is transferred to an OTR Joint Venture and is sold at any time prior to the Third Earn-Out Calculation Date, (ii) the maximum possible cumulative Development Earn-Out has not been paid as of the date of the next Earn-Out Calculation Date, and (iii) as a result of such sale the interest of R&M Partnership in "Net Sales Proceeds" of the OTR Joint Venture (as defined in its partnership agreement) increases because OSTRS has received the preferential return to which it is entitled, the Development Earn-Out shall be recalculated based on the increased percentage interest of R&M Western Partnership in the Qualified Development, and Additional Units shall be issued at the Unit Value, less the Record Date Adjustment Amount, on the next Calculation Date, for the amount by which the Development Earn-Out computed in accordance with this Section 2.5.3.2 exceeds the Development Earn-Out computed without regard to this Section 2.5.3.2, but only to the extent that the maximum possible cumulative Development Earn-Out has not previously been paid.

             2.5.4 Worthington Outparcel Earn-Out. Subject to the satisfaction of the conditions precedent set forth in Section 8.2.11 with respect to the Property known as Worthington Park Centre, the Unit Recipients having an equity interest in the outparcel Properties identified on Schedule 2.5.4 (the "Worthington Outparcels") shall have the right to receive Additional Units in the event the conditions set forth below are satisfied (the "Worthington Outparcel Earn-Out").

                   (a) "Worthington Outparcel Earn-Out Value" means the excess of (x) the Annualized NOI of a Worthington Outparcel calculated as of the month end of the month in which such Worthington Outparcel has attained the Minimum Leasing Criteria (the "Stabilization Date"), divided by a capitalization rate of 11.0%, over (y) the Development Cost of such Worthington Outparcel, plus the Return on Regency Equity invested in developing such Worthington Outparcel through the date of issuance of the Additional Units plus rent concessions and Abated Rent for the period after the Stabilization Date.

                   (b) In the event that the Partnership develops a Worthington Outparcel, the Outparcel Earn-Out Value shall be calculated as to such Worthington Outparcel as of the Stabilization Date. If the Worthington Outparcel Earn-Out Value is a positive number, the Unit Recipients owning an equity interest in such Worthington Outparcel shall be entitled to receive their respective percentage allocations, as shown on the Allocation Chart, of that number of Additional Units arrived at by dividing (i) the Worthington Outparcel Earn-Out Value by (ii) the Unit Value, after subtracting the Record Date Adjustment Amount.

             2.5.5 Evans Crossing Land Earn-Out. The Midland Affiliate contributing its equity interest in the Joint Venture owning the outparcel Property identified on Schedule 2.5.5 (the "Evans Crossing Outparcel") shall have the right to receive Additional Units in the event the conditions set forth below are satisfied (the "Evans Crossing Land Earn-Out"). The Partnership shall have the right to deliver such Additional Units to an agent named by such Midland Affiliate, for delivery in turn to the Person(s) entitled to receive the same, in the event that such Midland Affiliate dissolves, and if the Midland Affiliate fails to name such an agent, the Partnership shall have no responsibility for locating such Person(s).

                   (a) "Evans Crossing Land Earn-Out Value" means the excess of (x) the Annualized NOI of the Evans Crossing Outparcel calculated as of the month end of the month in which the Evans Crossing Outparcel has attained the Minimum Leasing Criteria (the "Stabilization Date"), divided by a capitalization rate of 11.0%, over (y) the sum of the Development Cost of the Evans Crossing Outparcel, plus the Return on Regency Equity invested in the Evans Crossing Outparcel through the date of issuance of the Additional Units plus all rent concessions and Abated Rent for the Evans Crossing Outparcel for the period after the Stabilization Date.

                   (b) In the event that the Partnership develops the Evans Crossing Outparcel prior to the later of (i) the R&M Redemption Date or
   (ii) the tenth anniversary of the First Closing Date, the Evans Crossing Land Earn-Out Value shall be calculated as of the Stabilization Date.
   "R&M Redemption Date" means the date on which Midland Western Partnership no longer holds any interest in R&M Western Partnership. If the Evans Crossing Land Earn-Out Value is a positive number, the Midland Affiliate owning an equity interest in such Evans Crossing Outparcel shall be entitled to receive that number of Additional Units arrived at by dividing
   (i) 50% of the Evans Crossing Land Earn-Out Value, by (ii) the Unit Value, and then subtracting the Record Date Adjustment Amount.

        2.6 Subsequent Closings for OSTRS Eastern Option Properties. At Subsequent Closings to take place within 105 days after OSTRS receives notice that the OSTRS Option Rights with respect to an OSTRS Eastern Option Property have become exercisable, OSTRS shall be entitled to receive additional consideration as provided herein for the release of its investment rights with respect to such Property hereunder (the "OSTRS Release Price"). The OSTRS Release Price shall be equal to 65% of the excess of (a) OSTRS Capitalized Annual NOI over (b) Capitalized NOI for such Property, assuming a Calculation Date as of forty-five (45) days after such Property achieves Minimum Leasing Criteria. "OSTRS Capitalized Annual NOI" means the quotient of (a) Annualized NOI divided by (b) 9.486%. At a Closing for the payment of the OSTRS Release Price, Additional Units, rounded to the nearest whole Additional Unit, shall be issued to OSTRS equal to the quotient obtained by (i) dividing the amount of the OSTRS Release Price by the Unit Value and (ii) then subtracting the Record Date Adjustment Amount.

                    ARTICLE 3:   FORMATION OF SUBPARTNERSHIPS

        3.1 R&M Western Partnership. No later than the First Closing, Regency shall cause the formation of R&M Western Partnership, the general partner of which shall be Third Party Management Company. At the First Closing, an entity to be formed by the Midland Affiliates owning interests in the Joint Ventures for the applicable Western Properties ("Midland Western Partnership") and the Partnership shall be admitted as limited partners in R&M Western Partnership. At the First Closing, OTR/Midland Ltd. shall assign to the Partnership, for contribution in turn to R&M Western Partnership, for contribution in turn to the applicable OTR Joint Ventures formed pursuant to Section 3.2, OTR/Midland Ltd.'s rights to acquire properties, including the OSTRS Western Option Properties, pursuant to (i) the OSTRS Option Rights and (ii) the OTR/Midland Transfer and Contribution Agreement. R&M Western Partnership shall retain the rights to acquire the Properties in Texas and Colorado as to which OSTRS does not exercise OSTRS Option Rights and those Properties which are not subject to OSTRS Option Rights. At the First Closing, the Partnership also shall contribute the Creekside and Village Center Properties (immediately following their contribution to the Partnership) to R&M Western Partnership, for contribution in turn to the applicable OTR Joint Venture.

             3.1.1 Partnership Agreement of R&M Western Partnership. The Partnership Agreement of R&M Western Partnership shall contain the provisions regarding such entity's purpose, the disposition of its assets and the allocation of distributions in substantially the form attached hereto as Exhibit 3.1.1.

        3.2 OTR Joint Ventures. No later than the First Closing, Regency shall cause the formation of the OTR Joint Ventures, the general partner of which shall be R&M Western Partnership. A separate OTR Joint Venture shall be formed for the properties in Texas as to which OSTRS exercises OSTRS Option Rights, and a separate OTR Joint Venture shall be formed to acquire all the properties in states other than Texas as to which OSTRS exercises OSTRS Option Rights. The limited partnership agreement of each OTR Joint Venture shall be identical in substance to the operating agreement of OTR/Midland Ltd., except that it shall exclude the OSTRS Committed Eastern Properties and the OSTRS Eastern Option Properties. At the First Closing, OTR shall be admitted to the OTR Joint Ventures. At Regency's election, in lieu of creating a new limited partnership to serve as an OTR Joint Venture, Regency may cause OTR/Midland Texas Limited Partnership to be reorganized to serve as an OTR Joint Venture in Texas, with R&M Western Partnership as general partner and OTR as limited partner.

             3.2.1 Mechanics of Contribution. The ultimate Transferee of Assets to be transferred pursuant to this Article 3 shall have the right to direct that the Transaction Documents convey such Assets directly to such ultimate Transferee rather than to the Partnership and then to any intervening Transferee and then to the ultimate Transferee.


          ARTICLE 4:  ADDITIONAL CLOSING AND POST-CLOSING TRANSACTIONS

        4.1 Purchase Option. Each Property Entity owning an Option Property, as set forth on Schedule 4.1, shall grant, and the Midland Principals shall use reasonable commercial efforts to cause each joint venture owning an Option Property to grant, to the Partnership at the First Closing an option to purchase the Option Property for cash (the "Purchase Option"), which shall be exercisable separately for each Option Property. The Purchase Option as to each Option Property shall have a term ending at the later of: (a) one year from the date of the First Closing or (b) the end of the Hold Period applicable to such Option Property (the "Option Expiration Date") and shall have an exercise price as set forth on Schedule 4.1 plus reimbursement of the actual cost of any capital expenditures and ad valorem Taxes and special assessments paid by the optionor after the First Closing Date and prior to the date of the closing of the exercise of the Purchase Option. Each Purchase Option shall be evidenced by a written agreement in substantially the form attached hereto as Exhibit 4.1, subject to revisions required by the Law of the jurisdiction in which the Option Property is located ("Option Agreement") and by a Memorandum of Option in the form attached hereto as part of Exhibit 4.1 (the "Memorandum of Option"). The Memorandum of Option shall be recorded in the appropriate public records for the jurisdiction in which the Option Property is located, together with restrictive covenants regarding the use and operation of the Option Property to supplement existing restrictive covenants to the extent that such existing restrictive covenants do not cover all the types of restrictions that Regency customarily requires, all as further described on Schedule 4.1. The closing of the exercise of the Purchase Option shall take place no later than sixty (60) days following the notice of exercise.

        4.2 Right of First Refusal. At the First Closing, the Property Entity owning an Option Property shall grant, and the Midland Principals shall use reasonable commercial efforts to cause each joint venture owning an Option Property to grant, to the Partnership a right of first refusal to purchase the Option Property for cash, to the extent such Option Property is not purchased pursuant to a Purchase Option (the "Right of First Refusal"). The Right of First Refusal as to each Option Property shall have a term of four years beginning on the Option Expiration Date. The Partnership shall have the right to purchase an Option Property pursuant to a Right of First Refusal upon any notice from the optionor that it intends to accept a bona fide written offer to purchase such Option Property (a "Third Party Offer"). The Right of First Refusal may be exercised at a purchase price equal to 90% of the purchase price pursuant to the Third Party Offer. The Partnership shall have 15 days from the date of the optionor's notice to elect to exercise its Right of First Refusal, by executing a form of purchase agreement containing the same terms as the Third Party Offer. Each Right of First Refusal shall be evidenced by the Memorandum of Option relating to the applicable Option Property. In the event the Partnership does not exercise its Right of First Refusal, the optionor shall have 180 days after the deadline for the Partnership's notice of exercise of its Right of First Refusal in which to sell the Option Property on substantially the same terms as set forth in the Third Party Offer, and if such Property Entity does not do so within such period, the Option Property shall again be subject to the Right of First Refusal as if such Third Party Offer had never occurred.

        4.3 Transfer of Options. In the event that a Purchase Option or Right of First Refusal is for an outparcel or expansion land for a Property or Acquisition Property (a "Related Property") that is transferred to a Transferee hereunder other than the Partnership, the Partnership may transfer the Purchase Option and Right of First Refusal for such Option Property to the Transferee that takes title to the Related Property, and such Transferee may transfer the Purchase Option and Right of First Refusal to any Person to which such Transferee may transfer the Related Property. However, except as provided in the preceding sentence, the Purchase Options and Rights of First Refusal are not transferable.

        4.4 Additional Outparcels. In the event that after the date hereof any Midland Principal becomes aware that he owns a 20% or greater equity interest in any outparcel, expansion land or other property to be developed which is contiguous or adjacent to Properties but which is not an Asset or Option Property under this Agreement or properties set forth on Schedule 4.4, such Midland Principal shall give Regency written notice within 30 days of becoming aware of such property and shall use reasonable commercial efforts to cause the Person owning such property to execute a Memorandum of Option granting an Option and Right of First Refusal with respect thereto within 90 days after delivering such notice to Regency.

        4.5 Management Contracts. With respect to each real property constituting an Excluded Asset and each real property identified on
   Schedule 6.2.1, including real property subject to Acquisition Rights and Development Rights (as those terms are defined in Section 6.2.1), which are grocery-anchored shopping centers which are or will be subject to contracts for property leasing and/or management services, each Midland Principal directly or indirectly owning an interest in such real property shall use reasonable commercial efforts to cause the record owner of such real property to enter into agreements for such services with Third Party Management Company or its Affiliates based on customary fees and terms.


                              ARTICLE 5:  COVENANTS

        Each Property Entity, as to itself, each Midland Affiliate, as to itself and as to any Property Entity or Joint Venture in which it owns an interest, and each Midland Principal, as to himself, hereby covenants as provided in this Article 5, as applicable. A covenant herein of a Joint Venture or Property Entity that is not a party to this Agreement shall be the covenant of the Midland Affiliate and each Midland Principal owning an equity interest therein to use reasonable commercial efforts to cause such Joint Venture or Property Entity to fulfill such covenant. For purposes of this Article 5, each Property Entity and Joint Venture is referred to as a "Property Owner." In all events that Regency's approval is requested under this Article 5, if Regency does not grant approval or give notice that it has withheld its consent within 10 Business Days after such request is made, such consent shall be deemed to have been granted.

        5.1 Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall use reasonable commercial efforts to take all action required of it to fulfill its obligations under the terms of this Agreement, to cause the conditions to Closing to be satisfied and to facilitate the consummation of the transactions contemplated hereby and thereby. Without limiting the foregoing, each Midland Principal shall use reasonable commercial efforts to cause each Contributor and Joint Venture in which such Person owns an equity interest to fulfill its obligations hereunder.

        5.2 Preservation of Business. From the date of this Agreement to the First Closing, each Property Owner shall cause its Properties or Third Party Management Assets, as applicable, to be operated only in the ordinary and usual course of business and consistent with past practice, shall not sell or list for sale any of its Properties (other than Excluded Assets) or (except as provided below) Option Properties until such time as the Purchase Options granted in Section 4.1 have expired, shall use its reasonable commercial efforts to preserve its good will and advantageous relationships with tenants, customers, suppliers, independent contractors, employees and other Persons material to the operation of its Properties or Third Party Management Assets, as applicable, shall perform its material obligations under the Leases and other material agreements affecting its Properties and Option Properties, shall perform its material obligations under the Management Contracts, as applicable, shall use reasonable commercial efforts to develop its Development Properties substantially in accordance with their respective Development Budget and Schedules, and shall not take or permit any action or omission which would cause any of its representations or warranties contained herein to become inaccurate in any material respect or any of the covenants made by it to be breached in any material respect. Without limiting the foregoing, no Property Owner will cause or permit any default to occur under the Existing Mortgage Debt or cause or permit any increase in the outstanding aggregate principal balance thereof from the date hereof until the First Closing, except to fund expenditures made in substantial conformity with the Development Budget and Schedule, Capital Expenditure Budget and Schedule and the TI Budget and Schedule. The Property Owners shall not agree to any material change orders or additions to tenant improvements or changes in the scope of work or specifications with respect to any Work Contract without Regency's prior written approval, which shall not be unreasonably withheld or delayed. Each Property Owner shall continue to maintain all insurance policies referred to in Section 6.1.11 in full force and effect up to and including the First Closing Date. Notwithstanding the foregoing, the Property Owners shall be entitled to sell the outparcels constituting Option Properties listed on Schedule 5.2 provided that the Net Proceeds from any such sale are applied to pay down the Existing Mortgage Debt encumbering the Property to which such outparcel relates.

        5.3 Consents and Approvals. Each party shall use its reasonable commercial efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the consents listed on Schedules 6.1.2(b) and 7.2(b), and shall make all filings, applications, statements and reports to all Government Entities and other Persons which are required to be made prior to the First Closing Date by or on behalf of such party or any of their Affiliates pursuant to any applicable Law or contract in connection with this Agreement and the transactions contemplated hereby.

        5.4 Additional Acquisitions. The parties shall cooperate in pursuing any acquisition opportunities in the ordinary course of business agreed on by both parties, and if prior to the First Closing a Property Owner enters into a binding contract for an acquisition, with Regency's consent, which shall not be unreasonably withheld or delayed, the parties shall enter into mutually agreed amendments to this Agreement (including applicable Schedules) and to the applicable Transaction Documents taking into appropriate account the additional Assets to be so acquired pursuant to this Agreement.

        5.5 Continuation of Employees. Midland Development agrees to use reasonable commercial efforts to persuade those of its employees designated by Regency in writing to Midland Development to accept employment with the Partnership immediately following the First Closing, and Regency agrees to cause the Partnership to hire such employees immediately following the First Closing provided that any such employee does not engage in malfeasance prior to the First Closing. Regency agrees that any "stay bonuses" for such employees shall be an expense of the Partnership. Regency shall pay severance compensation for employees whose employment is terminated by Midland Development prior to the First Closing or by the Partnership after the First Closing, in either case because their services will not be required by the Partnership following the First Closing; provided, however, that all such severance compensation shall not exceed $50,000. Midland Development shall be responsible for any severance compensation that exceeds such amount, and if any such excess severance compensation is paid by the Partnership after the First Closing, the Partnership shall be entitled to deduct such excess amount from the Midland Group Earn-Out at the First Earn-Out Closing. Regency shall make capital contributions to the Partnership for the purpose of funding severance compensation or stay bonuses expressly assumed by Regency
   hereunder.   Nothing herein is intended to make any employee hired by the
   Partnership other than an employee at will, and nothing herein is intended to obligate Regency with respect to independent contractor brokers who perform services for Midland Development.

        5.6  Disclosure.

             5.6.1 The parties hereto agree to cooperate in preparing and distributing as promptly as practicable following the execution of this Agreement, (i) a disclosure document for use by the Unit Recipients whose consent is required under Section 6.1.2(b) in determining whether to consent to the transactions contemplated by this Agreement, and (ii) a disclosure document delivered to each other Unit Recipient notifying them of this Agreement and the transactions contemplated hereby including (a) the contribution of the Assets to the Partnership, (b) the distribution of the proceeds therefrom to the Unit Recipients, (c) provisions in this Agreement and the other Transaction Documents regarding other transactions between the Regency Entities and Midland Development and the Midland Principals, and (d) provisions in this Agreement and the other Transaction Documents regarding other transactions involving OSTRS (collectively, the "Disclosure Documents"). In either case, the Disclosure Documents shall provide information to each Unit Recipient with respect to (i) Regency and the Partnership, (ii) the Units to be issued at the First Closing and any Subsequent Closing, (iii) the right of Unit Recipients to elect to redeem Units for cash immediately following the First Closing and certain consequences thereof, and (iv) the Redemption Rights applicable to Unit Recipients in the event that such an election is not made, including in certain circumstances the right to receive Shares pursuant to such Redemption Rights. In addition to the applicable Disclosure Document, each Unit Recipient shall receive a form of election relating to the right to elect to redeem Units for cash immediately following the First Closing, and, in the event such election is not made with respect to all Units distributable to such Unit Recipient, (i) an investor questionnaire and agreement between such Unit Recipient and the Partnership, (ii) a Redemption Rights Agreement between such Unit Recipient and the Partnership and (iii) a Registration Rights Agreement between such Unit Recipient and the Partnership.

             5.6.2 The Midland Principals, the Midland Affiliates and each Property Owner agree to supply information for the Disclosure Documents concerning such Property Owner, the Assets owned by it, the solicitation of any required consents for the transactions contemplated by this Agreement and the allocation among the equity owners of each Contributor of the consideration to be received in exchange for the Assets contributed by it.

             5.6.3 Regency agrees to supply information concerning Regency and the securities being offered by Regency or the Partnership to the Unit Recipients pursuant to the transactions contemplated by this Agreement.

             5.6.4 The information provided by the Midland Principals, Midland Affiliates and Property Owners for inclusion in the Disclosure Documents is referred to hereinafter as the "Midland Information" and the information provided by Regency for inclusion in the Disclosure Documents is referred to hereinafter as the "Regency Information; provided, however, that information concerning any Property Owner as adjusted in the pro forma combined financial information relating to Regency or the Partnership or which relates to the expected operation of the Assets as part of Regency or the Partnership shall be deemed "Regency Information."


             5.6.5 The Midland Principals and Regency each shall advise the other if such party becomes aware of any additional information that should be included in the Midland Information or the Regency Information, respectively, for inclusion in the Disclosure Documents or a supplement thereto.

             5.6.6 Each Property Owner and Midland Affiliate covenants that its Midland Information and each Midland Principal covenants that all the Midland Information shall not, and Regency covenants that the Regency Information shall not, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make such Midland Information or the Regency Information, respectively, that is included in the Disclosure Documents, in light of the circumstances under which it was made, not misleading.

             5.6.7 The Midland Principals, Property Owners and Midland Affiliates acknowledge that nothing herein is intended to impose on Regency, or relieve any Midland Principal, Property Owner or Midland Affiliate of, the fiduciary duties such Person may have in connection with consummating the transactions contemplated by this Agreement.

        5.7  Exclusivity.   Unless and until this Agreement is terminated
   pursuant to its terms, no Midland Principal, Midland Affiliate or Property Owner shall, directly or indirectly, through any Affiliate, officer, director, partner, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or knowingly permit any of the officers, directors, partners or employees of such party or any of its Affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's Affiliates to take any such action, and any Midland Principal, Midland Affiliate, Property Owner or Affiliate of such Property Owner shall notify Regency orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which a Midland Principal, Midland Affiliate, Property Owner or Affiliate of such Property Owner or any such officer, director, employee, partner, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters. A "Competing Transaction" means, whether in a single transaction or a series of transactions, the sale by any Midland Principal or Midland Affiliate of any equity interest in a Midland Affiliate or Property Owner, or the sale or other transfer by any Contributor or Joint Venture of its assets or business other than an Excluded Asset, in whole or in part, whether through direct sale, merger, consolidation, asset sale, exchange, recapitalization, other business combination, liquidation, or other action out of the ordinary course of business but shall exclude
   (a) any transaction that results from the exercise by any equity owner of a Property Owner (other than a Midland Principal or Midland Affiliate) of a right of first refusal, option or buy-sell right the exercise of which is triggered by the transactions contemplated by this Agreement, (b) any sale of excess land or outparcels which do not constitute Option Properties, or (c) any transfer of an equity interest in a Midland Affiliate so long as the Midland Principals collectively own at least a majority of the voting securities of each Midland Affiliate. Unless and until this Agreement is terminated pursuant to its terms, Regency shall not, directly or indirectly, through any officer, director, agent or otherwise, negotiate, undertake or consummate a business combination, whether through a direct purchase, merger, consolidation, asset purchase, exchange, recapitalization, other business combination, or other action out of the ordinary course of business, which would prevent or hinder Regency from consummating the transactions contemplated by this Agreement or which have a Material Adverse Effect on Regency.

        5.8 New Contracts. Without Regency's prior written consent in each instance (which shall not be unreasonably withheld or delayed), no Property Owner will enter into, or grant concessions regarding, any Contract that will be an obligation affecting the Properties or Option Properties or binding on any Transferee or Joint Venture after the Closing except Contracts entered into in the ordinary course of business that either involve payments which total less than $10,000 in the aggregate or are terminable without cause or any termination fee on 30 days' or less notice, and each Property Owner agrees to terminate such Contracts by the First Closing if Regency gives such Property Owner notice at least 60 days prior to the First Closing.

        5.9 Leasing Arrangements. As to any Lease in excess of 5,000 square feet of usable space in any Property or Option Property, no Property Owner will amend, terminate, grant concessions regarding, or enter into any Lease unless Regency has given its written consent, which consent shall not be unreasonably withheld or delayed. As to Leases for 5,000 square feet or less of usable space, no Property Owner will amend, terminate, grant concessions regarding, or enter into any new Lease without the prior written consent of Regency (which will not be unreasonably withheld or delayed) if such action would require approval by any owner of the Property Owner, Topvalco, Dillon or OSTRS. A new Lease shall be deemed reasonable if in compliance (i) with the financial criteria contained in the 1998 budget and/or (if applicable) the Development Budget and Schedule as to such Property and (ii) with the Leasing Criteria. The respective Property Owner shall provide Regency with all material information related to each request for consent, including without limitation, lease form, lease terms, leasing commissions, tenant improvement obligations and other lease procurement costs, description of tenant's business, and tenant's financial statements or a Dunn & Bradstreet credit report (to the extent available). The respective Property Owner shall provide such information concerning all other new Leases promptly after the execution of each new Lease.

        5.10 Obligation to Supplement Information. From time to time prior to the First Closing, the Midland Principals, the Property Owners and Midland Affiliates, on the one hand, and Regency, on the other hand, will promptly disclose in writing to the other party any matter hereafter arising or discovered which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed by any party or which would render inaccurate any representation or warranty by any party. Additionally, the Midland Principals, Property Owners and Midland Affiliates agree to provide Regency with prompt written notice of any matter hereafter arising or discovered with respect to a Property or Option Property which could have a Material Adverse Effect on the condition, operations or prospects of such Property or Option Property.
   No information provided to a party pursuant to this Section 5.10 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement. Notwithstanding the foregoing, the parties contemplate that certain Schedules to this Agreement will be updated periodically and any such update shall not be deemed a breach of any representation, warranty or covenant made with respect to the Schedule being updated if the additional information contained in such update is not likely to cause any damage or loss to the parties or parties who are the beneficiaries of a corresponding representation, warranty or covenant or such update is made in conformity with the following requirements. The Capital Expenditure Budget and Schedule, the Development Budget and Schedule, the TI Budget and Schedule and the list of TI Contracts (Schedule 1.1.146) may be updated by the Contributors from time to time in the ordinary course of business, with the prior written consent of Regency (which will not be unreasonably withheld or delayed). A proposed change to a Development Budget and Schedule shall be deemed reasonable if it would not reasonably be expected to cause the Development Property to be developed at a loss.

        5.11 Access to Information; Environmental Audits. At all times before the First Closing, during customary business hours and other mutually convenient times, the Property Owners and Midland Affiliates shall provide Regency and its Affiliates, their respective agents, employees, consultants, and representatives, with continuing and reasonable access to all files, books, records and other materials in their possession or control relating to their respective Properties and Assets, the Third Party Management Assets and the business and operations of the Property Owners and the right to examine, inspect and make copies of such materials as appropriate (including for the purpose of reviewing or preparing audited financial statements required to be filed by Regency with the SEC). During such period, Regency and its Affiliates shall have reasonable physical access to the Properties, which may be in the presence of Midland Development personnel, for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including sampling and invasive testing performed in connection with Phase I and Phase II environmental audits), feasibility studies and any other inspections, studies or tests reasonably required by them. With reasonable advance notice to the respective Property Owners, Regency may conduct a "walk-through" of tenant spaces upon appropriate notice to tenants and subject to the rights of tenants, which "walk-throughs" shall, at the option of Midland Development, be in the presence of and accompanied by Midland Development personnel. In the course of its investigations, Regency may make inquiries to third parties, including, without limitation, contractors, property managers, parties to Work Contracts, lenders, tenants and Government Entities. Regency shall keep the Properties free of any liens claimed by Regency's contractors or consultants in connection with such entry, shall indemnify, defend and hold the respective Property Owners harmless from all Claims and Liabilities caused by Regency, its contractors or consultants that are asserted against or incurred by the respective Property Owners as a result of such entry and investigation and shall maintain insurance customary in the industry with respect to such Claims and Liabilities. Any liability or loss related to a condition of any Property discovered or disclosed by Regency or any consultant or contractor of Regency in connection with such investigation is not a liability that is covered by this indemnity. At all times before the First Closing, Regency shall provide the Property Owners and their respective agents, employees, consultants, and representatives, with continuing and reasonable access to all files, books, records and other materials in Regency's possession or control relating to the business and operations of Regency and the right to examine, inspect and make copies of such materials as appropriate. No investigation made by a party shall limit, qualify or modify any representations, warranties, covenants or indemnities made by another party hereunder, irrespective of the knowledge and information obtained as a result of any such investigation, but if a party discovers as a result of any investigation made by it prior to the First Closing that any representation or warranty made herein by the other party is materially inaccurate, it shall promptly notify and advise the other party.

        5.12 Monthly Updates of Rent Rolls and Operating Statements. Each Property Owner will promptly provide Regency with monthly updates of the Rent Roll and operating statements for its Properties.

        5.13 Tenant Estoppels. Each Property Owner shall endeavor to secure and deliver to Regency estoppel certificates in the form of Exhibit 5.13 from all tenants under all Leases (collectively, the "Tenant Estoppels"), dated no earlier than 30 days before the First Closing Date. Regency and the Property Owners will consult and cooperate with each other as to the timing of solicitation of Tenant Estoppels with the goal of obtaining the Tenant Estoppels at least three days before the First Closing Date.

        5.14 Service Contracts. The applicable Transferee will assume the obligations arising from and after the First Closing Date under those Service Contracts that are not in default as of the First Closing Date and which the applicable Property Owner and Regency have agreed will not be terminated and which are not terminable as a result of such assumption under its terms. Each Property Owner shall terminate at the First Closing all Service Contracts that such Property Owner has agreed will not be so assumed to the extent such Service Contracts are terminable upon notice and at no cost to the terminating entity.

        5.15 Work Contracts. Ten days before the First Closing, each Property Owner shall notify Regency in a written progress report as to those Work Contracts that will not be completed by the First Closing.

        5.16 Title Insurance; Survey. Regency shall order the Title Insurance Commitments from the Title Company and each Survey from a reputable surveyor familiar with the Property (the Property Owners agreeing to furnish to Regency copies of any existing surveys and title information in its possession promptly after execution of this Agreement) and shall use reasonable commercial efforts to obtain such items as promptly as practicable following the execution of this Agreement.
   Regency will have the later of (i) ten (10) days from (x) the date of this Agreement or (y) 30 days prior to the applicable Subsequent Closing with respect to any Property to be conveyed by a Property Owner in which Regency does not then own an equity interest, or (ii) twenty (20) days from receipt of the later to be received of the Title Insurance Commitment (including legible copies of all recorded exceptions noted therein) and Survey to notify the Property Owner owning such Property in writing of any Title Defects, encroachments or other matters not acceptable to Regency which are not Permitted Exceptions by this Agreement. Any Title Defect or other objection disclosed by the Title Insurance Commitment or the Survey which is not timely specified in Regency's written notice to the respective Property Owner owning the Property in question shall be deemed a Permitted Exception. The respective Property Owner shall notify Regency in writing within ten (10) days of Regency's notice if such Property Owner intends to cure any Title Defect or other objection. If such Property Entity elects to cure, it shall use diligent efforts to cure the Title Defects and/or objections by the First Closing Date (as it may be extended), which may include insuring over or bonding off such Title Defects and/or objections at such Property Owner's expense. If such Property Owner elects not to cure or if such Title Defects and/or objections are not cured and if such Title Defects and/or objections are likely to have a Material Adverse Effect upon the Property ("Material Uncured Title Defect"), Regency shall have the right, in its sole discretion, subject to the satisfaction or waiver by Regency of the condition to the First Closing set forth in Section 8.1.1 (aggregate assets), to either (i) extend the time for the date of the Closing with respect to such Property thirty (30) days to afford additional time for the respective Property Owner to cure (after which Regency may proceed under (ii) or (iii) if not cured); (ii) waive such Title Defects and/or objections and close the purchase of the Property hereunder, subject to Regency receiving a credit for the amount necessary to pay or bond off such Title Defects; or (iii) elect not to acquire any or all Property subject to such Material Uncured Title Defects and receive a credit for the Contribution Value of such Property as set forth in Schedule 2.1 against the consideration required to be delivered by Regency at the First Closing. In the case of a Title Defect that is not a Material Uncured Title Defect, Regency's remedy shall be limited to receiving a credit pursuant to clause (ii) in the preceding sentence. Any Property which Regency elects not to acquire pursuant to clause (iii) above shall be an Excluded Asset and shall no longer be subject to this Agreement.

        5.17 Later Title Exceptions. In the event that a Property Owner becomes aware that an exception to title has been filed of record subsequent to the date of the Title Commitment and prior to the Closing (a "Later Exception"), such Property Owner shall send written notice of such Later Exception to Regency. Regency shall have the right to postpone the Closing for a period up to thirty (30) days in order to give the respective Property Owner owning the Property in question sufficient time to satisfy, release, cure or remove such lien or exception. Upon such Property Owner's cure, removal, insurance over or bonding off of any such Later Exception, at such Property Owner's expense, the Closing shall be scheduled upon ten (10) days prior written notice to the respective Property Owner as to the Property in question but in no event earlier than the First Closing Date notwithstanding such Later Exception. If such Property Owner is unable, within said thirty-day period, or elects not to cure, remove, bond off or otherwise dispose of any Later Exception, and if such Later Exception is likely to have a Material Adverse Effect upon the Property ("Material Later Exception"), Regency may in its sole discretion, subject to the satisfaction or waiver by Regency of the condition to the First Closing set forth in Section 8.1.1 (aggregate assets), either (i) waive such objection to the Later Exception and proceed with the Closing, receiving a credit for the amount necessary to pay or bond off such Later Exception; (ii) postpone the date of the Closing with respect to such Property for a reasonable time to allow the respective Property Owner additional time to remedy said Later Exception, and if thereafter such Property Owner is unable to remedy said Later Exception, at that time Regency may elect either (i) or (iii); or (iii) elect not to acquire any or all Property subject to such Later Exception and receive a credit for the Contribution Value of such Property as set forth in Schedule 2.1 against the consideration required to be delivered by Regency at the Closing. In the case of a Later Exception that is not a Material Later Exception, Regency's remedy shall be limited to receiving a credit pursuant to clause (i) in the preceding sentence. At the First Closing, the Title Company will issue the Title Insurance. Any Property which Regency elects not to acquire (pursuant to clause (iii) above) shall be an Excluded Asset and shall no longer be subject to this Agreement.

        5.18 Damage. The Property Owners shall promptly give Regency written notice of any damage to their respective Properties, describing such damage whether such damage is covered by insurance and the estimated cost of repairing such damage. If such damage would not have a Material Adverse Effect on the damaged Property, (i) the respective Property Owner owning the Property in question shall, to the extent possible, begin repairs prior to the First Closing, (ii) at the First Closing the Partnership shall receive all insurance proceeds not applied to cure the damage with respect to such Property prior to the First Closing (including rent loss insurance applicable to any period from and after the First Closing) due to a Property Entity for the damage, together with an assignment of any unsettled insurance claim, and in the case of a Property owned by a Joint Venture, such Joint Venture shall not assign, transfer or encumber any such unapplied proceeds and unsettled insurance claim, (iii) any uninsured damage, coinsurance or deductible and any rent abatement not covered by rent loss insurance proceeds delivered to a Property Owner, as reasonably estimated by Regency, shall be credited to the Partnership at the First Closing, and (iv) and, in the case of a Property owned by a Property Entity, the Partnership shall assume the responsibility for the repair after the First Closing. The Partnership shall be entitled to any excess of the proceeds of the respective Property Entity's insurance over and above the actual cost of repair and restoration. If such damage is likely to have a Material Adverse Effect on the damaged Property which cannot be substantially remedied by applying insurance proceeds to cure the Material Adverse Effect ("Unremedied Material Damage"), Regency may elect, subject to the satisfaction or waiver by Regency of the condition to the First Closing set forth in Section 8.1.1 (aggregate assets), by notice to the respective Property Owner as to the Property in question given within 20 Business Days after Regency is notified of such damage (and the Closing as to such Property shall be extended, if necessary, to give Regency such 20 Business Day period to respond to such notice) to
   (i) proceed in the same manner as in the case of damage that is not material, receiving a credit at the Closing equal to the amount by which the Contribution Value of such Property as set forth on Schedule 2.1 is reduced by such damage, or (ii) elect not to acquire the Property in question and receive a credit for the Contribution Value of such Property as set forth in Schedule 2.1 against consideration required to be delivered by Regency at the Closing. In the case of damage that does not constitute an Unremedied Material Damage, Regency's remedy shall be limited to receiving a credit pursuant to clause (i) in the preceding sentence. Any Property which Regency so elects not to acquire pursuant to clause (ii) above shall be an Excluded Asset and shall no longer be subject to this Agreement.

        5.19 Condemnation. Each Property Owner will give Regency prompt written notice of the institution or threat of any exercise of the power of eminent domain on any of the Properties. If the proceedings in eminent domain would have a Material Adverse Effect on the Property subject to such proceedings ("Material Eminent Domain Proceedings"), by notice to the respective Property Owner as to the Property in question given within 20 Business Days after Regency receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any Government Entity having the power of eminent domain with respect to the Properties, Regency may, subject to the satisfaction or waiver by Regency of the condition to the First Closing set forth in Section 8.1.1 (aggregate assets), (i) elect not to purchase the Property subject to such proceedings and receive a credit for the Contribution Value of such Property as set forth in Schedule 2.1 against the consideration required to be delivered by Regency at the Closing, or (ii) proceed under this Agreement. If Regency elects to proceed under this Agreement, the respective Property Entity owning the Property in question shall assign to the Partnership at the Closing its entire right, title and interest in and to any condemnation award or, if the Property in question is owned by a Joint Venture, such Joint Venture shall not assign any right, title or interest in such condemnation award, and the Partnership shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.
   If necessary, the Closing as to such Property shall be extended to give Regency the full 20 Business Day period to make such election. Any Property which Regency elects not to acquire shall be an Excluded Asset and shall no longer be subject to this Agreement.

        5.20 Windmiller. Regency, the Midland Principals, OTR/Midland Ltd. and the Midland Affiliates that own equity interests in OTR/Midland Ltd. agree to use reasonable commercial efforts to enter into an agreement together with Topvalco and the Property Entity that owns the Property known as Windmiller substantially in the form attached hereto as Exhibit
   5.20. In the event that the parties are unable to reach an agreement with respect to such matters, Windmiller shall be deeded to the Partnership at a Deferred Closing (as defined in Section 10.1.2) after it has been platted; provided, however, that such Deferred Closing shall not be required to take place within thirty (30) days of the First Closing.

        5.21 Future Joint Venture Agreements. The Midland Principals shall promptly provide to Regency true and complete copies of the governing documents of each of the Kroger Joint Ventures and King Soopers Joint Ventures to be formed with respect to the Acquisition Properties upon formation of such Joint Ventures. Such governing documents shall be substantially similar to the governing documents of each other Kroger Joint Venture and King Soopers Joint Venture, respectively.


               ARTICLE 6: REPRESENTATIONS, WARRANTIES AND FURTHER
                              COVENANTS OF MIDLAND

        The representations and warranties contained in this Article 6 are made as of the date of this Agreement. Except as specifically provided, all representations and warranties contained in this Article 6 are several and not joint and several; provided, however, that the representations of Midland Development shall also be made jointly and severally by the Midland Principals. The survival of and liability for the representations and warranties contained in this Article 6 after the First Closing Date shall be governed solely by Article 13 (Indemnification) hereof and the remedies set forth in Article 13 shall be the sole remedies after the First Closing Date for any breach of such representations and warranties. All representations that are made "to the knowledge of the Midland Principals" means to the actual knowledge of such individuals after reasonable inquiry. All representations that are made "to the knowledge of Midland Development" means to the actual knowledge of the individuals listed on Schedule 6 after reasonable inquiry. All representations that are made "to the knowledge of the Property Entity" means to the actual knowledge of individuals for such Property Entity listed in Schedule 6 after reasonable inquiry. All representations that are made "to knowledge of the Midland Affiliate" means to the knowledge of the individuals for such Midland Affiliate listed on Schedule 6 after reasonable inquiry. All representations that are made "to the knowledge of the Property Owner" means to the actual knowledge of the individuals for such Property Owners listed on Schedule 6 after reasonable inquiry. The Midland Principals, each Midland Affiliate (as to the individuals shown on Schedule 6 with respect to such Midland Affiliate) and each Property Entity (as to the individuals shown on Schedule 6 with respect to such Property Entity) represent that such individuals are the appropriate individuals who, in the course of their duties, would normally be aware of material issues and facts affecting the Properties, the Option Properties, the Midland Affiliates, the Property Entities and the Joint Ventures and that such individuals have made reasonable inquiry to have a reasonable basis for the matters represented.

        6.1 As to Property Entities, Joint Ventures, Midland Affiliates and Midland Principals. Each Property Entity (including Midland Development), as to itself, and each Midland Affiliate, as to itself and as to any Property Entity or Joint Venture in which it owns an interest, and each Midland Principal, as to himself, represents and warrants as follows:

             6.1.1 Due Organization, etc. Such Property Entity, Joint Venture and Midland Affiliate is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, with all requisite power and authority to own, lease, operate and sell its assets and to carry on its businesses as they are now being conducted. Such Property Entity, Joint Venture and Midland Affiliate is in good standing as a foreign entity authorized to do business in each jurisdiction where it engages in business.

             6.1.2     Due Authorization; Consents; No Violations.

                   (a) Such Property Entity, Joint Venture and Midland Affiliate has made available to Regency true and complete copies of its respective partnership agreement or other governing document, as applicable, including each amendment thereto, of which a complete list is set forth on Schedule 6.1.2(a). Such Property Entity and Midland Affiliate has full power and authority to enter into this Agreement and the Transaction Documents, and to consummate the transactions contemplated hereby and thereby, and the Persons executing this Agreement and applicable Transaction Documents on behalf of such Property Entity or Midland Affiliate have been duly authorized to do so on behalf of such Property Entity or Midland Affiliate. Subject to the last sentence of this paragraph, the execution, delivery and performance by such Property Entity or Midland Affiliate of this Agreement have been, and the Transaction Documents to be executed and delivered by it pursuant to this Agreement shall be, duly and validly approved by such Property Entity or Midland Affiliate and by all necessary partnership, corporate or other applicable action, and no other action or proceeding on the part of any Midland Principal, Property Entity or Midland Affiliate or any other Person is necessary to authorize this Agreement and the Transaction Documents to be executed and delivered by such Midland Principal, Property Entity or Midland Affiliate pursuant hereto and the transactions contemplated hereby and thereby, other than obtaining the consents set forth on Schedule 6.1.2(b). Subject to the last sentence of this paragraph, this Agreement has been duly and validly executed and delivered by such Midland Principal, Property Entity and Midland Affiliate and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes, and the Transaction Documents to be executed and delivered by such Midland Principal, Property Entity or Midland Affiliate pursuant to this Agreement when executed will constitute, valid and binding obligations of each such Midland Principal, Property Entity or Midland Affiliate enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws or court decisions from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. The representations and warranties contained in this paragraph are subject to obtaining the required consents under the applicable partnership agreement or operating agreement or other governing document with respect to such Property Entity or Midland Affiliate, which consents are listed in Schedule 6.1.2(b).

                   (b) Except for obtaining the consents set forth on
   Schedule 6.1.2(b), no consents, waivers, exemptions or approvals of, notices to, or filings or registrations by such Midland Principal, Property Entity, Joint Venture or Midland Affiliate with, any Government Entity or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance by such Midland Principal, Property Entity or Midland Affiliate of this Agreement or the Transaction Documents to which he or it is a party or to be delivered by Midland Principals, Property Entities and Midland Affiliates pursuant to this Agreement or the consummation of the transactions contemplated hereby and thereby which involve responsibilities by such Property Entity or Midland Affiliate, including but not limited to notices to any employees thereof.

                   (c) Upon obtaining those consents set forth on Schedule 6.1.2(b) (and assuming receipt of such consents), the execution, delivery and performance by such Midland Principal, Property Entity and Midland Affiliate of this Agreement and the Transaction Documents to be executed, delivered and performed by such Midland Principal, Property Entity and Midland Affiliate pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any Law or Order; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which with the passage of time or the giving of notice, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance require by, or permit cancellation of, or result in the creation of any Lien upon any of his or its Assets under any Contract to which such Midland Principal, Property Entity, Joint Venture or Midland Affiliate is a party or by which such Midland Principal, Property Entity, Joint Venture or Midland Affiliate or any of his or its Assets are bound or by which such Midland Principal, Property Entity, Joint Venture or Midland Affiliate or any of his or its Assets may be affected; (iv) permit the acceleration of the maturity of any indebtedness of such Midland Principal, Property Entity, Joint Venture or Midland Affiliate or any indebtedness secured by his or its Assets; or (v) violate or conflict with any provision of the partnership agreement or governing document of such Property Entity, Joint Venture or Midland Affiliate.

                   (d) Except as set forth in the Allocation Chart, no Person holds any options, warrants, securities or other rights with respect to such Property Entity, Joint Venture or Midland Affiliate entitling, or which if exercised would entitle, them to receive Units or Additional Units to be delivered pursuant to this Agreement.

             6.1.3     Existing Mortgage Debt.  Except as set forth on
   Schedule 6.1.3, there are no defaults (and no Property Entity, Joint Venture or Midland Affiliate has received any notice of a default asserted by any lender) under the Existing Mortgage Debt of such Property Entity, Joint Venture or Midland Affiliate, or facts or circumstances which through the passage of time or the giving of notice, or both, would result in such a default, nor will such Property Entity or Midland Affiliate cause or permit any default to occur thereunder or cause or permit any increase in the outstanding aggregate principal balance thereof from the date hereof until the First Closing, except to fund expenditures made substantially in conformity with the Development Budget and Schedule and the TI Budget and Schedule. The documents described on Schedule 1.1.40 are all of the loan documents executed in connection with such Existing Mortgage Debt of such Property Entity, Joint Venture or Midland Affiliate, and such documents have not been modified or amended except as noted thereon. The aggregate principal balance outstanding to each lender under such Existing Mortgage Debt as of the Recent Balance Sheet Date is set forth on Schedule 1.1.40.

             6.1.4 Financial Statements. To the knowledge of such Property Entity or Midland Affiliate, the financial statements of such Property Entity or Joint Venture reflected in the Midland Financial Statements fairly present the financial condition, results of operations and cash flows of such Property Owner for the periods indicated therein, do not reflect any transactions which are not bona fide transactions of such entity, have been prepared in accordance with the books and records of such entity and make full and adequate disclosure of, and provision for, all Liabilities of such entity required to be reflected in accordance with GAAP as of the dates thereof. Regency and its independent certified accountants shall be given access to the books of such entity at any time prior to the First Closing upon reasonable advance notice in order that they may prepare audited financial statements described in Section 14.1.

             6.1.5 No Adverse Change. To the knowledge of such Midland Affiliate or Property Entity, since the Recent Balance Sheet Date, there has not been (i) any event, circumstance or change in such Property Entity, Joint Venture or Midland Affiliate, its respective business or prospects which would cause or reasonably be expected to result in a Material Adverse Effect on any such entity or its Assets, or (ii) any material loss, damage or destruction to any of its Assets (whether or not covered by insurance) or any other event or condition which has had or is likely to have a Material Adverse Effect on such entity or its Assets. Since the Recent Balance Sheet Date, there has not been any sale, lease or other transfer or disposition of the Assets of such Property Entity, Joint Venture or Midland Affiliate, or any cancellation of any debts or claim of any such entity, except in the ordinary course of its business. Since the Recent Balance Sheet Date, such Property Entity's, Joint Venture's or Midland Affiliate's business has been conducted in all material respects only in the ordinary course and with respect to any of its Properties, consistent with its contemplated use.

             6.1.6 No Litigation. Except as set forth on Schedule 6.1.6, there is no Litigation pending or, to the knowledge of such Midland Principal, Midland Affiliate or Property Entity, threatened (a) against such Property Entity, Joint Venture, Midland Affiliate or the Assets of such Property Entity, Joint Venture or Midland Affiliate, the Option Properties of such Property Entity or Joint Venture or its respective business or directors or officers or Persons performing comparable functions (in such capacity), or (b) which challenges or impairs such Midland Principal's, Property Entity's or Midland Affiliate's ability to execute, delivery or perform its obligations under this Agreement and the Transaction Documents to be executed and delivered by such Midland Principal, Property Entity or Midland Affiliate pursuant to this Agreement, nor does such Midland Principal, Property Entity or Midland Affiliate know of any facts which are reasonably likely to be the basis for any such Litigation. Except as set forth on Schedule 6.1.6, neither such Midland Principal, Property Entity or Midland Affiliate nor any of the Assets or Option Properties of such Midland Principal, Property Entity, Joint Venture or Midland Affiliate is subject to any Order.

            6.1.7 Leased Real Property. Schedule 6.1.7 lists all leases pursuant to which such Property Entity, Joint Venture or Midland Affiliate holds any real property used in connection with its respective business. True and complete copies of all such leases have been delivered to Regency, together with copies of all reports of any engineers, environmental consultants or other consultants which relate to any property subject to such a lease, if any.

            6.1.8 Leased Personal Property. Schedule 6.1.8 lists all leases pursuant to which such Property Entity or Joint Venture holds equipment, vehicles, furniture or any other item of personal property used in connection with its respective business, other than leases terminable without penalty on less than thirty (30) days or less notice or requiring less than $10,000 in aggregate payments over the remaining term of the lease. All of the personal property leased by such Property Entity or Joint Venture under such leases is presently utilized by such Property Entity or Joint Venture in the ordinary course of its business. True and complete copies of all such leases have been made available to Regency.

            6.1.9 Intellectual Property. Except for the "Midland" name and the name of each individual Property, there are no trade names, trademarks, service marks or copyrights (or any registrations with any Government Entity of, or applications for registration pending with respect to, any of the foregoing) owned or licensed by such Midland Principal, Property Entity or Joint Venture that are material to the conduct of the business of such Property Entity or Joint Venture.

            6.1.10 Contracts. Except as set forth on Schedule 6.1.10, and except for the partnership agreements, operating agreements or other governing documents of the Joint Ventures listed on Schedule 6.1.2(a), and those other contracts disclosed elsewhere in the Schedules to this Agreement, including but not limited to the Leases described on the Rent Roll, Schedules 1.1.2 (Acquisition Contracts), 1.1.27 (Development Contracts), 1.1.40 (Existing Mortgage Debt), 1.1.70 (Management Contracts), 1.1.125 (Repair Contracts), 1.1.134 (Service Contracts),
   1.1.146 (TI Contracts), 6.1.7 (Leased Real Property), 6.1.8 (Leased Personal Property), 6.1.11 (Insurance Policies) and 6.2.7 (Brokers), include all of the Contracts of the following types (i) to which such Joint Venture is a party or is bound, (ii) to which such Property Entity is a party or is bound and which its respective Transferee is assuming, or
   (iii) to which any of the Assets or Option Properties of such Property Entity or Joint Venture are subject or are bound:

                  (a) all property management agreements, asset management agreements, and development agreements;

                  (b) all partnership agreements or other governing documents;

                  (c) any Contract of any kind with any equity owner of the Property Entity or Joint Venture or any Affiliate of such equity owner;

                  (d) any Contract with a dealer, broker, leasing agency, advertising agency or other Person engaged in sales, or promotional activities (other than Contracts terminable without penalty on thirty (30) days or less notice or requiring less than $10,000 in aggregate payments under the remaining term of the contract);

                  (e) any Contract of any nature which involves an unperformed commitment in excess of, or services having a value in excess of, $10,000;

                  (f) any Contract pursuant to which the Property Entity or Joint Venture has made or will make loans or advances, or has or will have incurred debts or become a guarantor, indemnitor or surety or pledged its credit on or otherwise become contingently or secondarily liable with respect to any undertaking or obligation of any other Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

                  (g) any indentures, credit agreements, loan agreements, notes, letters of credit, mortgages, security agreements, leases of real property or personal property, deeds of trust or other agreements for financing;

                  (h) any Contract involving a partnership, joint venture or other cooperative undertaking;

                  (i) any Contract involving any restrictions relating to the Property Entity or Joint Venture with respect to the geographical area of operations or scope or type of business of the Property Entity or Joint Venture;

                  (j) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Midland Principal, Property Entity, Joint Venture or Midland Affiliate;

                  (k) any Contract under which the requirements for performance extend beyond thirty (30) days from the date of this Agreement

   (other than Contracts requiring less than $10,000 in aggregate payments over the term of the contract); and

                  (l) all other Contracts relating to the business of the Property Entity or Joint Venture not made in the ordinary course of business which are to be performed at or after the date of this Agreement (other than Contracts terminable without penalty on thirty (30) days or less notice or requiring less than $10,000 in aggregate payments over the term of the contract).

   Such Property Entity, Joint Venture or Midland Affiliate has made available to Regency each Contract listed on Schedules 1.1.2 (Acquisition Contracts), 1.1.27 (Development Contracts), 1.1.40 (Existing Mortgage
   Debt), 1.1.70 (Management Contracts), 1.1.125 (Repair Contracts), 1.1.134 (Service Contracts), 1.1.146 (TI Contracts), 6.1.7 (Leased Real Property),
   6.1.8 (Leased Personal Property), 6.1.11 (Insurance Policies) and 6.2.7 (Brokers) with respect to its business or Assets, and a written description of each oral arrangement so listed. All such Contracts are duly authorized and enforceable in accordance with their terms by such Property Entity or Joint Venture, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, similar laws or court decisions from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

            6.1.11 Insurance. The Property Entity or Joint Venture has in full force and effect policies of insurance of the types and amounts customarily maintained by organizations similarly situated sufficient to insure it against loss of its respective Assets and Option Properties and will continue to maintain all such insurance in full force and effect up to and including the First Closing Date. Schedule 6.1.11 is a list of all casualty, liability, business interruption and other insurance policies insuring against loss of its Assets and Option Properties. True and complete copies of such policies shall be delivered to Regency as promptly as practicable following the date of this Agreement. The parties shall use reasonable commercial efforts to (i) determine whether there will be any gaps in insurance for the Property Entities and Joint Ventures, on the one hand, and the Transferees, on the other hand, in their respective insurance coverages before and after the First Closing, and (ii) name each other, where appropriate, at no additional cost as additional named insureds on each other's policies.

            6.1.12     Tax Matters.

                  (a) No Midland Tax is Payable by Transferees. Except as provided on Schedule 6.1.12, and except to the extent reflected in the Proration Items, there are no unpaid Taxes arising from the operation of the business of the Property Entity or Joint Venture (or as a result of the Property Entity or Joint Venture succeeding to the Liabilities of any other Person by operation of law pursuant to a purchase of assets or stock, merger, consolidation or similar transaction) during any period prior to the First Closing Date for which the Joint Venture or any Transferee will become liable or which will become a Lien against any of the Assets or Option Properties of such Property Entity or Joint Venture following the First Closing, including but not limited to payroll, withholding and social security Taxes for any employee or person deemed to be an employee of such entity.

                  (b) Tax Audits. Except as provided on Schedule 6.1.12, such Property Entity or Joint Venture has not received from the IRS or from the Tax authorities of any state, county, local or other jurisdiction
   (i) any notice of underpayment of Taxes or other deficiency which has not been paid, (ii) any objection to any Tax return or report filed by such Property Entity or Joint Venture, nor (iii) any notice of audit with respect to any Tax, nor is such Property Entity or Joint Venture currently the subject of any such audit. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax return or report filed by such Property Entity or Joint Venture.

                  (c) Leases. All of the services provided by the Property Entity or Joint Venture (or any other Person acting as lessor or landlord for any of its Assets or Option Properties) to the tenants of its Properties (including the Development Properties) or Acquisition Properties under its respective leases are customary in that geographic area for first class shopping centers and are primarily for the convenience of the tenant as described in Section 856(d) of the Code. No formula for determining percentage rents under any lease with a tenant of the Property Entity or Joint Venture (including the Development Properties) or any of its Acquisition Properties has the effect of basing such rent on the income (as opposed to revenues) or profits of any Persons. Any rent payable by tenants of its Properties (including the Development Properties) or its Acquisition Properties attributable to personal property does not exceed 15% of the total rent under the relevant Lease attributable to both real and personal property (determined in accordance with Section 856(d)(1)(C) of the Code). Schedule 1.1.134 lists any Service Contract (including those which are terminable without penalty on thirty (30) days or less notice or requiring less than $10,000 in aggregate payments over the remaining term of the contract) for the provision of services to any Property as to which the Property Entity or Joint Venture receives a mark-up.

        6.2 Representations of Midland Principals, the Property Entities and the Midland Affiliates. The following representations are made jointly and severally by the Midland Principals as to each matter set forth herein (except as to Section 6.2.1 and 6.2.2 for which each Midland Principal represents severally as to himself and in the case of Section 6.2.2, jointly and severally as to each entity named therein in which such Midland Principal owns an equity interest), by each Property Entity, as to itself, and by each Midland Affiliate, as to itself, and as to each Property Entity in which it owns an equity interest:

            6.2.1 Retained Properties. Other than the real property constituting Excluded Assets and the real property identified on Schedule 6.2.1, such Midland Principal does not, directly or indirectly, (a) own more than a 20% interest in real property which is either presently or is contemplated to be a grocery store anchored shopping center ("Grocery Related Real Estate") and which is not an Asset or an Option Property hereunder, (b) possess the right to acquire any interest in Grocery Related Real Estate ("Acquisition Rights") which is not an Acquisition Contract, or (c) possess the right, directly or indirectly, to develop or redevelop Grocery Related Real Estate ("Development Rights") other than the Development Contracts. For purposes of this Section 6.2.1, a Midland Principal's passive investment in securities of a publicly traded enterprise which, together with any of such Midland Principal's Affiliates, does not exceed 5% of the outstanding shares of the publicly-traded stock of such enterprise shall not constitute the foregoing indirect ownership or possession.

            6.2.2 Securities.

                  (a) Such Property Entity will acquire the Units for its own account and not with a view to or for sale in connection with any public distribution thereof within the meaning of the Securities Act, except that the Units may be distributed to the Unit Recipients pursuant to the transactions contemplated by this Agreement, and such Midland Principal receiving Units in such distribution will acquire such Units for his own account and not with a view to or for sale in connection with any public distribution.

                  (b) Such Midland Principal, Property Entity and Midland Affiliate has sufficient knowledge and experience in financial and business matters to enable him or it to evaluate the merits and risks of investment in the Units and the Common Stock issuable upon exercise of the Redemption Rights (collectively, the "Regency Securities"), and has the ability to bear the economic risk of acquiring the Regency Securities.

                  (c) Such Midland Principal, Property Entity and Midland Affiliate has been furnished with a copy of the Regency Exchange Act Reports and all other materials which he or it has requested from Regency, and such Midland Principal, Property Entity and Midland Affiliate has had a full opportunity to ask questions of and receive answers from Regency or Persons acting on behalf of Regency concerning Regency and the terms and conditions of the acquisition of the Regency Securities.

                  (d) Such Midland Principal, Property Entity and Midland Affiliate hereby acknowledges that the Regency Securities are not registered under the Securities Act or any state securities Laws and cannot be resold without registration thereunder or exemption therefrom. Such Midland Principal, Property Entity and Midland Affiliate agrees that he or it will not transfer all or any portion of the Regency Securities except as contemplated hereby unless such transfer has been registered or is exempt from registration under the Securities Act and any applicable state securities Laws, and he or it shall require the Unit Recipients to be bound by the same agreement as a condition of the distribution to them of the Units. The Regency Securities shall, unless otherwise registered, contain a prominent legend with respect to the restrictions on transfer under the Securities Act and other applicable state securities Laws.

                  (e) To the knowledge of the Midland Principals, no more than 35 Unit Recipients do not qualify as an "accredited investor," as such term is defined in Regulation D promulgated under the Securities Act. Each such Midland Principal is such an "accredited investor."

                  (f) Schedule 6.2.2(f) lists the jurisdiction of residence of each Unit Recipient.

            6.2.3 Distributions and Payments. Upon obtaining the consents set forth in Schedule 6.1.2(b) applicable to such Property Entity and upon the execution of the other documents contemplated by this Agreement, Midland Affiliate or Joint Venture, the allocation of the consideration, including Units and Additional Units, to be received in exchange for the Assets among all of the equity owners of the respective Contributor as described in Article 2 of this Agreement (including the Allocation Chart) or set forth elsewhere in the Transaction Documents will not violate (or when such Transaction Document is executed will not violate) any of the partnership agreements or other governing documents applicable to such Property Entity, Joint Venture or Midland Affiliate, and neither the Partnership nor Regency shall have any Liability as to any such matters. The Midland Principals represent and warrant that such allocation among all the Contributors of the consideration, including Units and Additional Units, to be received in exchange for the Assets will not violate any governing documents, agreements or duties applicable to any Property Entity, Joint Venture or Midland Affiliate, and neither the Partnership nor Regency shall have any Liability as to any such matters.

            6.2.4 Tax Advice. The Midland Principals, Property Entities, Joint Ventures and Midland Affiliates have relied on their accountants, attorneys and other advisors for advice in connection with structuring the transactions contemplated by this Agreement and are not relying on Regency or Regency's accountants, attorneys or other advisors with regard to the structure of such transactions.

            6.2.5 Foreign Person. No Unit Recipient, Property Entity or Midland Affiliate is a "foreign person" within the meaning of Section 1445(f)(3) of the Code, and each Unit Recipient, Property Entity and Midland Affiliate will furnish to the Partnership, if requested by the Partnership, an affidavit in form satisfactory to the Partnership confirming the same.

            6.2.6 No Employees. Except as set forth on Schedule 6.2.6, no Property Entity or Joint Venture has ever had any employees.

            6.2.7 Brokers. Except as disclosed on Schedule 6.2.7, neither Regency, the Partnership nor any Affiliate of either has or shall have any Liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by any Midland Principal, Property Entity, Joint Venture or Midland Affiliate in connection with the transactions contemplated by this Agreement.

            6.2.8 Insolvency. There is not pending (nor to the knowledge of such Property Entity or such Midland Affiliate threatened) against any Property Entity, Joint Venture or Midland Affiliate a petition in bankruptcy or any other insolvency proceeding, whether voluntary or otherwise, any petition seeking reorganization or arrangement or appointment of a receiver or trustee, or any other action brought under the bankruptcy laws of the United States or any state, nor has any Property Entity, Joint Venture or Midland Affiliate made an assignment for the benefit of creditors, nor entered into an arrangement with creditors, nor admitted in writing its inability to pay debts as they become due.

        6.3 Additional Matters Relating to Joint Ventures. Each Midland Affiliate that owns an interest in a Joint Venture and each Midland Principal owning an interest in such Midland Affiliate hereby represents and warrants as follows with respect to such Joint Venture:

            6.3.1 Tax Matters. The Joint Venture is qualified, and since the date of its formation has been qualified to be treated as a partnership for federal income tax purposes. The Joint Venture has never applied for any Tax ruling or entered into a closing agreement with any Taxing authority.

            6.3.2 No Defaults. Except to the extent any default or non-compliance is not likely to cause a Material Adverse Effect as to such Joint Venture, the Joint Venture has not: (a) breached any provision of, nor is it in default under the terms of, any Contract to which it is a party or under which it has any rights or by which it is bound or which relates to its businesses, Assets or Option Properties and to the knowledge of the Midland Affiliate, no other party to any such Contract has breached such Contract or is in default thereunder (nor has the Joint Venture waived any such default), and to the knowledge of the Midland Affiliate, no event has occurred and no condition or state of facts exists which with the passage of time or the giving of notice, or both, would constitute such a default or breach by the Joint Venture or by any such other party, or give right to an automatic termination or the right of discretionary termination thereof; (b) each of the Joint Venture and the Midland Affiliate owning an interest therein has complied with its obligations, and has not breached any of its duties, under the respective partnership agreement or other documents governing such entity; (c) each of its Assets and Option Properties is in compliance with, and no violation exists under, any Law or Order applicable in any way to the Joint Venture, any of its Assets or Option Properties; and (d) no notice from any Government Entity has been received by or on behalf of the Joint Venture claiming any violation of any Law (including any building, zoning or other ordinance) or Order, or requiring any work, construction or expenditure.

            6.3.3 Other. Except as disclosed on Schedule 6.3.3, the Joint Venture has not succeeded to the Liabilities of any other Person by operation of Law pursuant to a purchase of stock, merger, consolidation or similar transaction.

        6.4 Additional Representations of Midland Development. The following representations are made by Midland Development and by each Midland Principal, jointly and severally:

            6.4.1 No Defaults. Except to the extent any default or non-compliance is not likely to cause a Material Adverse Effect as to Midland Development or the Third Party Management Assets, Midland Development has not: (a) breached any provision of, nor is it in default under the terms of, any Contract to which it is a party or under which it has any rights or by which it is bound or which relates to its business and Assets and to the knowledge of the Midland Principals, no other party to any such Contract has breached such Contract or is in default thereunder (nor has Midland Development waived any such default), and no event has occurred and no condition or state of facts exists which with the passage of time or the giving of notice, or both, would constitute such a default or breach by Midland Development or by any such other party, or give right to an automatic termination or the right of discretionary termination thereof; (b) Midland Development has complied with its obligations, and has not breached any of its duties, under the documents governing such entity; (c) its Assets are in compliance with, and no violation exists under, any Law or Order applicable in any way to Midland Development or its Assets; and (d) no notice from any Government Entity has been received by or on behalf of Midland Development claiming any violation of any Law (including any building, zoning or other ordinance) or Order, or requiring any work, construction or expenditure.

            6.4.2 Management Contracts.  Except as disclosed on Schedule
   6.4.2 and except as would not be likely to cause a Material Adverse Effect as to Midland Development or the Third Party Management Assets, no other party to a Management Contract has rights of set-off or counterclaim against Midland Development under such Management Contract. Except as set forth on Schedule 6.4.2, neither Midland Development nor any Midland Principal has received notice of termination of any Management Contract from any other party thereto, nor is Midland Development or any Midland Principal aware that any other party presently intends to terminate, or contemplates terminating a Management Contract.

            6.4.3 Permits. To the knowledge of Midland Development and each Midland Principal, except as provided on Schedule 6.4.3, the Third Party Management Business possesses all of the permits, certificates, franchises, rights, variances, interim permits, approvals, authorizations or consents, whether federal, state, local or foreign, currently necessary for the lawful operation of such business, the absence of which would have a Material Adverse Effect.

            6.4.4 Title To and Condition of Assets. Midland Development has good and marketable title to its Assets, free and clear of all Liens other than the Permitted Exceptions. To the knowledge of the Midland Principals and Midland Development, the tangible assets constituting the Assets owned by Midland Development are free from defects that would have a Material Adverse Effect on Midland Development or the Third Party Management Business.

            6.4.5 Employee Benefit Plans.

                  (a) Disclosure. Schedule 6.4.5 identifies each employee benefit plan, fund, program, contract, policy or arrangement covering or benefitting employees of Midland Development, including, but not limited to, all "employee benefit plans," as defined in Section 3(3) of ERISA, and specifically including each retirement, pension, profit sharing, stock bonus, savings, thrift, bonus, medical, health, hospitalization, welfare, life insurance, disability, accident insurance, group insurance, sick pay, holiday and vacation programs, executive or deferred compensation plans or contracts, stock purchase, stock option or stock appreciation rights, plans or arrangements, employment and consulting contracts, and severance agreements or plans (collectively, the "Employee Benefit Plans"). With respect to each of the Employee Benefit Plans:

                       (1) No such plan has been terminated so as to subject, directly or indirectly, the Transferees, the Assets, or the Option Properties to any Liability or the imposition of any Lien;

                       (2) If any such plan were terminated, neither the Transferees, the Assets nor the Option Properties would be subject, directly or indirectly, to any Liability or the imposition of any Lien;

                       (3) No condition or event has occurred, currently exists or currently is expected to occur, including violations of any Laws, that could subject, directly or indirectly, the Transferees, the Assets or the Option Properties to any Liability or the imposition of any Lien;

                       (4) No such plan is a "multiemployer plan" or "defined benefit plan" (as defined in Section 4001 of ERISA), and neither Midland Development nor any member of its controlled group (as defined in Section 4001(a)(14) of ERISA) has ever contributed or been obligated to contribute to any such plan; and

                       (5) There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist, and the consummation of the transactions contemplated by this Agreement will not result in any prohibited transaction.

                  (b) Successor Liability. No condition or event could subject, directly or indirectly, the Transferees, the Assets or the Option Properties to any Liability or the imposition of any Lien under ERISA as a result of Midland Development having succeeded to the Liabilities of any other Person by operation of law pursuant to a purchase of assets or stock, merger, consolidation or similar transaction prior to the First Closing Date.

            6.4.6 Other Employee Matters. Midland Development has and currently is conducting its business in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, the violation of which would have a Material Adverse Effect on any Property Entity, Joint Venture, the Third Party Management Assets or the transactions contemplated by this Agreement.

        6.5 As to the Properties. Each Property Entity (other than Midland Development), as to itself, each Midland Affiliate, as to itself and as to any Property Entity or Joint Venture in which it owns an interest, and each Midland Principal, as to himself and to each of the foregoing in which he owns an equity interest, makes the representations and warranties set forth in this Section 6.5. For purposes of this
   Section 6.5, each Property Entity (other than Midland Development) and Joint Venture is referred to as a "Property Owner."

            6.5.1 Title; Purchase Commitments. Except for that portion of the Worthington Shopping Center which is a ground leasehold interest held by the Property Owner as a tenant, the Property Owner is the sole owner of, and has had good and indefeasible title to an undivided fee simple interest in its Properties and Option Properties, subject only to the Permitted Exceptions. The Property Owner shall cause the encumbrances listed on Schedule 6.5.1 to be fully paid and discharged of record on or prior to the First Closing Date. The Property Owner has not entered into any agreement to lease, sell, mortgage or otherwise encumber or dispose of its interest in its Properties and Option Properties or any part thereof, except with respect to the Existing Mortgage Debt, the Permitted Exceptions, and this Agreement.

            6.5.2 Physical Condition. All buildings and improvements on the Properties of the Property Owner and all Personal Property constituting a part thereof, including, without limitation, all heating and air conditioning equipment, plumbing and electrical systems and paving are in as good condition and repair as was the case on the date of Regency's (or its representatives') on-site inspection of such Properties (as set forth in Schedule 6.5.2), except items calling for repair due to normal wear and tear. Without limiting the generality of the foregoing, except for the Properties set forth on Schedule 6.5.2 or as disclosed in the Capital Expenditure Budget and Schedule, to the knowledge of such Property Owner, Midland Affiliate and Midland Principal, the roofs, walls and foundations of the buildings are free from leaks and seepage of moisture except as disclosed in the engineering reports prepared on behalf of Regency or the applicable Transferee in respect of such Properties or in Schedule 6.5.2.

            6.5.3 Rentable Area and Parking Spaces. With the exception of the Development Properties and Acquisition Properties, each Property of the Property Owner, on the First Closing Date, will contain the number of square feet of rentable area and number of parking spaces specified in
   Schedule 6.5.3. Each Development Property and Acquisition Property is projected to contain the number of square feet of rentable area and number of parking spaces specified in Schedule 6.5.3.

            6.5.4 Compliance with Laws. To the knowledge of such Property Owner, Midland Affiliate and Midland Principal (without inquiry of any tenants of the Properties or Option Properties), other than non-compliance or violations which are not likely to have a Material Adverse Effect, each Property or Option Property of such Property Owner and the operation thereof conform with all applicable Laws of all applicable public authorities and private restrictions except for non-conformity or violations which are disclosed on Schedule 6.5.4, and each such Property (or in the case of Development Properties and Acquisition Properties, upon completion) may be operated in its present manner as a shopping center and with all accessory uses which now exist for such Property without violating any federal, state, local or other governmental building, zoning, health, safety (including, without limitation, fire and life safety), disability-related, platting or subdivision Laws, or any applicable private restrictions, and no such use is a preexisting, nonconforming use. Except as contained in Schedule 6.5.4, no notices or citations of any applicable private restriction or of the violation of any zoning regulation or directive of any governmental authority or authorities having jurisdiction relating to any such Property or Option Property or any parts thereof have been received by the Property Owner, Midland Affiliate or Midland Principal other than restrictions or violations not likely to have a Material Adverse Effect.

            6.5.5 Insurability. Neither the Property Owner, the Midland Affiliate nor the Midland Principal, nor to the knowledge of such Property Owner, Midland Affiliate or Midland Principal, any tenant of any Property or Option Property of such Property Owner, has received any notices from any insurance company of any defects or inadequacies in such Property or Option Property or any part thereof which would affect adversely the insurability of such Property or Option Property, and, to the knowledge of the Property Owner, Midland Affiliate or Midland Principal, each such Property or Option Property complies with the requirements of all insurance carriers providing insurance therefor.

            6.5.6 Utilities; Permits.  Except for the Properties set forth on
   Schedule 6.5.6, all water, sewer, gas (if any) , electric, telephone and drainage facilities and any other utilities required by law for the normal operation of each Property of the Property Owner are installed to the property line thereof and are connected with valid permits, and are sufficient to permit full compliance with all requirements of Law and of the Leases applicable thereto. Except for the Properties set forth on
   Schedule 6.5.6, all permits and connection fees with respect to such Properties are fully paid and any action necessary on the part of the Property Entity to transfer such permits will be accomplished as of the First Closing.

            6.5.7 Contract Payments. Except for the Development Properties, the applicable Property Owner will have paid for all work, labor and material furnished to each Property on or prior to the First Closing Date except as disclosed on Schedule 6.5.7 in respect of the punch list items for which there is retainage, and there will be no Liens or the possibility thereof in connection therewith relating to any work or labor done or materials furnished prior to the First Closing Date, except as disclosed on Schedule 6.5.7.

            6.5.8 Assessments. Each Property of the Property Owner is assessed for full value as a completed unit for real estate tax purposes, except as set forth on Schedule 6.5.8. Except as set forth on Schedule 6.5.8, neither the Property Owner, the Midland Affiliate nor the Midland Principal has received any notice or order from any governmental authority in respect of any proposed change in the valuation of such Property or Option Property for personal property or real estate tax purposes from that assessed for the current assessment period, nor do such Property Owner, Midland Affiliate or Midland Principal know of any action or proceeding designed to levy any special assessments against such Property or Option Property. Neither the Property Owner, the Midland Affiliate nor the Midland Principal have been notified of possible future improvements by any public authority, any part of the cost of which would or might be assessed against such Property or Option Property or of any contemplated future assessments of any kind, except as set forth on Schedule 6.5.8.

            6.5.9 Accuracy of Documents. The Contracts, Leases and other documents pertaining to each Property or Option Property of the Property Owner which have been or will be delivered by the Property Owner to the applicable Transferee hereunder will be true, accurate and complete and constitute all Leases and Contracts with respect to such Property or Option Property as of the First Closing Date.

            6.5.10 Rent Roll and Leases. The Rent Rolls attached hereto as Schedule 1.1.124 are complete and accurate as to each Property and Option Property of the Property Owner; each Lease with respect to such Property or Option Property is in full force and effect; no tenant or any other person has any option to renew or extend its Lease except to the extent indicated on Schedule 6.5.10 and no tenant or any other person has any other right to possess or acquire any interest in any part of such Property or Option Property; to the knowledge of the Property Owner, the Midland Affiliate or the Midland Principal, no tenant under the Leases with respect to such Property or Option Property is in default thereunder except to the extent indicated on Schedule 6.5.10; the landlord under each of such Leases has neither committed nor suffered any act or omission which with the giving of notice or the lapse of time, or both, would constitute a default on its part, or would entitle the respective tenants thereunder to damages under the terms of any of such Leases or a right of set-off or a right to terminate the Lease; none of the tenants has notified any Property Owner, Midland Affiliate or Midland Principal in respect of any materially defective condition of such Property or Option Property or of any material alleged default on the part of any such Property Owner, Midland Affiliate or Midland Principal except to the extent indicated on Schedule 6.5.10; no tenant under any of such Leases has paid any rental more than thirty (30) days in advance (other than as required by its Lease) or is in arrears in rent payments for more than thirty (30) days, except to the extent listed on Schedule 6.5.10; except as provided in Schedule 6.5.10 as of the date hereof in respect of such Property or Option Property, all tenants have accepted and are occupying the leased premises; except as set forth in such Leases or in Schedule 6.5.10, no tenant is entitled to receive any concession, rental or otherwise, or other similar compensation in connection with renting the space it occupies or by reason of any reduction in service; except as provided in Schedule 6.5.10, the Property Owner has eliminated or satisfied all of the landlord's obligations under such Leases which are conditions to the obligations of the respective tenants thereunder to pay rent. Neither the Property Owner, the Midland Affiliate or the Midland Principal have any obligation continuing after the First Closing Date to do any maintenance or make any improvements in respect of any leased premises except as set forth in Schedule 6.5.10 and no commissions to any broker or leasing agent are due or will become due on account of any of such Leases or upon extension or renewal of the term thereof or upon the leasing of additional space in such Property or Option Property, whether or not pursuant to an option or other right contained in any such Lease, except as set forth in Schedule 6.5.10 or except to the extent reflected in the "Proration Items."

            6.5.11 Permits. To the knowledge of such Property Owner, Midland Affiliate and Midland Principal, the copies of the licenses and permits delivered by the Property Owner to the applicable Transferee prior to the First Closing Date constitute all licenses and permits (and with the exception of the Development Properties, including, without limitation, occupancy permits) which are required from all governmental authorities having jurisdiction over each Property or Option Property of such Property Owner which are necessary for the operation thereof in the manner operated by the Property Owner at the time of the First Closing or to insure vehicular and pedestrian ingress to and egress from such Property or Option Property and neither the Property Owner, the Midland Affiliate or the Midland Principal have received any notice regarding, nor do such Property Owner, Midland Affiliate or Midland Principal have any knowledge of, any default or violation under any of such licenses or permits or any other licenses or permits applicable to such Property or Option Property.

            6.5.12 Service Contracts. No Property Owner, Midland Affiliate or Midland Principal has any written or, to the knowledge of such Property Owner, Midland Affiliate or Midland Principal, oral contract for services, equipment, supplies or the like relating to the ownership, operation or management of any Property or Option Property of such Property Owner, including, but not limited to, management, rubbish removal, equipment leasing, furnishing of supplies, cleaning or employment contracts other than those listed on Schedule 1.1.134 and other than those which are terminable without penalty on thirty (30) days or less notice or requiring less than $10,000 in aggregate payments over the remaining terms of the contract. Each of such Contracts is in full force and effect, no default or any event which with notice or lapse of time or both would constitute a default exists under any such Contract and all payments are current thereunder.

            6.5.13 Security Deposits. All security deposits to be paid by tenants pursuant to the Leases on the Property or Option Property of such Property Owner which require security deposits have been paid and the amount of security deposits (and interest thereon, if required to be paid by law) that will be transferred to the applicable Transferee (as set forth in Schedule 6.5.13) will be equal to the total amount of the security deposits made by tenants (plus interest thereon to the extent applicable) pursuant to such Leases that are in effect on the First Closing Date.

            6.5.14 Condemnation. Except as set forth on Schedule 6.5.14, there are no condemnation, environmental, zoning or other land use regulations or proceedings pending of which the Property Owner has received written notice or, to the knowledge of the Property Owner, Midland Affiliate or Midland Principal, contemplated which would affect all or any part of any Property or Option Property of such Property Owner. No portion of any such Property or Option Property has been affected by fire or other casualty, except for such portions which have been fully repaired or restored to their condition prior to such fire or other casualty.

            6.5.15 Environmental Matters. For purposes of this subparagraph 6.5.15, the following definitions apply:

                  (a) "Environmental Conditions" means circumstances in respect of soil, surface waters, groundwaters, stream sediment, air and similar environmental media, both on-site and off-site a Property or Option Property, that could require remedial action and/or that may result in claims and/or demands by and/or liabilities to third parties, including, but not limited to governmental entities. Environmental Conditions shall include those discovered after the First Closing Date that do not directly result from the applicable Transferee's (or their assignees') operation of the Properties or Option Properties after the applicable Closing Date.

                  (b) "Environmental Assessment Reports" means all environmental studies, reports, surveys and assessments made by environmental consultants on behalf of any of the Property Owner, Midland Affiliate or Midland Principal or Regency or the applicable Transferee.

                  (c) "Existing Environmental Compliance Liability" means any or all claims and/or demands by and/or liabilities to third parties including, but not limited to, governmental entities arising from any and all Laws applicable to any Property or Option Property as of or prior to the First Closing Date for such Property or Option Property, including, without limitation, compliance with all Permits.

                  (d) "Hazardous Materials" means any petroleum, petroleum products, fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, infectious materials and any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or the environment.

                  (e) "Laws" shall mean all applicable laws, ordinances or regulations existing on or before the Closing Date for such Property or Option Property relating to the environment, including, without limitation, those pertaining to air and water quality, solid waste, Hazardous Materials, worker and community right-to-know hazardous materials communication, toxic substance control, radioactive material management and waste disposal.

                  (f) "Notice" shall mean any written communication in respect of such Property or Option Property from the United States Environmental Protection Agency ("USEPA"), Department of Environmental Protection of the state where each Property or Option Property is located, or any other federal, state or local agency or authority, or any other entity or any individual, concerning any intentional or unintentional act or omission which has resulted in or which may result in the Release of any Hazardous Material into the environment including, the surface water, groundwater, soil, air or other environmental media, or other violation or alleged violation of environmental laws and shall expressly include the imposition of any lien pursuant to any Laws.

                  (g) "Permits" shall mean permits, consents, licenses, certificates, approvals, registrations or authorizations in connection with environmental matters as required by the Laws.

                  (h) "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining or dumping in
        violation of any Laws.   This term shall be interpreted to include
        both the present and past tense, as appropriate.

   Except as disclosed in the Environmental Assessment Reports described in
   Schedule 6.5.15:

        To the knowledge of such Property Owner, Midland Affiliate or Midland Principal, there are no Permits which are required by the Laws. To the knowledge of such Property Owner, Midland Affiliate or Midland Principal, each of the Property Owner, Midland Affiliate and Midland Principal has been and is in compliance with and has no liability or obligation arising under applicable Laws in respect of the Properties or Option Properties of such Property Owner. Neither the Property Owner, Midland Affiliate nor Midland Principal has received any Notice from any applicable governmental agency seeking any information or alleging any violation of such Laws in connection with such Properties or Option Properties. Neither the Property Owner, Midland Affiliate nor Midland Principal has caused or permitted any such Property or Option Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any Hazardous Materials or solid waste, except in compliance with all applicable laws and has not caused or permitted and the Property Owner, Midland Affiliate and Midland Principal have no knowledge of the Release of any such Hazardous Materials on-site of such Properties or Option Properties. To the knowledge of such Property Owner, Midland Affiliate or Midland Principal, no buildings or other improvements on any such Property or Option Property contains any asbestos or other Hazardous Materials, and no such materials are located on, in or under any such Property or Option Property, except to the extent they comply with applicable Laws. There is not located at any such Property or Option Property any underground or above-ground tanks; to the knowledge of such Property Owner, Midland Affiliate or Midland Principal, the removal of any tank previously removed from such Properties or Option Properties has been carried out in compliance with all applicable Laws. To the knowledge of such Property Owner, Midland Affiliate or Midland Principal, no condition, circumstance or set of facts exists in respect of such Properties or Option Properties that constitutes a significant hazard to health, safety, property or the environment for which any of the Property Owner, Midland Affiliate and Midland Principal is or may be liable under the Laws. No representation, warranty or statement of such Property Owner, Midland Affiliate or Midland Principal contained in this Agreement or contained in any exhibit, certificate, schedule or other document furnished by the Property Owner, Midland Affiliate and Midland Principal to Regency or the applicable Transferee, pursuant to this Section 6.5.15 or in connection with a transaction contemplated in this Section 6.5.15, contains any untrue statement of a material fact or omits disclosing a material fact with regard to environmental matters. The applicable Transferee and such Property Owner, Midland Affiliate or Midland Principal recognize that present, past or future Environmental Conditions may exist which could require remedial action and/or may result in claims and/or demands by and/or liabilities to third parties, including, but not limited to, governmental entities. Subject to the limitations set forth in Schedule 6.5.15, it is the obligation of the Property Owner, Midland Affiliate and Midland Principal to comply or ensure compliance with all matters arising out of all Laws, agreements with governmental entities, and court and administrative orders in respect of on-site and off-site Environmental Conditions which may exist at each such Property on the First Closing Date, or Option Property on the applicable closing date, and which do not become Environmental Conditions as a result of a change in the Laws after the First Closing Date or applicable closing date. Such obligation, and any liability that such Property Owner, Midland Affiliate or Midland Principal may have for any breach thereof, shall survive the First Closing for the period of time set forth in Section 13.1, below (the "Survival Period") and shall include Environmental Conditions discovered after the First Closing Date but within the Survival Period. In the event that the applicable Transferee is notified by a third party or governmental entity or discovers the existence of any Environmental Condition prior to the expiration of the Survival Period, the result of which may require remedial action or form the basis for the assertion of a claim by any third party, including claims of governmental entities, such Transferee shall notify such Property Owner, Midland Affiliate and Midland Principal prior to the expiration of the Survival Period thereof, and subject to the limitations set forth in Article 13 below, the Property Owner, Midland Affiliate and Midland Principal shall proceed with due diligence to take the appropriate action and respond thereto. In the event that the Property Owner, Midland Affiliate and Midland Principal fail to proceed with due diligence, such Transferee, at its option, may proceed to take the appropriate action and shall continue to have all rights to indemnity as set forth in this Agreement.

            6.5.16 Flood Hazard. To the knowledge of such Property Owner, Midland Affiliate or Midland Principal, no buildings now existing or to be constructed prior to the First Closing Date on any Property or Option Property of the Property Owner are or will be located in an area designated by any governmental entity as a flood hazard zone, except as disclosed on the Surveys performed in respect of such Property or Option Property.

            6.5.17 Zoning. Each Property or Option Property of the Property Owner is zoned to permit the continued existence on the Real Property comprising a portion of such Property or Option Property of the buildings and other improvements now located thereon without relying on any variance or other waiver of the requirements of the applicable zoning laws except as disclosed on Schedule 6.5.17; no application for variance or change in zoning is pending; and each such Property or Option Property comprises a real estate tax lot or lots taxed separately from any other property, except as disclosed on Schedule 6.5.17.

            6.5.18 Access. Except for those Properties or Option Properties set forth on Schedule 6.5.18, each Property or Option Property of the Property Owner has direct access to all streets and roadways abutting such Property or Option Property, as shown on the Survey performed in respect of such Property or Option Property, and all such streets and roadways are dedicated streets and roadways which have been accepted by the appropriate governmental authority.

            6.5.19 No Defects. Neither the Property Owner, Midland Affiliate nor Midland Principal has any knowledge of any defective condition (latent or otherwise) in respect of the Properties or Option Properties of such Property Owner or any condition which is likely to have a Material Adverse Effect on the ownership, operation or maintenance of any such Property or Option Property.

            6.5.20 Use of Property. Neither such Property Owner, Midland Affiliate nor Midland Principal knows of any facts or has misrepresented or failed to disclose any material fact which would prevent the applicable Transferee from using and operating any Property or Option Property of such Property Owner after the First Closing Date as a shopping center except as set forth on Schedule 6.5.20.

            6.5.21 No Default. The execution, delivery or performance of this Agreement will not constitute a default under any agreement, Lease, Contract, Permitted Exception, indenture, order or other instrument or document by which the Property Owner or any Property or Option Property of such Property Owner may be bound, subject to any consents required to be obtained by the Property Owner (which consents are identified on Schedule 6.1.2(b)) or which are a condition for Closing pursuant to Section 8.2 of this Agreement. Such Property Owner, Midland Affiliate and Midland Principal agree to use their best efforts to obtain all such consents prior to the First Closing Date.

            6.5.22 Development Properties. A true and correct copy has previously been furnished to Regency of the budget and development or redevelopment schedule therefor prepared by or for the Property Owner as applicable, for each of the Development Properties of such Property Owner and to the extent they have been prepared for any Acquisition Property of such Property Owner, each dated as of the date set forth on Schedule
   6.5.22 (collectively, as they may be amended pursuant to Section 5.10, the "Development Budget and Schedule"). Except as set forth on Schedule 6.5.22, each such Development Property is zoned for the lawful development and/or redevelopment thereon, and the Property Owner has obtained all permits, licenses, consents and authorizations required for the current stage of development or redevelopment thereon. To the knowledge of the Property Owner, Midland Affiliate and Midland Principal, except as set forth on Schedule 6.5.22, there are no material impediments to or constraints on the development or redevelopment of any such Development Property, substantially within the time frame and not substantially in excess of the cost set forth in the Development Budget and Schedule applicable thereto. To the knowledge of the Property Owner, Midland Affiliate and Midland Principal, in the case of each such Development Property, the development or redevelopment of which has commenced, the costs and expenses incurred in connection with such Development Property and the progress thereof are consistent and substantially in compliance with all aspects of the Development Budget and Schedule applicable thereto, except as disclosed in Schedule 6.5.22. The Property Owner, Midland Affiliate and Midland Principal have made available to Regency all feasibility studies, soil tests, due diligence reports and other studies, tests or reports performed by or for the Property Owner, Midland Affiliate and Midland Principal, or otherwise in their possession, which relate to the Development Properties.

            6.5.23 Acquisition Properties. Each Acquisition Contract of the Property Owner is enforceable by such Property Owner and neither such Property Owner, nor to such Property Owner's knowledge, any other party thereto, is in default under any such Acquisition Contract. Without limiting the foregoing, the contract seller is not in breach of any representations and warranties made by it in any such Acquisition Contract.

            6.5.24 Work Contracts. The Work Contracts relating to Properties of the Property Owner are in full force and effect, no party is in material default thereunder or under any construction loans applicable thereto, nor are there any facts or circumstances which with the passage of time or the giving of notice, or both, would result in any such material default, except as disclosed in Schedule 6.5.24. To the knowledge of such Property Owner, Midland Affiliate or Midland Principal, except as disclosed in Schedule 6.5.24, the progress and remaining expenditures under such Work Contracts are substantially consistent with the Development Budget and Schedule, the TI Budget and Schedule and the Capital Expenditures Budget and Schedule. To the knowledge of such Property Owner, Midland Affiliate or Midland Principal, except as disclosed in Schedule 6.5.24, any remaining work under such Work Contracts to be performed after the First Closing will not exceed substantially the amounts budgeted therefor on the foregoing schedules. To the knowledge of such Property Owner, Midland Affiliate or Midland Principal, except as disclosed in Schedule 6.5.24, the work remaining under such Work Contracts will be sufficient to complete the respective projects to which they relate, without material change orders, so as to comply with existing development obligations of such Property Owner (including, without limitation, obligations under any letters of intent to lease), obligations for tenant improvements under Leases with respect to such Properties or for repairs or other necessary work.

            6.5.25 Budgets and Projections. To the knowledge of such Property Owner, except as set forth on Schedule 6.5.25, all budgets and projections, including without limitation, the Capital Expenditure Budget and Schedule and the TI Budget and Schedule for each Property and Acquisition Property of such Property Owner represent such Property Owner's best estimate of capital expenditures anticipated to be made in each year covered by such budget.

        6.6 Limit on Representations. Except for the express representations and warranties set forth in this Agreement, the Partnership and Regency acknowledge and agree that the Assets are being contributed to the Partnership "as is, where is, and with all faults" without any other representation or warranty by the Midland Principals, Property Entities, Joint Ventures, Midland Affiliates or any other individual or entity, and no such Person nor any other individual or entity has made any other express or implied representation or warranty with respect to the Assets whatsoever, and except for the representations and warranties expressly set forth in this Agreement, the Partnership and Regency acknowledge that the Partnership accepts the Assets without relying upon any such other representation or warranty whatsoever by such Persons or any other Person or entity, and based solely upon the Partnership's own inspections, investigations and analysis of the Assets.


                   ARTICLE 7:  REPRESENTATIONS, WARRANTIES AND
                          FURTHER COVENANTS OF REGENCY

        Regency hereby represents, warrants and covenants to the Property Entities as of the date of this Agreement as follows. All representations that are made "to Regency's knowledge" means to the actual knowledge of the individuals listed on Schedule 7 attached hereto after reasonable inquiry. Regency represents that such individuals are the appropriate individuals who, in the course of their duties, would normally be aware of material issues and facts affecting Regency.

        7.1       Due Incorporation, etc.

                  (a) Regency is duly organized, validly existing and in good standing under the Laws of the State of Florida, with all requisite power and authority to own, lease, operate and sell its assets and to carry on its business as it is now being conducted. Regency is in good standing as a foreign entity authorized to do business in each jurisdiction where it engages in business, except to the extent such violation or failure does not cause or is not reasonably expected to cause a Material Adverse Effect.

                  (b) Regency owns all of the outstanding capital stock of its subsidiaries listed on Exhibit 21 of Regency's Form 10-K annual report filed with the SEC for the fiscal year ended December 31, 1996, except that Regency owns 100% of the outstanding preferred stock and 5% of the outstanding common stock of Regency Realty Group, Inc. and of Regency Realty Group II, Inc. Except as set forth on Schedule 7.1(b) and except for its interests in its subsidiaries, Regency does not hold any interest in any security issued by any other Person.

        7.2       Due Authorization; Consents; No Violations.

                  (a) Regency has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
   The execution, delivery and performance by Regency of this Agreement have been, and the Transaction Documents to be executed and delivered by it pursuant to this Agreement shall be, duly and validly approved by Regency, and no other proceeding on the part of Regency is necessary to authorize this Agreement and the transactions contemplated hereby (other than obtaining the consents set forth on Schedule 7.2(b)). This Agreement has been duly and validly executed and delivered by Regency and, assuming due authorization (including the consummation of the matters described in the foregoing sentence), execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes, and the Transaction Documents to be executed and delivered by Regency pursuant to this Agreement when executed will constitute, valid and binding obligations of Regency enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, similar laws or court decisions from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

                  (b) Except as set forth on Schedule 7.2(b) and except for an application to list the Shares issuable pursuant to the transactions contemplated by this Agreement on the New York Stock Exchange, no consents, waivers, exemptions or approvals of, notices to or filings or registrations by Regency with, any Government Entity or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance by Regency of this Agreement or the consummation of the transactions contemplated hereby, except to the extent the failure to obtain the same does not cause or is not expected to cause a Material Adverse Effect on Regency or the transactions contemplated by this Agreement.

                  (c) Upon obtaining those consents set forth on Schedule 7.2(b) (and assuming receipt of such consents) except to the extent same does not cause or is not reasonably expected to cause a Material Adverse Effect, the execution, delivery and performance by Regency of this Agreement and the Transaction Documents to be executed, delivered and performed by Regency pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any Order applicable to or binding on Regency or its assets; (ii) violate any Law; (iii) violate or conflict with, result in a breach of, constitute a default (or an event which with the passage of time or the giving of notice, or both, would constitute a default) under, permit cancellation of, accelerate the performance required by, or result in the creation of any Lien upon any of Regency's assets under, any contract or other arrangement of any kind or character to which Regency is a party or by which Regency or any of its assets are bound; (iv) permit the acceleration of the maturity of any indebtedness of Regency, or any indebtedness secured by any of Regency's assets; or (v) violate or conflict with any provision of the Articles of Incorporation or Regency's bylaws.

        7.3       Capitalization.

            7.3.1 The authorized capital stock of Regency consists of (i) 25,000,000 shares of Common Stock, (ii) 10,000,000 shares of Special Common Stock, $0.01 par value, and (iii) 10,000,000 shares of preferred stock, $0.01 par value. As of December 16, 1997, there were 23,991,277 shares of Common Stock issued and outstanding, and 2,500,000 shares of Class B Non-voting Common Stock, par value $0.01, issued and outstanding.

            7.3.2 No shares of Regency's stock are entitled to preemptive rights. Except as disclosed in the Regency Exchange Act Reports, in the Articles of Incorporation relating to the Class B Non-voting Common Stock, in this Agreement, in the Partnership Agreement or on Schedule 7.3.2, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Regency or any of its subsidiaries, or contracts or other arrangements by which Regency or any of its subsidiaries is or may become bound to issue additional shares of capital stock of Regency or any of its subsidiaries. Regency has furnished to the Property Entities true and correct copies of the Articles of Incorporation and Regency's bylaws, as in effect on the date hereof.

            7.3.3 Except as set forth on Schedule 7.3.3, Regency has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

            7.3.4 Except for the agreements listed on Schedule 7.3.4, Regency has no knowledge of any voting agreements, voting trusts, stockholders' agreement, proxies or other agreements or understandings that are currently in effect or that are currently contemplated with respect to the voting of any capital stock of Regency.

            7.3.5 All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.

        7.4 Valid Issuance of Shares. The Shares issuable upon the exercise of the Redemption Rights will be duly and validly reserved for such issuance and will be duly and validly issued, fully paid and nonassessable, assuming that such exercise will not result in the value of Regency's outstanding equity securities being owned directly or indirectly by Persons who are Non-U.S. Persons (as defined in the Articles of Incorporation).

        7.5       Regency Exchange Act Reports.

            7.5.1 Since November 5, 1993, Regency has timely filed all Regency Exchange Act Reports. As of their respective dates, (i) the Regency Exchange Act Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the Regency Exchange Act Reports, and
   (ii) no Regency Exchange Act Report contained, and no documents subsequently filed by Regency with the SEC pursuant to the Exchange Act will contain, any untrue statement of material fact or omitted a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

            7.5.2 The financial statements of Regency included in the Regency Exchange Act Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and on that basis present fairly in all material respects the consolidated financial position and assets and Liabilities of the entities included therein as going concerns, and the results of the operations of such entities and changes in their financial position for the periods covered thereby and as of the dates thereof.
   Such financial statements are in accordance with the books and records of the entities included therein, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statements of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Such financial statements make full and adequate disclosure of, and provision for all material Liabilities of the entities included therein (including Regency's subsidiaries) as of the dates thereof. Except as set forth in the balance sheets included in the Regency Exchange Act Reports, there are no Liabilities (including "off-balance sheet" Liabilities), whether due or to become due, which have had or are reasonably likely to have a Material Adverse Effect.

        7.6 Permits. Regency holds all licenses, certificates, permits, franchises, rights, variances, interim permits, approvals, authorizations or consents, whether federal, state, local or foreign, which are currently necessary for the lawful operation of Regency's business, except for those the absence of which would not cause and would not be reasonably expected to cause a Material Adverse Effect on Regency.

        7.7 No Adverse Change. Since the Recent Balance Sheet Date, there has not been (i) any event or circumstance or change in Regency, its business or prospects which would cause or reasonably be expected to result in a Material Adverse Effect on Regency, (ii) any material loss, damage or destruction to any of Regency's assets (whether or not covered by insurance) or any other event or condition which has had or could reasonably be expected to have a Material Adverse Effect on Regency, (iii) any contract or other transaction entered into by Regency relating to, or otherwise affecting in any way, its business or the operation thereof, other than in the ordinary course of business, (iv) any sale, lease or other transfer or disposition of any of Regency's assets, or any cancellation of any debts or claim of Regency, except in the ordinary course of business, and (v) any changes in the accounting systems, policies or practices of Regency. Since the Recent Balance Sheet Date, Regency's business has been conducted in all material respects only in the ordinary course and consistent with past practices.

        7.8 No Defaults or Violations. Except to the extent any default or non-compliance does not cause or is not reasonably expected to cause a Material Adverse Effect as to Regency: (a) Regency has not materially breached any provision of, nor is it in material default under the terms of, any lease, contract or commitment to which it is a party or under which it has any rights or by which it is bound or which relates to its business or its assets and, to Regency's knowledge, no other party to any such lease, contract, or other commitment has breached such lease, contract or commitment or is in default thereunder (nor has Regency waived any such default) in any material respect, and no event has occurred and no condition or state of facts exists which with the passage of time or the giving of notice, or both, would constitute such a default or breach by Regency, or to Regency's knowledge, by any such other party, or give right to an automatic termination or the right of discretionary termination thereof; (b) Regency is in material compliance with, and no Liability or material violation exists under, any Law or Order applicable in any way to Regency; and (c) no notice from any Government Entity has been received by Regency claiming any violation of any Law (including any building, zone or other ordinance) or Order, or requiring any work, construction or expenditure.

        7.9 Litigation. Except for certain matters which, to Regency's knowledge, do not have a Material Adverse Effect on Regency or the transactions contemplated by this Agreement, there is no Litigation pending or, to Regency's knowledge, threatened against any of the properties or businesses of Regency or relating to its assets or the transactions contemplated by this Agreement. Except as disclosed on
   Schedule 7.9, neither Regency nor any of its assets are subject to any Order which has had or could have a Material Adverse Effect on Regency.

        7.10 Title to Properties; Leasehold Interests. Regency has good and marketable title to each of the properties and assets owned by it. Certain real and personal property used by Regency in the conduct of its business is held under lease, and, to Regency's knowledge, there is no pending or threatened Claim by any lessor of any such property to terminate any such lease. None of the properties owned or leased by Regency is subject to any Liens which could reasonably be expected to materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of Regency. Each lease or agreement to which Regency is a party under which it is the lessee of any property, real or personal, is a valid and subsisting agreement without any material default of Regency thereunder and, to the best of Regency's knowledge, without any material default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by Regency under any such lease or agreement or, to the best of Regency's knowledge, by any party thereto, except for such defaults that would not individually or in the aggregate have a Material Adverse Effect on Regency. Regency's possession of such property has not been disturbed and, to the best of Regency's knowledge, no claim has been asserted against it adverse to its rights in such leasehold interests.

        7.11 Environmental Matters. For purposes of this Section 7.11, the term "Regency" means Regency and its Affiliates, and the term "Regency Property" means a property owned or leased by Regency or its Affiliates and any property in which Regency or its Affiliates has an interest. The parties acknowledge that Regency does not possess any expertise with regard to Materials of Environmental Concern and, accordingly, the following representations and warranties are based exclusively on reports prepared by environmental consultants to Regency.

            (a) Regency is and each Regency Property is not presently in violation of any applicable Environmental Law;

            (b) Regency has not stored or used any Materials of Environ-mental Concern at any Regency Property;

            (c) Regency has not received any notice, complaint, warning letter or notice of violation from any Government Authority or any other person that Regency is in violation of any Environmental Law or environmental permit or that it is responsible (or potentially responsible) for the assessment or remediation of any release of any Material of Environmental Concern at, on or beneath any Property;

            (d) Regency is not the subject of any actual or, to Regency's knowledge, threatened federal, state, local or private litigation involving a claim of liability or a demand for damages arising out of violation of any Environmental Law or from the release or threatened release of any Material of Environmental Concern;

            (e) Except for those matters described in Schedule 7.11, Regency has timely filed all reports required by any applicable Environmental Law and has generated and maintained all data, documentation, and records required under any Environmental Law;

            (f) Except for those matters described in Schedule 7.11, which, to Regency's knowledge, do not have a Material Adverse Effect on Regency, Regency is not aware of any release or threatened release of a Material of Environmental Concern, the presence of any current or former drycleaning facility, the presence of any current or former storage tanks, the presence of any asbestos containing material, or the presence of any condition or circumstance which could subject the owner or operator of any Regency Property to liability or claims under the Environmental Laws or any private cause of action arising out of an environmental condition;

            (g) No Regency Property is subject to, and Regency has no knowledge of any imminent restriction on the ownership, occupancy, use, or transferability of any Regency Property; or

            (h) To Regency's knowledge, there are no conditions or circumstances at any Regency Property which pose a risk to the environment or the health or safety of any Person.

        7.12 Taxes. Regency has filed all federal, state, local and other Tax returns and reports (except for foreign returns and reports the failure to file which has not and is not reasonably expected to cause a Material Adverse Effect), and any other material returns and reports with any Government Entity, required to be filed by it. Regency has paid or caused to be paid all Taxes that are due and payable, except those which are being contested by it in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on its books in accordance with GAAP consistently applied. Regency does not have any material Liabilities for Taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by it in accordance with GAAP consistently applied. Federal and state income Tax returns for Regency have not been audited by the IRS or any state authority. No deficiency assessment with respect to or proposed adjustment of Regency's federal, state, local or other Tax returns is pending or, to the best of Regency's knowledge, threatened. There is no Tax Lien, whether imposed by any federal, state, local or other tax authority, outstanding against the assets, properties or business of Regency. There are no applicable Taxes, fees or other governmental charges payable by Regency in connection with the execution and delivery of this Agreement.

        7.13 REIT Status. Regency qualifies as a REIT under the Code. Regency Atlanta, Inc. is a "qualified REIT subsidiary" within the meaning of Code Section 856(i).

        7.14 Employees: ERISA. Regency has good relationships with its employees and has not had and does not expect any substantial labor problems. Regency does not have any knowledge as to any intentions of any key employee or any group of employees to leave the employ of Regency. Other than as disclosed in the Regency Exchange Act Reports and materials provided to the Midland Principals, Property Entities and Midland Affiliates, Regency has not established, sponsored, maintained, made any contributions to or been obligated by law to establish, maintain, sponsor or make any contributions to any "employee pension benefit plan" or "employee welfare benefit plan" (as such terms are defined in ERISA), including, without limitation, any "multi-employer plan." Regency has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other Taxes, and with ERISA.


           ARTICLE 8:  CONDITIONS PRECEDENT TO OBLIGATIONS OF REGENCY

        8.1.      Conditions for the First Closing as to the Transaction.
   The obligation of Regency to consummate the First Closing is subject to the fulfillment, at or prior to the First Closing, of each of the following conditions precedent, and, as described herein, the failure to satisfy any such condition precedent, after written notice of such failure followed by a thirty (30) day period in which to cure such failure, shall excuse and discharge all obligations of Regency to carry out the provisions of this Agreement unless such failure is waived in writing by Regency.

            8.1.1 Aggregate Assets. The exclusion of Assets from the transactions contemplated by this Agreement by Regency pursuant to the provisions of Section 8.2, together with the exclusion of Assets from the transactions contemplated by this Agreement on account of any Material Uncured Title Defect or other objection pursuant to Section 5.16, any Material Later Exception pursuant to Section 5.17, any Unremedied Material Damage as described in Section 5.18 and any Material Eminent Domain Proceedings pursuant to Section 5.19, shall not result in the Assets to be contributed to the Partnership hereunder having a Gross Asset Value as of the date of the First Closing of less than 80% of the aggregate Gross Asset Value as shown on Schedule 2.1 of all the Assets.

            8.1.2 Representations and Warranties. The representations and warranties made in Article 6 other than those described in Section 8.2.1, and the statements and information contained in any certificate, instrument, schedule, document or exhibit delivered by or on behalf of any Property Entity, Joint Venture, Midland Affiliate or Midland Principal in connection with the First Closing pursuant to this Agreement, shall be true, correct and complete on and as of the date hereof, and shall be true, correct and complete on and as of the First Closing Date with the same effect as though such representations and warranties were made on and as of the First Closing Date, other than a breach of a representation or warranty which is not likely to have a Material Adverse Effect on the transactions contemplated by this Agreement taken as a whole; provided, however, that if any representation and warranty is already qualified in any respect by materiality or as to Material Adverse Effect, the materiality qualification immediately before this proviso shall not apply. Each Midland Principal, Midland Affiliate and Property Entity shall have delivered to Regency at the First Closing certificates in form and substance reasonably satisfactory to Regency dated as of the First Closing Date to such effect.

            8.1.3 Compliance with Covenants and Agreements. The covenants, obligations and agreements of the Property Entity, Joint Venture, Midland Affiliate or Midland Principals other than those described in Section
   8.2.2 to be performed and complied with on or before the First Closing Date shall have been duly performed and complied with other than non-performance or non-compliance which is not likely to have a Material Adverse Effect on the transactions contemplated by this Agreement taken as a whole.

            8.1.4 No Material Adverse Change. Since the date of execution of this Agreement, there shall not have been any change, circumstance or event which has had or would reasonably be expected to have a Material Adverse Effect on the transactions contemplated by this Agreement taken as a whole.

            8.1.5 No Injunction. There shall not be in effect any Order which enjoins or prohibits consummation of the transactions contemplated hereby.

            8.1.6 Delivery of Documents. All of the documents and agreements required to be delivered and performed pursuant to Section 10.2.1 which do not relate to a specific Asset have been so delivered and performed.

            8.1.7 Consents. Regency shall have obtained the consents set forth on Schedule 7.2(b) and Midland Development and the Midland Affiliates shall have obtained the consents set forth on Schedule 8.1.7.

            8.1.8 No Notice of Material Claims. Regency shall not have received notice of a failure to satisfy Section 9.1.1 which failure could result in a claim or liability having a Material Adverse Affect on Regency.

            8.1.9 Additional Indemnity. Regency and the Transferees shall have obtained indemnification (a) from OSTRS with respect to the Properties in which it owns an equity interest and (b) from such other Unit Recipients with respect to Properties in which OSTRS does not own an equity interest in substantially the form attached as Exhibit 8.1.9.

        8.2 Conditions for the First Closing as to a Property. The obligation of Regency to consummate the First Closing as to a Property or the Third Party Management Assets is subject to the fulfillment, at or prior to the First Closing, of each of the following conditions precedent, and, as described herein, the failure to satisfy any such condition precedent, after written notice of such failure followed by a thirty (30) day period in which to cure such failure, shall excuse and discharge all obligations of Regency to carry out the provisions of this Agreement as to such Property or the Third Party Management Assets, as applicable, unless such failure is waived in writing by Regency. Subject to the satisfaction or waiver by Regency of the condition to the First Closing set forth in
   Section 8.1.1 (aggregate assets), Regency shall consummate the First Closing with respect to those Properties as to which the conditions to closing set forth in this Section 8.2 have been satisfied or waived, the time and date for the Closing shall be extended thirty (30) days with respect to the remaining Property or Properties to afford additional time for the respective Property Owner(s) to cure the failure(s) of condition. In the event that such failure of a condition for Closing with respect to a Property has not been cured or waived within such thirty (30) day period, Regency, at its election, may determine not to consummate the Closing with respect to such Property.

            8.2.1 Representations and Warranties. The representations and warranties made in Article 6, and the statements and information contained in any certificate, instrument, schedule, document or exhibit delivered by or on behalf of any Property Entity, Joint Venture, Midland Affiliate or Midland Principal with respect to the Property or the Third Party Management Assets in connection with the First Closing pursuant to this Agreement, shall be true, correct and complete on and as of the date hereof, and shall be true, correct and complete on and as of the First Closing Date with the same effect as though such representations and warranties were made on and as of the First Closing Date, other than a breach of a representation or warranty which is not likely to have a Material Adverse Effect on the applicable Property or Assets to be transferred by the applicable Contributor hereunder, provided, however, that if any representation and warranty is already qualified in any respect by materiality or as to Material Adverse Effect, the materiality qualification immediately before this proviso shall not apply, and provided, further, that an appropriate reduction agreed on by the Contributor and Regency shall be made as of the First Closing Date to the Contribution Value for the Asset to take account of any breach discovered before the First Closing which is not likely to have such a Material Adverse Effect (and if the parties are not able to so agree, Regency's remedies with such breach shall be governed by Article 13). Each Midland Principal, Midland Affiliate and Property Entity shall have delivered to Regency at the First Closing certificates in form and substance reasonably satisfactory to Regency dated as of the First Closing Date to such effect.

            8.2.2 Compliance with Covenants and Agreements. The covenants, obligations and agreements of the Property Entity, Joint Venture, Midland Affiliate or Midland Principals to be performed and complied with on or before the First Closing Date with respect to the Property or the Third Party Management Assets shall have been duly performed and complied with other than non-performance or non-compliance which is not likely to have a Material Adverse Effect on the Assets of such Property Entity, Joint Venture, Midland Affiliate or Midland Principal; provided, however, that if any such covenant, obligation or agreement is already qualified in any respect by materiality or as to Material Adverse Effect, the materiality qualification immediately before this proviso shall not apply.

            8.2.3 No Material Adverse Change. Since the date of execution of this Agreement, there shall not have been any change, circumstance or event in the Assets, Option Properties, business or prospects of such Property Entity or Joint Venture which has had or would reasonably be expected to have a Material Adverse Effect on such Property Entity or Joint Venture or the Assets or Option Properties owned by such Property Entity or Joint Venture (except such as may have arisen by reason of any matter approved by Regency pursuant to Sections 5.4 (Additional Acquisitions), 5.8 (New Contracts), 5.9 (Leasing Arrangements) or 5.10 (Obligation to Supplement Information)).

            8.2.4 No Injunction. There shall not be in effect any Order which enjoins or prohibits consummation of the transactions contemplated hereby with respect to the Assets of such Property Entity, Midland Affiliate or Joint Venture.

            8.2.5 Title. The Title Company shall have delivered to the Partnership and any other applicable Transferee the Title Insurance Commitment marked down to constitute the effective Title Insurance and the Endorsements (with such coinsurance or reinsurance as Regency may reasonably require) as of the date and time of the First Closing with respect to such Property.

            8.2.6 Lender Estoppels. Estoppel letters shall have been received from each lender under the Existing Mortgage Debt encumbering such Property in form and substance reasonably acceptable to Regency.

            8.2.7 Tenant Estoppels. Tenant Estoppels relating to such Property shall have been received from each of the tenants identified on
   Schedule 8.2.7 and 80% of all other tenants, without any material exceptions, covenants or changes to the forms accepted by Regency pursuant to Section 5.13.

            8.2.8 Work Contract Estoppels. Estoppel letters in form and substance reasonably acceptable to Regency shall have been received from each contractor, engineer and architect contracted with pursuant to the Work Contracts for all contracts relating to such Property which have an amount due and owing of greater than $10,000.

            8.2.9 Delivery of Documents. All of the documents and agreements required to be delivered and performed pursuant to Section 10.2.1 relating to such Property or Third Party Management Assets have been so delivered and performed, except documents required pursuant to Section 10.2.1(g) for the transfer of Assets which Regency has elected not to acquire hereunder.

            8.2.10 Consents. The Property Entity shall have obtained its applicable consents set forth on Schedule 6.1.2(b).

            8.2.11 Romanelli and Hughes Properties. As to the Properties known as the Worthington Park Centre, East Point Shopping Center and Maxtown Road Shopping Center, Regency shall have received documentation in form and substance satisfactory to it as to the transfer, option or restriction, as applicable, of certain outparcels and expansion lands relating to such Property, as described in the letter from Regency dated December 4, 1997, attached hereto as Exhibit 8.2.11.

            8.2.12 Waiver of Rights of First Refusal. The tenants listed on Schedule 8.2.12 who have rights of first refusal to acquire the Properties listed on Schedule 8.2.12 shall have waived such rights in writing.

            8.2.13 Lake Pine Road Construction. As to the Property known as Lake Pine, Regency and T & M Lake Pine Development Co. LLC (the "Lake Pine Entity") shall have entered into an agreement in form and substance satisfactory to Regency pursuant to which the Lake Pine Entity agrees to fulfill its obligations under that certain Shepards Vineyard Drive Agreement dated as of November 25, 1997 by and between the Lake Pine Entity and Faith Baptist Church.


                 ARTICLE 9:  CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF CONTRIBUTORS

        9.1 Conditions for the First Closing. The obligation of each Contributor to consummate the First Closing as to the Assets owned by such Contributor is subject to the fulfillment, at or prior to the First Closing, of each of the following conditions precedent, and the failure to satisfy any such condition precedent, after written notice of such failure followed by a thirty (30) day period in which to cure such failure, shall excuse and discharge all obligations of such Contributor to carry out the provisions of this Agreement as to the Assets owned by such Contributor unless such failure is waived in writing by such Contributor.

            9.1.1 Representations and Warranties. The representations and warranties made by Regency in Article 7 and the statements and information contained in any certificate, instrument, schedule, document or exhibit delivered by or on behalf of Regency in connection with the First Closing pursuant to this Agreement, shall be true, correct and complete on and as of the date hereof, and shall be true, correct and complete as of the First Closing Date with the same effect as though such representations and warranties were made on and as of the First Closing Date other than a breach of a representation or warranty which is not likely to have a Material Adverse Effect on Regency; provided, however, that if any representation and warranty is already qualified in any respect by materiality or as to Material Adverse Effect, the materiality qualification immediately before this proviso shall not apply. Regency shall have delivered to the Property Entities at the First Closing certificates in form and substance reasonably satisfactory to the Property Entities dated as of the First Closing Date to such effect.

            9.1.2 Compliance with Covenants and Agreements. The covenants, obligations and agreements of Regency to be performed and complied with on or before the First Closing Date shall have been duly performed and complied with other than non-performance or non-compliance which is not likely to have a Material Adverse Effect on Regency or on such Contributor's transactions contemplated by this Agreement, taken as a whole.

            9.1.3 No Material Adverse Change. Since the date of this Agreement, there shall not have been any change, circumstance or event in the business or prospects of Regency which would reasonably be expected to have a Material Adverse Effect on Regency or a Material Adverse Effect on such Contributor's transactions contemplated by this Agreement.

            9.1.4 No Injunction. There shall not be in effect any Order which enjoins or prohibits consummation of such Contributor's contribution of Assets contemplated hereby.

            9.1.5 Delivery of Documents. All of the documents and agreements required to be delivered and performed pursuant to Section 10.2.2 that are relevant to the Contributor have been so delivered and performed.

            9.1.6 Midland Consents. Such Contributor shall have obtained its applicable consents set forth on Schedule 6.1.2(b) and Midland Development and the Midland Affiliates shall have obtained the consents set forth on
   Schedule 8.1.7, and Regency shall have obtained the consents set forth on
   Schedule 7.2(b); provided, however, the consent of any lender to the Property Entities shall not be required if Regency elects, in its sole discretion, and causes a Transferee to pay off the loan from such lender at the First Closing.

            9.1.7 No Notice of Material Claims. Such Contributor shall not have received notice of a failure to satisfy Section 8.1.2, which failure could result in a claim or liability having a Material Adverse Affect on such Contributor.

            9.1.8 Minimum Asset Contribution. Assets of Contributors representing not less than 80% of the aggregate Gross Asset Value of the Assets as set forth on Schedule 2.1 shall be acquired by the Transferees at the First Closing.

            9.1.9 Regency Reorganization. The assets of Regency Centers, Inc. shall have been transferred to the Partnership, whether by deed, operation of law or otherwise.

            9.1.10 Partnership Agreement. The Partnership Agreement shall not have been substantially revised in a manner materially adverse to the Unit Recipients as a result of negotiations between Regency and the existing limited partners of the Partnership. Making the interests of all or any portion of the existing limited partners senior to the Units shall not be deemed adverse to the Unit Recipients as long as the condition in
   Section 9.1.9 (Regency reorganization) is satisfied.

            9.1.11 Joint Venture Debt. The applicable Midland Principals and Midland Affiliates shall be released effective at the First Closing from their guarantees of construction debt incurred by the Joint Ventures or shall be indemnified by Regency with respect to such guaranties.

                              ARTICLE 10:  CLOSINGS

        10.1      Closing.

            10.1.1 Time and Place. The First Closing shall take place at a time and place mutually agreed upon by the parties as soon as practicable following the satisfaction or waiver of all conditions precedent to the First Closing, but the parties will use all reasonable efforts to close on or before January 30, 1998. A pre-closing conference shall commence at least five Business Days before the First Closing Date, during which all deliveries (other than any delivery of cash) shall be made into an escrow with the Title Company, or, at the option of the parties, such deliveries may be made in such other manner as the parties may determine. All deliveries made during the pre-closing period shall be deemed deliveries made at the First Closing. Upon completion of the deliveries hereunder and satisfaction of the other conditions to the First Closing herein set forth, the parties shall direct the Title Company to make such deliveries and disbursements according to the terms of this Agreement and under a joint escrow instruction letter reasonably acceptable to the Midland Representatives and Regency and their respective counsel. Funds shall be delivered through the Title Company's closing escrow account at a bank satisfactory to Regency and the Property Entities. All Subsequent Closings shall take place on the dates specified in Sections 2.5, 2.6, 5.16, 5.17, 5.18, 5.19 and 8.2 at such time and location as the parties mutually agree.

            10.1.2 Representations, Warranties and Covenants as to Deferred Property Closings. Section 2.6 and Section 8.2, among others, provide for Closings on certain Properties to take place (each a "Deferred Closing") after the First Closing takes place with respect to the other Properties. Anything in this Agreement to the contrary notwithstanding, all representations and warranties with respect to a Property that is the subject of a Deferred Closing and that is owned by a Property Owner in which Regency does not then own an equity interest which representations and warranties are required to be made as of the First Closing Date herein shall be deemed to be made as of the date of the Deferred Closing and all covenants with respect to such Property that are required to be performed as of the date of the First Closing shall be required to be performed as of the date of the Deferred Closing.

        10.2      Contribution to the Partnership.

            10.2.1 Deliveries by Midland. At the First Closing, in addition to any other documents or agreements required under any other provision of this Agreement, each Property Entity and, unless otherwise indicated, each Midland Affiliate and Midland Principal shall make the following deliveries and performance:

                  (a)  Certificates.  The certificates required pursuant to
   Section 8.1.2 and Section 8.2.1.

                  (b) Partnership Agreement. The Partnership Agreement, executed by or on behalf of the Property Entities;

                  (c) OTR Joint Venture Agreements. The joint venture agreements described in Section 3.2, executed by OTR;

                  (d) R&M Western Partnership Agreement. The Agreement of Limited Partnership of R&M Western Partnership described in Section 3.1, executed by Midland Western Partnership;

                  (e) Redemption Agreement. The Redemption Agreement, executed by or on behalf of the Property Entities, for the benefit of the Unit Recipients;

                  (f) OTR Redemption Agreement. The OTR Redemption Agreement, executed by OTR;

                  (g) Transfer Documents. The deeds, assignments and other transfer documents which are listed on Schedule 10.2.1(g) transferring title to its respective Assets free of any claims, except for the Permitted Exceptions, including assignment of the interests of the Midland Affiliates in the Joint Ventures to the applicable Transferee;

                  (h) Memorandum of Option. The Memoranda of Option described in Section 4.1;

                  (i) Registration Rights Agreements. The Registration Rights Agreement, executed by the Property Entities, for the benefit of the Unit Recipients;

                  (j) Non-Compete Agreements. Non-Compete Agreements, in the form attached as Exhibit 10.2.1(j), executed by each Midland Principal and the officers of Midland Development identified on Schedule 10.2.1(j);

                  (k) Lock-Up Agreements. Lock-Up Agreements in the form attached as Exhibit 10.2.1(k) executed by each Midland Principal;

                  (l)  Escrow Agreements.  The Escrow Agreements described in
   Section 2.2(e), executed by the Escrow Entities described therein;

                  (m) Legal Opinion. An opinion of Greensfelder, Hemker & Gale, P.C., with respect to each Property Entity, Midland Affiliate and Joint Venture, as to due organization, due authorization, consents, waiver or expiration of all options, rights of first refusal and buy-sells of which such firm has knowledge triggered by the transactions contemplated by this Agreement, violations (to such firm's knowledge), litigation (to such firm's knowledge), the absence of statutory or contractual appraisal rights of any equity owner thereof, enforceability and such other matters as counsel to Regency may reasonably request prior to the First Closing, which opinion may rely on the opinion of The Stolar Partnership, and The Stolar Partnership may rely on the opinion of local counsel acceptable to Regency, if The Stolar Partnership opines that such reliance is reasonable;

                  (n) Existing Mortgage Documents. The documents evidencing the assumption of the Existing Mortgage Debt executed by the respective Property Entities and all deliveries of such Property Entities required thereunder;

                  (o) Notice to Tenants. A notice of conveyance to each tenant in form satisfactory to the parties hereto;

                  (p) State Law Disclosures. Such disclosures and reports as are required by applicable state and local Law in connection with the conveyance of real property;

                  (q) Affidavits. Owner's affidavits to the extent reasonably and customarily required by the Title Company to issue the Title Policy to the Partnership and the other Transferees and to close this transaction in accordance with the terms hereof, and any other documents which are reasonably and customarily required by the Title Company to provide the Endorsements and to issue the Title Policy subject only to the Permitted Exceptions;

                  (r) Permits and Approvals. Evidence reasonably satisfactory to Regency to the effect that the Property Entities possess the material licenses, permits, approvals, zoning exceptions and approvals, consents and Orders of Government Entities relating to the ownership, operation and use of the Properties, including, without limitation, certificates of occupancy for the Properties, and assignments thereof to the Partnership or the applicable Transferee, to the extent they are assignable;

                  (s) Terminations. Terminations, effective no later than the First Closing, of those Service Agreements which Regency and the Property Entities have agreed that the Partnership shall not assume;

                  (t) Lien Waivers. Affidavits or other evidence reasonably satisfactory to Regency that no Person has a right now or in the future to file any liens against the Properties for brokerage commissions or fees in connection with the Leases or the transactions set forth herein;

                  (u) Authority. Evidence of the existence, organization and authority of each Property Entity, Midland Affiliate and Joint Venture and of the authority of the Persons executing documents on behalf of each Property Entity or Midland Affiliate reasonably satisfactory to the Title Company and Regency;

                  (v) Possession. Possession of the Assets, subject only to the applicable Permitted Exceptions;

                  (w) Books and Records. Delivery to the offices of the Partnership of the original Leases and Contracts (or copies if the originals cannot be located) and to the extent now or subsequently coming into the possession or control of any Midland Principal, Property Entity or Midland Affiliate: copies or originals (including information stored electronically) of all books and records of account; contracts; copies of correspondence with tenants and suppliers; receipts for deposits; unpaid bills and other papers or documents which pertain to the Properties or the Third Party Management Assets; all advertising materials, booklets, keys and other items, if any, used in the operation of the Properties or the Third Party Management Assets; and, if in the possession or control of any Midland Principal, Property Entity and Midland Affiliate, the original "as-built" plans and specifications and all other available plans and specifications. The Property Entities shall cooperate with the Transferees after the First Closing to provide to the Partnership any such information stored electronically and to answer questions of the Transferees from time to time regarding pre-Closing matters (e.g., in connection with the preparation of Tax returns or financial statements);

                  (x) Additional Documents. Any additional documents that Regency may reasonably require for the proper consummation of the transactions contemplated by this Agreement.

            10.2.2 Deliveries by Regency. At the First Closing, Regency shall make the following deliveries and performance:

                  (a)  Certificates.  The certificates required by Section
   9.1.1;

                  (b) Partnership Agreement. The Partnership Agreement, executed by Regency, together with any filings with any Government Entity required to be made by or on behalf of the Partnership;

                  (c) OTR Joint Venture Agreements. The joint venture agreements described in Section 3.2, executed by R&M Western Partnership;

                  (d) R&M Western Partnership Agreement. The Agreement of Limited Partnership of R&M Western Partnership described in Section 3.1, executed by the Partnership and Third Party Management Company;

                  (e) Redemption Agreement. The Redemption Agreement, executed by the Partnership and Regency;

                  (f) OTR Redemption Agreement. The OTR Redemption Agreement, executed by the Partnership and Regency;

                  (g) Transferee Ratification. The written ratification of this Agreement by the Transferees and their agreement to perform the obligations of the Transferees that are to be performed after the First Closing;

                  (h) Initial Capital Contribution. A cash capital contribution to the Partnership sufficient to pay: (1) that portion of the Existing Mortgage Debt which may be prepaid without incurring penalties or "make whole" payments; and (2) the closing costs and adjustments payable by the Partnership for the Properties at the First Closing; and (3) other Partnership obligations related to the Closing (the sum of (1) through (3) being the "Regency Capital Contribution") (provided that the Regency Capital Contribution plus amounts paid by Regency to redeem Units at the First Closing shall not exceed $80 million). Regency shall not be obligated to deposit the Regency Capital Contribution into the escrow until the closing statements have been executed and all deliveries by or on behalf of all Midland Principals, Property Entities, and Midland Affiliates have been made into escrow;

                  (i) Units. Issuance by the Partnership to the Contributors of that number of Units specified in Section 2.2(a);

                  (j) Redemption. Redemption by Regency of all Units in exchange for cash which are required to be redeemed at the First Closing pursuant to the terms of the Redemption Agreement;

                  (k) Application of Capital Contribution. Application by the Partnership of the Regency Capital Contribution in accordance with this Agreement;

                  (l) Assumption Agreements. Execution by the applicable Transferee of the transfer documents listed on Schedule 10.2.1(g) and any other documents as the Property Entities may reasonably require to evidence the assumption of the Assumed Liabilities and Assumed Obligations by the applicable Transferee;

                  (m) Registration Rights Agreement. The Registration Rights Agreement, executed by Regency;

                  (n) Authority. Evidence of existence, organization and authority of Regency and the Transferees and the authority of the Person executing documents on behalf of each of Regency and the Transferees reasonably satisfactory to the Property Entities;

                  (o) Legal Opinion. An opinion of Foley & Lardner, counsel for Regency, as to due organization; due authorization, enforceability of Redemption Rights (as described in the Redemption Agreement) and the valid issuance of Shares upon exercise of Redemption Rights, subject to the assumptions in Section 7.4; enforceability of the Redemption Agreement and Registration Rights Agreement; due organization and existence of the Transferees; violations (to such firm's knowledge); litigation (to such firm's knowledge), enforceability; the qualification of Regency as a REIT under the Code; and such other matters as counsel to the Property Entities may reasonably request prior to the First Closing;

                  (p) Existing Mortgage Debt. The documents evidencing the assumption of the Existing Mortgage Debt, executed by the applicable Transferee, and all deliveries of the applicable Transferee required thereunder;

                  (q) State Law Disclosures. Such disclosures and reports as are required by applicable state and local Law in connection with the conveyance of real property;

                  (r) Election to Board. Certified Board resolutions creating an additional seat on Regency's Board of Directors and electing Lee S. Wielansky to fill the vacancy, effective immediately following the First Closing, and an Indemnity Agreement executed by Regency, in the standard form entered into between Regency and its directors; and

                  (s) Additional Documents. Any additional documents that the Property Entities or the holders of the Existing Mortgage Debt may reasonably require for the proper consummation of the transactions contemplated by this Agreement.

        10.3 Closing Statements/Escrow Fees. The Property Entities and Regency shall deposit with the Title Company executed closing statements consistent with this Agreement.

                     ARTICLE 11:  PRORATIONS AND ADJUSTMENTS

        11.1 Prorations. Before the First Closing, the Property Entities shall provide such information and verification reasonably necessary to support the prorations and adjustments under this Article 11. All prorations set forth below in this Section 11.1 shall be as of the First Closing Date (the "Cutoff Date"), with the Cutoff Date being a day of income and expense to the Property Entities. All income and expense with respect to the Assets and all items customarily prorated in real estate closings shall be prorated as of the Cutoff Date between the Transferee and the Property Entity with respect to the Assets contributed by such Property Entity, except as otherwise provided herein. No prorations shall be made with Midland Development for the Third Party Management Assets, and no prorations shall be made with respect to the Joint Ventures.

            11.1.1 Taxes and Assessments. The Transferee shall receive a credit for any real estate and tangible personal property Taxes (and any assessments imposed by private covenant), whether or not then due or payable, imposed in respect of a Property and applicable for the portion of the current year or other applicable Tax period which has elapsed by the Cutoff Date (and to the extent unpaid, for prior years or Tax periods). If the amount of any such Taxes have not been determined as of the First Closing, such credit shall be based on a reasonable estimate of the parties as to the full assessed value of the Properties (based on their Gross Asset Value as of the First Closing Date where the parties anticipate that Taxes for the current year will be based on such amount) and the assessment ratios and Tax rates anticipated to be in effect for the current year (and if the parties are not able to agree on such rate, the most recent ascertainable rate shall be used). The Transferee shall receive a credit for the total amount of any special assessments or similar charges which are levied or charged against a Property before the First Closing, whether or not due and payable on the Cutoff Date. Any such proration for Taxes and assessments shall be offset by the estimated portions of such taxes which are recoverable from tenants of the Transferees based on Leases in effect as of the applicable Cutoff Date.

            11.1.2 Collected Rent. The Transferee shall receive a credit for any rent and other income under Leases (and any applicable or local Tax on rent) collected by the applicable Property Entity before the First Closing and applicable to any period of time after the Cutoff Date. The Property Entity shall receive a credit for receivables from tenants (less any agreed on discount for uncollectibility) for rent and other income under Leases (and any applicable or local Tax or rent) applicable to any period of time prior to the Cutoff Date, except to the extent that the Property Entity and Regency agree that such receivables are unlikely to be collectible ("Doubtful Receivables"). All collections of accounts receivable other than Doubtful Receivables after the First Closing shall be retained by the Transferee. After the First Closing, the Partnership shall apply all rent and income collected by the Transferees from a tenant, unless the tenant properly identifies the payment as being for a specific item, first to such tenant's monthly rental for the month in which First Closing occurred to the extent not already paid and then to arrearages in the reverse order in which they were due, remitting to the Property Entity, after deducting collection costs, any rent properly allocable to receivables constituting Doubtful Receivables for the period ending on the Cutoff Date. The Transferees shall bill and attempt to collect such rent arrearages constituting Doubtful Receivables in the ordinary course of business, but shall not be obligated to engage a collection agency to collect any such rent arrearages except at the Contributor's expense, or to take legal action to collect any such rent arrearages. After the First Closing, the Property Entities shall not have the right to seek collection of any rents or other income applicable to any period before the Cutoff Date. Any rent or other income received by any Property Entity after the First Closing which are owed to the Transferees shall be held in trust and remitted to the Transferees promptly after receipt, and any rent collected by the Transferee which is owed to the Property Entity shall be held in trust and remitted to the Property Entity promptly after receipt.

            11.1.3 Percentage Rents. Estimated percentage rents accrued from any tenant under any Lease for any lease year in which the First Closing occurs (with any such percentage rents to be deemed to have been earned and received on an equal per diem basis spread throughout such lease year) shall be prorated between the Property Entity and the Transferees as of the Cutoff Date.

            11.1.4 Operating Expense Pass-Throughs. The Property Entities, as landlords under the Leases, are currently collecting from tenants under the Leases additional rent to cover Taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, "Operating Expense Pass-Throughs") incurred by them in connection with the ownership, operation, maintenance and management of the Properties. If a Property Entity collected estimated prepayments of Operating Expense Pass-Throughs in excess of any tenant's share of such expenses, then if the excess can be determined by the First Closing, the applicable Transferee shall receive a credit for the excess or, if the excess cannot be determined at the First Closing, the Transferees shall receive a credit based upon an estimate. The applicable Transferee shall be responsible for crediting or repaying those amounts to the appropriate tenants. At the First Closing, the Property Entities shall pay or provide for all Operating Expense Pass-Throughs for the period through the Cutoff Date except to the extent reflected in the Proration Items.

            11.1.5 Service Contracts. Each Property Entity shall receive a credit for regular charges under Service Contracts assumed by its Transferees pursuant to this Agreement paid and applicable to the period after the Cutoff Date and the Transferee shall receive a credit for such charges payable and applicable to the period ending on the Cutoff Date.

            11.1.6 Utilities. The Property Entities shall cause the meters, if any, for utilities to be read on the Cutoff Date and to pay the bills rendered on the basis of such readings, except for utilities paid directly by tenants. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than 30 days before the Cutoff Date.

        11.2 Work Contracts. At the First Closing, the Property Entities and Regency shall prorate the cost of all work under the Work Contracts, other than the Development Contracts, that has been performed through the Cutoff Date. Regency shall receive a credit against the purchase price for the Property Entities' pro rata share of the work performed under the Work Contracts, other than the Development Contracts, through the Cutoff Date. At the First Closing, the Transferees shall assume the obligation to complete the Work Contracts. TI Contracts, Repair Contracts and Development Contracts shall be included in the warranties described as Intangible Property related to the applicable Properties. At the First Closing, the Property Entities shall provide for Work Contracts under which all the work described therein has been substantially completed, lien waivers, payment affidavits, certificates of completion, and Tenant Estoppels. For Work Contracts which are not substantially completed at the Cutoff Date, the Property Entities shall provide contractor progress reports and estoppels and other evidence reasonably necessary to confirm the Property Entities' compliance with its obligations pursuant to the Work Contracts and this Section 11.2. Notwithstanding the foregoing, lien waivers and payment affidavits will not be required for Work Contracts under which all the work described therein has been substantially completed but payment for contractual retention has not been made pending completion of punch list items. At the First Closing, the Property Entities shall also provide such indemnity or other assurance to enable the Title Company to issue the Title Policy without exception for mechanics' and materialmens' liens related to work performed by the Property Entities under the Work Contracts.

        11.3 Tenant Deposits. All tenant security deposits (and interest thereon if required by Law or contract to be earned thereon) shall be transferred to the Transferees at the First Closing without adjustment to any party. As of the First Closing, the applicable Transferee shall assume each Property Entity's obligations related to tenant security deposits, but only to the extent they are properly transferred or credited to the Transferee.

        11.4 Deposits. The Partnership shall reimburse each Contributor (other than a Midland Affiliate contributing an interest in a Joint Venture) in cash at the First Closing for utility deposits, earnest money deposits held by the seller under Acquisition Contracts, and escrows for taxes and insurance and for similar types of deposits and escrows (but excluding escrows for capital expenditures), to the extent that such items are assigned to the Transferees at Closing. To the extent that any such deposits are not transferable, promptly after the First Closing, the Partnership shall make its own deposits and request a refund to the Contributors of their own deposits.

        11.5 Wages. The Partnership shall not be liable for any wages, fringe benefits, payroll Taxes, unemployment insurance contributions, accrued vacation pay, accrued pay for unused sick leave, accrued severance pay and other compensation accruing prior to the First Closing for employees of the Property Entities except to the extent reflected on the Final Closing Balance Sheet.

            11.5.1   Determination of Midland Development Value Adjustment.

                  (a) Estimated Closing Balance Sheet. For purposes of determining any adjustment pursuant to Section 2.1(b), not less than five
   (5) Business Days prior to the First Closing Date, Midland Development shall, in consultation with Regency, prepare and deliver to Regency an estimated balance sheet of Midland Development as of the close of business on the Cutoff Date which shall represent Midland Development's reasonable estimate of the Final Closing Balance Sheet; such balance sheet to be in form and detail identical to, and in its accounting principles and policies consistent in every respect with, the Midland Financial Statements relating to Midland Development and accompanied by schedules setting forth in reasonable detail all current assets (other than accounts receivable for (i) brokerage transactions that are evidenced on the First Closing Date by a signed agreement, (ii) any other transactions listed in
   Schedule 1.1.143 (Third Party Management Assets), or (iii) advances to brokers, all of which shall be retained by Midland Development (collectively, the "Retained Items") and current liabilities (including the outstanding balance of the line of credit) included therein. Such balance sheet or the accompanying schedules shall contain sufficient detail of such current assets and liabilities for the determination of any adjustment pursuant to Section 2.1(b). In the event Regency shall object to any of the information set forth on the balance sheet or accompanying schedules as presented by Midland Development, the parties shall negotiate in good faith and agree on appropriate adjustments to the end that such balance sheet and accompanying schedules reflect a reasonable estimate of the Final Closing Balance Sheet (the estimated balance sheet as finally determined by the parties pursuant to this subsection is herein referred to as the "Estimated Closing Balance Sheet"), except that the current liabilities on the Estimated Closing Balance Sheet, but not on the Final Closing Balance Sheet, shall be increased by $50,000 as a reserve for payables that are not exactly determinable as of the First Closing Date. In connection with the determination of the Estimated Closing Balance Sheet, Midland Development shall provide to Regency such information and detail as Regency shall reasonably request.

                  (b) Final Closing Balance Sheet. The balance sheet of Midland Development prepared as of the Cutoff Date shall be prepared as follows:

                       (i) Within thirty (30) days after the First Closing Date, Regency shall deliver to Midland Development an unaudited balance sheet of Midland Development as of the Cutoff Date, prepared in accordance with GAAP (except for the exclusion of the Retained Items) from the books and records of Midland Development, on a basis consistent with GAAP theretofore followed by Midland Development in the preparation of the Midland Financial Statements relating to Midland Development and in accordance with this Section 11.5.1(b), and fairly presenting the financial position of Midland Development as of the Cutoff Date. The balance sheet shall be accompanied by detailed schedules of the current assets and current liabilities (including the outstanding balance of its line of credit) of Midland Development.

                       (ii) Within sixty (60) days following the delivery of
                  the balance sheet referred to in (i) above, Midland Development or its independent accountants ("Midland Development's Accountants") may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any Midland Development Value Adjustment. Any such objection shall be made in writing and shall state Midland Development's determination of the amount of the Midland Development Value Adjustment. Any dispute regarding the determination of the Final Closing Balance Sheet shall be resolved by a "Big 6" accounting firm other than a firm that provides services to Midland Development or Regency (which shall be selected by lot or such other procedure as the parties may agree) whose decision shall be binding on the parties. As used in this Agreement, the term "Final Closing Balance Sheet" shall mean the balance sheet of Midland Development as of the Cutoff Date as finally determined or agreed to for purposes of this Section 11.5.1(b).

                       (iii) Regency agrees to permit Midland Development and its respective representatives, during normal business hours, to have reasonable access (at a location in St. Louis, Missouri) to, and to examine and make copies of, all books and records of Midland Development, including but not limited to the books, records, schedules and work papers of Regency, which documents and access are necessary to review the balance sheet delivered by Regency in accordance with
                  Section 11.5.1(b)(i). Midland Development similarly agrees to permit Regency and its representatives, during normal business hours, to have reasonable access to any books and records of Midland Development which do not constitute Assets contributed hereunder, in order to enable them to prepare such balance sheet.

                       (iv) Notwithstanding any provision contained herein
                  requiring that the Final Closing Balance Sheet be prepared in a manner consistent with Midland Development's past practices or in accordance with GAAP, the Final Closing Balance Sheet shall be prepared excluding the Retained Items and stating accounts receivable and notes receivable net of an appropriate reserve for doubtful accounts and anticipated collection expenses.

            11.5.2 Midland Development Value Adjustment. The Midland Development Value Adjustment shall be determined by comparing any adjustment made to the Contribution Value of the Third Party Management Assets pursuant to Section 2.1(b) based on the Estimated Closing Balance Sheet and the adjustment that should have been made had the Final Closing Balance Sheet been available at the First Closing. The adjustment that needs to be made, after taking into account any adjustment made at the First Closing, shall be a Positive Midland Development Value Adjustment if the Contribution Value with respect to such Assets should be increased based on the Final Closing Balance Sheet and shall be a Negative Midland Development Value Adjustment if such Contribution Value should be decreased based on the Final Closing Balance Sheet.

            11.5.3 Payment of Midland Development Value Adjustment. On or before the fifth Business Day following the final determination of the Final Closing Balance Sheet (such date being hereinafter referred to as the "Settlement Date"), either (i) Midland Development shall pay to Regency in cash the amount, if any, of a Negative Midland Development Value Adjustment, as reflected on the Final Closing Balance Sheet; or (ii) Regency shall deliver to Midland Development that number of Additional Units arrived at by dividing the Unit Value into the amount, if any, of a Positive Midland Development Value Adjustment, as reflected on the Final Closing Balance Sheet, and then subtracting the Record Date Adjustment Amount. In the event that Midland Development fails to pay the Negative Midland Development Adjustment Amount, the Partnership shall have the right to offset such amount against the Midland Group Earn-Out payable at the First Earn-Out Closing.

        11.6 Due Diligence Costs. The Partnership shall reimburse the applicable Contributors with respect to all reasonable costs of due diligence applicable to an Acquisition Contract contributed to a Regency Entity or owned by a Joint Venture an interest in which is contributed to a Regency Entity and to the extent that such amounts are not reimbursable to the applicable Contributor by Topvalco or Dillon. In addition, the Partnership shall assume all payables with respect to such items, and shall acquire as an Asset all receivables from Topvalco or Dillon with respect to such items. Such due diligence costs shall include without limitation all reasonable costs of environmental investigation, legal fees, survey costs, title costs, construction inspections, site investigations, architectural plans and all other expenses applicable with respect to the investigation of the applicable property as a site suitable for building and development.

                      ARTICLE 12:  TERMINATION AND REMEDIES

        12.1      Termination.  This Agreement may be terminated:

            12.1.1 At any time prior to the First Closing Date, with the written consent of Regency and Midland Development;

            12.1.2 At any time prior to the First Closing Date, by Regency (provided it has not caused a failure of a condition to Closing by reason of its breach of any of its material obligations hereunder), if there shall have been a failure of any condition to Regency's obligation to close, and such failure shall not have been remedied within the applicable period to cure after notice has been provided pursuant to Article 5 or 8 (and the First Closing Date shall be extended to provide for such cure period);

            12.1.3 At any time prior to the First Closing Date, by Midland Development (provided no Midland Principal, Property Entity or Midland Affiliate has caused a failure of a condition to Closing by reason of its breach of any of its material obligations hereunder), if there shall have been a failure of any condition of the Contributors' obligation to close, and such failure shall not have been remedied within the applicable period to cure after notice has been provided pursuant to Article 9 (and the First Closing Date shall be extended to provide for such cure period); or

            12.1.4 If the First Closing has not taken place by March 31, 1998, at any time thereafter, by Midland Development or Regency, upon delivery of written notice of termination to the other so long as the cause for delay is not attributable to a default of this Agreement by the terminating party.

        12.2 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, all obligations of the parties hereunder shall terminate, except for the obligations that expressly survive the termination of this Agreement. No such termination shall relieve any party from liability pursuant to Section 12.3 below.

        12.3      Remedies.

            12.3.1 All rights and remedies of any party hereunder are cumulative and in addition to any rights and remedies which such party may have under applicable law. The exercise of any one right or remedy against one party hereto will not deprive the exercising party of any right or remedy against that party or any other parties hereto. No right, power or remedy conferred upon or reserved to a party under this Agreement or any other of the Transaction Documents is exclusive of any other right, power or remedy in any of the Transaction Documents, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or under any other Transaction Documents, or now or hereafter existing at law, in equity or by statute.

            12.3.2 If (i) any Contributor receives prior to the First Closing an offer for a Competing Transaction (as defined in Section 5.7), and (ii) such Contributor fails to obtain its applicable consents shown on
   Schedule 6.1.2(b) for any reason, and (iii) Contributors agree to or consummate Competing Transactions on or before December 31, 1998 involving more than 25% of the aggregate Gross Asset Value of the Assets as shown on
   Schedule 2.1, and (iv) Regency is not in material breach of any covenant, representation or warranty made by it in this Agreement and has performed all material obligations required to be performed by it at or before the First Closing, each Contributor (jointly and severally with each Midland Principal who directly or indirectly owns an equity interest in such Contributor) whose Assets are subject to such Competing Transactions shall immediately pay to Regency upon the closing of such Competing Transactions (by wire transfer) a break-up fee in an amount equal to 2% of the Gross Asset Value of such Assets disposed of by such Contributor in the Competing Transaction as shown on Schedule 2.1, whereupon such Contributor shall have no further liability to Regency whatsoever arising out of any Competing Transaction.


                          ARTICLE 13:  INDEMNIFICATION

        13.1 By Midland Principals. For a period of one year from the First Closing Date (except for (i) Claims related to a breach of the representations and warranties set forth in Sections 6.1.1 (Due Organization), 6.1.2 (Due Authorization; Consents; No Violations), 6.2.2 (Securities) and 6.3 (Joint Ventures), for which the survival period shall be two years, and (ii) Claims related to a breach of the representations and warranties set forth in Section 6.2.6 (No Employees), Section 6.4.5 (Employee Benefit Plans), Section 5.6 (Disclosure) and Section 6.2.3 (Distributions and Payments), and related to any Tax, for which the survival period shall be the applicable statute of limitation related to such Claim), the Midland Principals hereby agree to indemnify, defend and hold harmless Regency, each Transferee and their respective directors, officers, employees and other Affiliates, from and against all Claims asserted against, resulting to, imposed upon, or incurred, directly or indirectly, by any such Person or the Assets transferred to such Transferee pursuant to this Agreement by reason of, arising out of or resulting from (i) the inaccuracy or breach of any representation or warranty of (x) such Midland Principal, or (y) any Property Entity (including Midland Development) or (z) Midland Affiliate in which he owns an equity interest contained in or made pursuant to this Agreement, including closing certificates (regardless of whether such breach is deemed "material"); (ii) the breach of any covenant of (x) such Midland Principal or (y) any Property Entity (including Midland Development) or Midland Affiliate in which he owns an equity interest contained in this Agreement (regardless of whether such breach is deemed "material"); or
   (iii) any Claim accruing prior to the First Closing Date not constituting an Assumed Liability or Assumed Obligation. Notwithstanding the foregoing, with respect to an Indemnified Claim which results from (i) the inaccuracy or breach of any representation or warranty of a Property Entity (other than Midland Development) or Midland Affiliate, (ii) the breach of a covenant of a Property Entity (other than Midland Development) or Midland Affiliate or (iii) any Claim against a Property Entity (other than Midland Development) or Midland Affiliate accruing prior to the First Closing Date which is not an Assumed Liability or Assumed Obligation, each Midland Principal shall only be liable to the extent of (i) the sum of the Contribution Value and the Debt Amount of the Asset to which such inaccuracy, breach or Claim relates, multiplied by (ii) his percentage interest in such Property Entity (other than Midland Development) or Midland Affiliate transferring such Asset. The "Debt Amount" with respect to an Asset means the total outstanding amount of recourse construction debt encumbering the Asset as of the First Closing and guaranteed by the Midland Principal (but only so long as such construction debt remains outstanding), and in the case of a violation prior to the First Closing of carve-outs from the non-recourse provisions of Existing Mortgage Debt, the Debt Amount also includes the amount of such Existing Mortgage Debt outstanding on the First Closing Date which becomes recourse as a result of such violation (but only to the extent of the loss caused to the lender by such violation). With respect to an Indemnified Claim which results from (i) the inaccuracy or breach of any representation or warranty of Midland Development, (ii) the breach of a covenant of Midland Development or (iii) any Claim against Midland Development accruing prior to the First Closing Date which is not an Assumed Liability or Assumed Obligation, each Midland Principal shall be jointly and severally liable with each other Midland Principal. A Midland Principal owning an interest in a Midland Affiliate is deemed to own an equity interest in any Property Entity owned by such Midland Affiliate equal to his pro rata interest in such Midland Affiliate multiplied times such Midland Affiliate's interest in the Property Entity. As used in this Article 13, the term "Indemnified Claim" shall include all Loss and Expenses.

        13.2 By Contributors. For a period of one year from the First Coast Closing Date (except for (i) Claims related to a breach of the representations and warranties set forth in Sections 6.1.1 (Due Organization), 6.1.2 (Due Authorization; Consents; No Violations), 6.2.2 (Securities) and 6.3 (Joint Ventures), for which the survival period shall be two years, and (ii) Claims related to a breach of the representations and warranties set forth in Sections 6.2.6 (No Employees), 6.4.5 (Employee Benefit Plans), 5.6 (Disclosure) and 6.2.3 (Distributions and Payments), and related to any Tax, for which the survival period shall be the applicable statute of limitation related to such Claim), each Contributor hereby agrees to indemnify, defend and hold harmless Regency, each Transferee and their respective directors, officers, employees and other Affiliates, from and against all Claims asserted against, resulting to, imposed upon, or incurred, directly or indirectly, by any such Person or the Assets transferred to such Transferee pursuant to this Agreement by reason of, arising out of, or resulting from (i) the inaccuracy or breach of any representation or warranty of such Contributor contained in or made pursuant to this Agreement, including closing certificates (regardless of whether such breach is deemed "material"); (ii) the breach of any covenant of such Contributor contained in this Agreement (regardless of whether such breach is deemed "material"); or (iii) any Claim accruing prior to the First Closing Date not constituting an Assumed Liability or Assumed Obligation. A Property Entity shall only be responsible for Claims made with respect to its individual representations, warranties, covenants and Claims, and not those of any other Property Entity (except as otherwise specifically provided for with respect to Midland Development).

        13.3 By the Partnership and Other Transferees. For the periods indicated herein and subject to the terms and conditions of this Article 13, each Transferee and the Partnership hereby agrees to indemnify, defend and hold harmless the Property Entities and their respective directors, officers, employees, partners and other Affiliates from and against all Claims asserted against, resulting to, imposed upon or incurred by any such Person, directly or indirectly, by reason of, arising out of or resulting from (i) any breach by such Transferee of any obligation of such Transferee related to the Assets which by this Agreement, or any Closing delivery, specifically become the obligation of such Transferee, for a period equal to the applicable statute of limitations relating to such Claims; or (ii) all Claims against the Property Entities or Midland Affiliates constituting, relating to or arising out of any Assumed Liabilities or Assumed Obligations or any Claim accruing after the date at which the Asset relating to such Claim has been transferred to the Partnership or other Transferee, for a period equal to the applicable statute of limitations relating to such Claims.

        13.4 By Regency. For a period of two years from the First Closing Date (except with respect to the inaccuracy of any form or report filed with the Securities and Exchange Commission in which case the survival period shall be the applicable statute of limitations) and subject to the terms and conditions of this Article 13, Regency hereby agrees to indemnify, defend and hold harmless the Unit Recipients from and against all Claims asserted against, resulting to, imposed upon or incurred by any such Person, directly or indirectly, by reason of, arising out of or resulting from (i) the inaccuracy or breach of any representation or warranty of Regency contained in or made pursuant to
   Article 7 of this Agreement (regardless of whether such breach is deemed "material") or (ii) the breach of any covenant of Regency contained in this Agreement (regardless of whether such breach is deemed "material").

        13.5 Remedies Upon Fraud. Nothing in this Agreement or in any Transaction Document shall be deemed to limit any right or remedy of any party at law or in equity for criminal activity or acts constituting fraud, notwithstanding anything contained herein to the contrary.

        13.6 Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 13 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

            13.6.1 Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") shall give the party from whom indemnification is sought (the "Indemnifying Party") written notice of any such Claim prior to the expiration of the survival period to which the Claim relates, and the Indemnifying Party shall undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 13, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnifying Party shall have the right to settle such Claim in its sole discretion, provided that the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim. If there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to retain its own counsel to defend against the portion of the Claim not involving monetary relief, and the cost of such counsel shall be an Expense of the Indemnifying Party. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense. An Indemnified Party includes any Unit Recipient who has received Units pursuant to the transactions contemplated by this Agreement, and any such Person shall be entitled to enforce a Claim for indemnification hereunder in such Person's own right.

            13.6.2 Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice and the failure of the Indemnifying Party to commence the defense of such Claim within thirty (30) days after such further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

        13.7      Payment.

            13.7.1 General. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 13. Upon judgment, determination, settlement or compromise of any Indemnified Claim pursuant to the provisions hereof, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise pursuant to the provisions hereof, and all other Loss and Expenses of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such Indemnified Claim (collectively, together with the Shares issued and/or cash paid (and interest income earned on such cash) upon the exercise of the Redemption Rights with respect to such Additional Units, the "Collateral"). The security interests granted pursuant to this Section 13.7.1 shall not impair any Midland Principal's Redemption Rights; provided, however, that any Shares issued and/or cash paid (and interest income earned on such cash) upon the exercise of such Redemption Rights must also be pledged hereunder and shall be part of the Collateral.

            13.7.2     Security Interest.

                  (a) Grant. In the event that either Regency or the Partnership notifies a Midland Principal of a Claim, pursuant to Section 13.1, on or before the date of any Subsequent Closing, each Midland Principal, as a condition to receiving such Person's respective percentage (as set forth on the Allocation Chart) of Additional Units to be issued at a Subsequent Closing, shall, in addition to being bound by the other provisions set forth in this Section 13.7.2, secure such Midland Principal's liability to pay an Indemnified Claim by pledging and granting to Regency and the Transferees under the Uniform Commercial Code a first priority security interest in such Additional Units having a Value as of such date equal to 125% of such Midland Principal's pro rata portion of such Claim (the "Collateral").

                  (b) Evidence and Perfection of Security Interest. Certificates for the Collateral, together with related stock powers or other powers of attorney otherwise reasonably acceptable to Regency, shall be held by Regency until the release of the security interests therein pursuant to this Article 13. In addition, each Midland Principal shall deliver to Regency and/or the Transferees, as the case may be, such financing statements, continuation statements, and similar documents as Regency and/or the Transferees shall deem appropriate to perfect and to continue perfection of their respective security interests in the Collateral.

                  (c) No Encumbrance, Sale, Etc. Until such time as Regency and the Transferees release their respective security interests in the Collateral, each Midland Principal granting the security interest described above shall (i) keep the Collateral free of all security interests, voting trust agreements, shareholder agreements, or other interests and encumbrances, except for the security interest granted herein, and (ii) not assign, deliver, sell, transfer, lease or otherwise dispose of (including dispositions by operation of law) any portion of the Collateral or any interest therein without the prior written consent of Regency and the Transferees.

                  (d) Disputed Claim. Notwithstanding anything herein to the contrary, in the event that either Regency or a Transferee notifies a Midland Principal of a Claim on or before the date of a Subsequent Closing and such Midland Principal disputes such Claim, the Collateral shall be pledged, and neither Regency nor any Transferee may exercise its rights with respect to such security interests until the amount of such Claim has either (i) been decided by a court of competent jurisdiction and such decision is not subject to appeal, or (ii) agreed to by the Indemnifying Parties with respect to such Claim. Once the amount of such Claim has been decided or agreed upon, the Collateral may be used to satisfy the Indemnified Claim, based on its then Value.

                  (e) Adjustment. In the event that the parties are not able to agree on the amount of the pending Indemnified Claims, the Midland Representatives shall have the right to request binding arbitration of the maximum possible amount of such Claims (but not the merits of such Claims), by delivery of written notice to Regency and the Partnership. Arbitration proceedings shall be administered by and conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceedings shall be held in St. Louis, Missouri. Three independent arbitrators shall be selected: one shall be a practicing attorney, one shall be a certified public accountant, and the third shall be a real estate professional, each of whom shall be knowledgeable about the subject matter giving rise to the Claims in dispute. The arbitration proceedings shall be completed within 30 days after the selection of the arbitrators, who shall render their decision in writing, by majority vote, within 30 days after the conclusion of the proceeding, stating the factual basis for their decision. The arbitrators shall have authority to include in their decision an award in favor of a party of all or any portion of its attorneys' fees and expenses incurred in connection with the arbitration, together with the cost of the arbitration. Within two business days after the date of the arbitration decision, if the amount of Collateral of a Midland Principal times the then Value equals at least 125% of his allocable share of the amount determined by the arbitrators to be the maximum possible exposure of the pending Indemnified Claims, Regency shall release the excess Collateral.

                  (f) Substitution of Collateral. Any Midland Principal holding Collateral may substitute a letter of credit issued by a responsible financial institution located in the United States in favor of Regency and the Transferees, provided that the letter of credit (i) is for an amount equal to or greater than 125% of the then Value of the Collateral which such letter of credit is replacing and (ii) is irrevocable until the security interest is released in the remaining Collateral.

                  (g) Remedies. In the event that Regency or any Transferee has the right to use the Collateral to satisfy the liability of a Midland Principal, if any, to pay an Indemnified Claim, without waiving any other right under this Agreement, Regency and such Transferee, as the case may be, shall have all rights and remedies of a secured party under the Uniform Commercial Code in addition to the rights and remedies as may be available hereunder, subject to the limitations on their rights to foreclose set forth in Section 13.7.2(d).

                  (h) Distributions in Respect of Collateral. Until such time as Regency and the Transferees release their respective security interests in the Collateral, each Midland Principal shall assign to and authorize Regency and the Transferees to receive any and all non-cash dividends or non-cash distributions of whatever nature now or hereafter made in respect of the Collateral, including those made in connection with the dissolution, liquidation, sale of assets, merger, consolidation or other reorganization of Regency or any Transferee, or any stock dividend, stock split, recapitalization, reclassification or otherwise, to surrender such Collateral or any part thereof in exchange therefor, and to hold any such dividend or distribution as part of the Collateral. Notwithstanding Regency's and the Transferees' respective security interests in the Collateral, each Midland Principal shall be entitled to receive all cash distributions relating to Additional Units constituting Collateral without any security interest attaching thereto.

        13.8 Jurisdiction. Any suit, action or proceeding against any Midland Principal with respect to this Article 13 may be brought in the courts of the State of Missouri or in the U.S. District Court for the Eastern District of Missouri as Regency or the applicable Transferee, as the case may be, in its sole discretion may elect, and each Midland Principal, by acceptance of any Additional Units, shall be deemed to accept the nonexclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, each Midland Principal shall be deemed to irrevocably waive, to the fullest extent permitted by law, any objection which such Person may have to the laying of venue of any suit, action or proceeding arising out of or relating to this Section 13.8 or any judgment entered by any court in respect to any part thereof brought in the State of Missouri and to further irrevocably waive any claim that any suit, action or proceeding brought in the State of Missouri has been brought in an inconvenient forum.

        13.9 Threshold and Cap. Notwithstanding anything herein to the contrary, no party required to indemnify any other under this Article 13 shall be responsible for any Indemnified Claim under the terms of this
   Article 13 until the cumulative aggregate amount of such Indemnified Claims suffered by the applicable Property Owner, on the one hand, or the Transferees or Regency on the other hand, as the case may be, exceeds $500,000, with respect to OTR/Midland Realty Holdings, Ltd. or $50,000 with respect to each other Property Owner, in which case the Contributor and the Midland Principals, on the one hand, or the Transferees or Regency on the other hand, as the case may be, shall then be liable for all such Indemnified Claims as to such Property Owner, but (a) in the case of a Midland Principal's liability for a breach of a representation, warranty or covenant by a Property Entity, a Midland Affiliate or a Midland Principal that is not willful or intentional, only to the extent that the aggregate Loss and Expenses do not exceed the combined value of the Collateral on the date that the Claim is satisfied, and (b) in the case of a breach of a representation, warranty or covenant by Regency or any Transferee that is not willful or intentional (other than a Claim relating to an Assumed Liability), only to the extent that the aggregate Loss and Expenses do not exceed the aggregate Contribution Value of the Assets.

        13.10 No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification otherwise has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the First Closing, and regardless of whether such breach, violation or failure is deemed to be "material," subject to the provisions of Sections 5.10 and
   5.11 (requiring notice to the other party).

        13.11 Designated Representatives. Lee Wielansky and Stephen Notestine are hereby designated to represent the Midland Principals and each Property Entity and Midland Affiliate in connection with any consent, approval, agreement, settlement, or other action to be taken after the First Closing under this Article 13 (the "Midland Representatives"), and the decision of the Midland Representatives shall be binding on the Midland Principals and each Property Entity and Midland Affiliate. Further, the Midland Representatives shall have the right to engage attorneys to represent the interest of the Midland Principals and each Property Entity and Midland Affiliate and incur reasonable costs and expenses in connection with any action to be taken or issues arising under this Article 13, and the Midland Principals, by acceptance of Additional Units at any Subsequent Closing, shall be deemed to have agreed to fund such costs and expenses, which liability shall be joint and several.


                       ARTICLE 14:  POST-CLOSING COVENANTS

        14.1 Completion of 1997 Audit. Each Midland Principal agrees to cause, and to cooperate in facilitating the completion as promptly as practicable after the First Closing of, the preparation of audited financial statements for each Property Owner, in accordance with GAAP and reported on by KPMG Peat Marwick, and complying in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder for filing by Regency with the SEC in a Form 8-K. Without limiting the foregoing, each Midland Principal agrees to give Regency and Regency's independent certified public accountants access to the work papers for such Property Owner's financial statements. Regency shall pay the cost of each Property Owner's audit.

        14.2 Access to Books and Records. For a period of seven years following the First Closing, Regency shall cause the Partnership and the other Transferees to preserve and to give the Property Entities access, upon reasonable advance notice and during normal business hours, to all books and records delivered by the Property Entities to such Transferees to enable the Property Entities to prepare Tax returns or respond to any request of any Tax authority or Governmental Entity regarding matters prior to the First Closing.

        14.3      Environmental Matters.

            14.3.1 Each Property Entity, Midland Principal and Midland Affiliate hereby waives any claim for contribution against the Transferees for any damages to the extent they arise from any pre-closing conditions related to:

                       (1) any Release of, threatened Release of, or disposal of any Hazardous Materials at any Property or Option Property;

                       (2) the operation or violation of any environmental Law at any Property or Option Property; or

                       (3)  any environmental Claim pursuant to any
   environmental Law in connection with any Property or Option Property.

            14.3.2 The waiver contained in this Section 14.3 shall be binding upon the successors and assigns of the Midland Principals, Property Entities and Midland Affiliates to the benefit of the Transferees and their directors, officers, employees and agents, and their successors and assigns.

        14.4 Reports on Earn-Out Performance. From the First Closing Date until the last Earn-Out Closing Date, the Transferees shall provide the Midland Representatives with quarterly reports in a form reasonably acceptable to such parties relating to the various factors that form the basis for the computation of the various earn-outs described in Section 2.5, e.g., the performance of the Eligible Properties with respect to the In-Process Earn-Out. The Transferees agree to cause to be preserved and made available for inspection, during normal business hours and upon reasonable prior notice, by a representative appointed by the Midland Representatives, all books and records relating to amounts due on any Earn-Out Closing Date. The Midland Representatives shall have the right to conduct up to three audits of such books and records for the purpose of confirming the amount due on any Earn-Out Closing Date, and if any such audit discloses that any earn-out has been understated for any calendar year preceding an Earn-Out Closing Date by more than 5%, Regency shall reimburse the Midland Representatives for the cost of such audit.

        14.5 Midland Development 401(k) Plan. Promptly after the First Closing, Midland Development shall undertake the actions necessary to inform participants in its 401(k) Plan of their right to a distribution, including the right to make an eligible rollover distribution to Regency's Plan. In addition, Midland Development shall maintain its 401(k) Plan for as long as required by Treasury Regulation Section 401(k)-1(d)(4). Participants in the Midland 401(k) Plan may receive a distribution pursuant to this Section until the last day of the calendar year following the year of the First Closing. Midland Development shall be solely responsible for any costs associated with the responsibilities/duties contained in this Section. Regency agrees to cause the Partnership to provide access to records and to provide employee and management time in assisting Midland Development in meeting its obligations hereunder with respect to its 401(k) Plan.


                           ARTICLE 15:  MISCELLANEOUS

        15.1 Headings and Interpretation. The headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. The parties acknowledge that this Agreement and all other Transaction Documents have been negotiated at arms' length, with the assistance of their respective counsel, and accordingly, this Agreement and the other Transaction Documents shall not be construed against or in favor of any party over any other party, regardless of which party was responsible for drafting the same.

        15.2 Pronouns and Plurals. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

        15.3      Time.  Time is of the essence for this Agreement.

        15.4 Survival. The representations and warranties contained in this Agreement and the provisions of this Agreement that contemplate performance after the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of such Closing.

        15.5 Expenses. At each Closing, Regency shall make a capital contribution to the Partnership to enable the Partnership to pay expenses incident to this Agreement and the transactions contemplated hereunder, including (i) environmental audits, Survey, UCC Searches, the Title Insurance premium, state and local transfer Taxes, recording costs, loan assumption fees in connection with the assumption by the Partnership of the Existing Mortgage Debt, and any prepayment penalties; (ii) the cost of disseminating the disclosure document referred to in Section 5.6 and the travel and related expenses incurred in connection with meetings with Midland Principal partners; and (iii) the reasonable, itemized fees and expenses of attorneys and accountants for the Property Entities. Except as otherwise provided in Section 12.3, in the event that this Agreement is terminated before the First Closing, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

        15.6 Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including, without limitation, attorneys' fees and prejudgment interest.

        15.7 Mediation. Except as otherwise provided in Section 13.7.2, in the Partnership Agreement and in the partnership agreement of R&M Western Partnership, disputes arising under this Agreement shall be resolved as follows:

                  (a) No party to this Agreement shall bring a civil action seeking enforcement or any other remedy founded on this Agreement without first complying in good faith with the provisions of this Section 15.7. Any party may seek injunctive relief to preserve the status quo pending the completion of mediation under this Agreement.

                  (b) Disputes arising under this Agreement shall be submitted to mediation. The Midland Representatives, on the one hand, and Regency, on the other hand, shall flip a coin to determine whether the mediation shall be held in St. Louis, Missouri or Jacksonville, Florida, and shall select a mutually acceptable mediator in such location. In the event such parties are unable to agree on a mutually acceptable mediator, then the dispute shall be submitted to the office of JAMS/ENDISPUTE nearest to the determined location for mediation. If the parties cannot agree on or have no particular choice of mediator from the list of neutrals at JAMS/ENDISPUTE, then a list and resumes of available mediators, numbering one more than there are parties, will be sent to the parties, each of whom may strike one name. The remaining name shall be the mediator; provided, however, if more than one name remains, the mediator shall be selected by the Arbitration Administrator of JAMS/Endispute from the remaining names. The mediation process shall continue until the case is resolved or the mediator makes a finding that there is no possibility of settlement through mediation.

                  (c) In the event that a dispute is submitted to mediation, the Midland Representatives shall represent the Midland Principals and any Contributor or other Property Entity or Midland Affiliate involved in the dispute.

        15.8 Additional Actions and Documents. Each party hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and to obtain such consents, as may be necessary or as may be reasonably requested on or after the Closing Date in order to fully effectuate the purposes, terms and conditions of this Agreement, including, without limitation, the transfer and assignment to the Transferees of, and the vesting in the Transferees title to, the Assets.

        15.9 Remedies Cumulative. Except as otherwise expressly provided in Section 12.3 and subject to the limitations set forth in
   Article 13, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by Law, in equity or otherwise.

        15.10 Entire Agreement; Amendment and Modification. This Agreement, including the schedules, exhibits and other documents referred to herein or furnished pursuant hereto, together with the letter agreement regarding confidentiality between Midland Development and Regency dated February 10, 1997 (the terms of which are incorporated herein) constitutes the entire understanding and agreement among the parties hereto with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of, or supplement to, this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

        15.11 Notices. All notices, demands, requests, and other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified U.S. mail, return receipt requested and postage prepaid, or transmitted by facsimile, telegram, telecopy or telex, addressed as follows:

      (i)  If to Contributors:         (ii)    If to Regency or
                                               Transferees:

           Suite 200, Westpark I               121 W. Forsyth St., Suite 200
           12655 Olive Blvd.                   Jacksonville, Florida  32202
           St.Louis, Missouri 63141            Telephone:  (904) 356-7000
           Telephone:  (314) 576-1900          Facsimile:  (904) 634-3428
           Facsimile:  (314) 576-7005          Attention:  Martin E. Stein,
           Attention:  Lee S. Wielansky                     Jr., President
                                                           Bruce M. Johnson,
                                                            Managing Director
                                                            and CFO

           copy to:                            copy to:

           Joseph D. Lehrer, Esq.              Charles E. Commander, Esq.
           Greensfelder, Hemker & Gale, P.C.   Foley & Lardner
           2000 Equitable Building             Green Leaf Building
           101 South Broadway                  200 Laura Street
           St. Louis, Missouri 63102-1774      Jacksonville, Florida  32202
           Telephone:  (314) 241-9090          Telephone:  (904) 359-2000
           Facsimile:  (314) 241-8624          Facsimile:  (904) 359-8700

        If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this
   Section 15.11, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this Section 15.11, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this Section 15.11, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.
   Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 15.11.

        15.12 Waivers. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege to be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

        15.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.14 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claim or disputes relating thereto, shall be governed by and construed and enforced in accordance with the Laws and judicial decisions of the State of Florida, without regard to conflict of Law principles (excluding the choice of Law rules thereof), except for actions affecting title to real property, in which case the Laws of the State in which the real property is located shall apply.

        15.15     Assignment; Parties in Interest.

             15.15.1 Assignment. No party hereto shall assign its rights and/or obligations under this Agreement, in whole or in part, whether by operation of Law or otherwise, without the prior written consent of the other parties hereto; provided, that Regency, without the consent of any other party hereto, may assign its rights and/or obligations under this Agreement, in whole or in part, to any Affiliate. For the purposes of this paragraph, "Affiliate" means (a) an entity that directly or indirectly controls, is controlled by or is under common control with Regency or (b) an entity at least a majority of whose economic interest is owned by Regency; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

             15.15.2 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective administrators, successors, legal representatives and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other Person any right or remedy under or by reason of this Agreement.

        15.16 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto, and no provision of this Agreement shall be deemed to confer any third party benefit.

        15.17 Severability. Every provision of this Agreement is intended to be severable. If any provision or term of this Agreement, or the application of a provision or term to any Person or circumstance, shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions and terms hereof, or the application of such provision or term to Persons or circumstances other than those to which it is held invalid, illegal or enforceable, shall not be affected thereby, and there shall be deemed substituted for the provision or term at issue a valid, legal and enforceable provision as similar as possible to the provision or term at issue.

        15.18 Limitation of Liability. Any obligation or liability whatsoever of Regency which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, out of Regency's assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of its shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

        15.19 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE PROVISIONS OF THIS SECTION 15.19 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.

        IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be duly executed on their behalf as of the date first above written.

   THE MIDLAND PRINCIPALS:              REGENCY REALTY CORPORATION

     /s/ Lee S. Wielansky               By:  /s/ Bruce M. Johnson
   Lee S. Wielansky                          Bruce M. Johnson
                                             Managing Director and CFO

     /s/ Stephen M. Notestine
   Stephen M. Notestine


     /s/ Joseph H. Apter
   Joseph H. Apter


     /s/ Rodney K. Jones
   Rodney K. Jones


     /s/ Ned M. Brickman
   Ned M. Brickman

                              THE PROPERTY ENTITIES

                                 MIDLAND DEVELOPMENT GROUP, INC.,
                                 a Missouri Corporation


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, President

   OTR Eastern Properties
     Bent Tree Plaza (North Carolina)
     Westchester Plaza (Ohio)
     Hamilton Meadows (Ohio)
     Brookville Plaza (Virginia)
     Lakeshore (Michigan)
     Evans Crossing (Georgia)
     Statler Square (Virginia)
     Kernersville Marketplace (North Carolina)
     Maynard Crossing (North Carolina)
     Shoppes at Mason (Ohio)
     Lake Pine Plaza (North Carolina)


                                 OTR/MIDLAND REALTY HOLDINGS, LTD.,
                                 an Ohio Limited Liability Company

                                 By:  Midland Realty Holdings L.L.C.,
                                      a Missouri Limited Liability Company,
                                      Managing Member


                                      By:  /s/ Lee S. Wielansky
                                           Lee S. Wielansky, Managing Member

   Beckett Commons Shopping Center
   No. 1712




                                 BECKETT PARTNERS LIMITED PARTNER-
                                 SHIP, an Ohio Limited Partnership

                                 By:  Midland-Beckett Limited Partnership,
                                      a Missouri Limited Partnership, General
                                      Partner

                                      By:  Beckett Equities, Inc., a Missouri
                                           Corporation, General Partner


                                        By:  /s/ Lee S. Wielansky
                                             Lee S. Wielansky, President

   East Pointe Shopping Center
   No. 1709



                                 REYNOLDSBURG PARTNERS,
                                 an Ohio General Partnership

                                 By:  Midland Reynoldsburg Development
                                      Company Limited Partnership, a
                                      Missouri Limited Partnership, Managing
                                      General Partner

                                      By:  Reynoldsburg Equities, Inc., a
                                           Missouri Corporation, General
                                           Partner


                                           By:  /s/ Lee S. Wielansky
                                                Lee S. Wielansky
                                                Managing Member

   Franklin Square
   No. 1705



                                 MIDLAND FRANKFORT DEVELOPMENT CO.
                                 L.L.C., a Kentucky Limited Liability Company


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, Manager


                                 By:  /s/ Ned M. Brickman
                                      Ned M. Brickman, Manager


                                 By:  /s/ Stephen M. Notestine
                                      Stephen M. Notestine, Manager

   Maxtown Road Shopping Center
   No. 1710




                                 MAXTOWN PARTNERS, LTD.,
                                 an Ohio Limited Liability Company

                                 By:  Maxtown Development Company L.L.C.,
                                      a Missouri Limited Liability Company,
                                      Voting Member


                                      By:   /s/ Lee S. Wielansky
                                            Lee S. Wielansky, Managing Member


                                      By:   /s/ Ned M. Brickman
                                            Ned M. Brickman, Managing Member

   St. Ann Square
   No. 1706



                                 K & M DEVELOPMENT COMPANY,
                                 a Missouri General Partnership


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, Managing Partner

   Worthington Park Centre
   No. 1711




                                 WORTHINGTON DEVELOPMENT COMPANY,
                                 an Ohio General Partnership


                                 By:  /s/ Ned M. Brickman
                                      Ned M. Brickman, Managing General
                                      Partner

   Acquisition Contracts


                                 MIDLAND ACQUISITIONS, INC.



                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, President

   Acquisition Contracts


                                 MIDLAND RALEIGH ACQUISITIONS, LLC,
                                 a North Carolina Limited Liability Company


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, Manager

   Acquisition Contracts


                                 MIDLAND DALLAS ACQUISITIONS, INC.


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, President

   Acquisition Contracts



                                 MIDLAND MICHIGAN ACQUISITIONS, INC.


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, President

                             THE MIDLAND AFFILIATES

   OTR Portfolio




                                 MIDLAND REALTY HOLDINGS, L.L.C.,
                                 a Missouri Limited Liability Company


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, Managing Member

   Beckett Commons Shopping Center
   No. 1712




                                 MIDLAND-BECKETT LIMITED PARTNERSHIP,
                                 a Missouri Limited Partnership, General
                                 Partner


                                 By:  Beckett Equities, Inc., a Missouri
                                      Corporation, General Partner


                                      By:   /s/ Lee S. Wielansky
                                            Lee S. Wielansky, President

   East Pointe Shopping Center
   No. 1709




                                 MIDLAND REYNOLDSBURG DEVELOPMENT
                                 COMPANY LIMITED PARTNERSHIP, a
                                 Missouri Limited Partnership, Managing
                                 General Partner

                                 By:  Reynoldsburg Equities, Inc., a
                                      Missouri Corporation, General Partner


                                      By:   /s/ Lee S. Wielansky
                                            Lee S. Wielansky, President

   Garner Festival Center
   No. 1725




                                 MIDLAND GARNER DEVELOPMENT
                                 COMPANY, L.L.C., a North Carolina Limited
                                 Liability Company, Administrative Member


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, Administrative Member

   Maxtown Road Shopping Center
   No. 1710




                                 MAXTOWN DEVELOPMENT COMPANY
                                 L.L.C., a Missouri Limited Liability
                                 Company, Voting Member


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, Managing Member


                                 By:  /s/ Ned M. Brickman
                                      Ned M. Brickman, Managing Member

   Creekside Shopping Center
   No. 1723



                                 MIDLAND ARLINGTON DEVELOPMENT
                                 COMPANY, L.P., a Texas Limited Partnership


                                 By:  Arlington Creekside Equities, Inc.,
                                      a Texas Corporation, General Partner


                                      By:   /s/ Lee S. Wielansky
                                            Lee S. Wielansky, President

   Frisco Shopping Center
   No. 1735



                                 MIDLAND FRISCO DEVELOPMENT
                                 COMPANY, L.P., a Texas Limited Partnership


                                 By:   Frisco Equities, Inc.,
                                       a Texas Corporation, General Partner


                                       By:  /s/ Lee S. Wielansky
                                            Lee S. Wielansky, President

   Southpoint Crossing
   No. 1727



                                 MIDLAND DURHAM DEVELOPMENT
                                 COMPANY L.L.C., a North Carolina
                                 Limited Liability Company


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, Manager

   Lloyd King Center
   No. 1737




                                 MIDLAND ARVADA DEVELOPMENT
                                 LLC, a Colorado Limited Liability Company


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, Manager

   Nashboro Village
   No. 1726




                                 MIDLAND NASHBORO DEVELOPMENT
                                 COMPANY L.L.C., a Tennessee Limited
                                 Liability Company


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, Administrative Member
                                          (Chief Manager)

   Shiloh Springs Shopping Center
   No. 1734




                                 MIDLAND SHILOH DEVELOPMENT
                                 COMPANY L.P., a Texas Limited Partnership

                                 By:  Shiloh Equities, Inc.,
                                      a Texas Corporation, General Partner


                                      By:   /s/ Lee S. Wielansky
                                            Lee S. Wielansky, President

   Village Center
   No. 1733




                                 MIDLAND SOUTHLAKE DEVELOPMENT
                                 COMPANY, L.P., a Texas Limited Partnership

                                 By:  Southlake Equities, Inc., a Texas
                                      Corporation, General Partner


                                      By:   /s/ Lee S. Wielansky
                                            Lee S. Wielansky, President

   Cheyenne Meadows




                                 MIDLAND CHEYENNE MEADOWS
                                 DEVELOPMENT, LLC,
                                 a Colorado Limited Liability Company


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, Manager

   Bethany Lake




                                 MIDLAND ALLEN DEVELOPMENT, L.P.,
                                 a Texas Limited Partnership

                                 By:  Bethany Equities, Inc.,
                                      a Texas Corporation, General Partner


                                      By:  /s/ Lee S. Wielansky
                                           Lee S. Wielansky, President

   Windmiller
   No. 1724


                                 MIDLAND PICKERINGTON DEVELOPMENT
                                 LIMITED LIABILITY COMPANY,
                                 an Ohio Limited Liability Company


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, Administrative Member

   Evans Crossing Expansion Land



                                 MIDLAND REALTY NO. 1 LLC,
                                 a Georgia Limited Liability Company


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, Manager

   NWC Woodmen



                                 MIDLAND WOODMEN DEVELOPMENT LLC,
                                 a Colorado Limited Liability Company


                                 By:  /s/ Lee S. Wielansky
                                      Lee S. Wielansky, Manager

                   LIST OF SCHEDULES TO CONTRIBUTION AGREEMENT


   Schedule 1.1.1           Abated Rent Criteria
   Schedule 1.1.2           Acquisition Contracts
   Schedule 1.1.7           Allocation Chart
   Schedule 1.1.8           Structural Reserve Allowances
   Schedule 1.1.11          Assumed Liabilities
   Schedule 1.1.12          Assumed Obligations
   Schedule 1.1.15          Capital Expenditure Budget and Schedule
   Schedule 1.1.27          Development Contracts
   Schedule 1.1.30          Development Properties
   Schedule 1.1.34          Eligible Properties
   Schedule 1.1.39          Excluded Assets
   Schedule 1.1.40          Existing Mortgage Debt
   Schedule 1.1.45          TI Contracts
   Schedule 1.1.47          First Midland NOI Threshold
   Schedule 1.1.60          King Soopers Joint Ventures
   Schedule 1.1.62          Kroger Joint Ventures
   Schedule 1.1.65          Leasing Criteria
   Schedule 1.1.70          Management Contracts
   Schedule 1.1.72          Midland Affiliates
   Schedule 1.1.90          OSTRS Committed Eastern Properties
   Schedule 1.1.91          OSTRS Committed Western Properties
   Schedule 1.1.92          OSTRS Eastern Option Properties
   Schedule 1.1.95          OSTRS Western Option Properties
   Schedule 1.1.105(c)      Permitted Exceptions
   Schedule 1.1.110         Property Entities
   Schedule 1.1.115         Real Property
   Schedule 1.1.124         Rent Roll and Lease Summaries
   Schedule 1.1.125         Repair Contracts
   Schedule 1.1.131         Second Midland NOI Threshold
   Schedule 1.1.134         Service Contracts
   Schedule 1.1.143         In Process Real Estate Brokerage and Other Third
                            Party Transactions Being Retained by Midland
                            Development
   Schedule 1.1.145         TI Budget and Schedule
   Schedule 1.1.146         TI Contracts
   Schedule 2.1             Contribution Values of Assets as of November 30,
                            1997
   Schedule 2.2(a)          Existing Mortgage Debt to be Paid at First Closing
   Schedule 2.2(c)          Midland Principals' Relative Share of Units Which
                            Cannot be Redeemed
   Schedule 2.4.1           Assumed Liabilities Encumbering Option Properties
   Schedule 2.5.2           Unit Recipients for In-Place Earn-Out
   Schedule 2.5.4           Worthington Outparcel Earn-Out
   Schedule 2.5.5           Evans Crossing Land Earn-Out
   Schedule 4.1             Option Properties, Owners and Option Exercise
                            Prices; Additional Restrictive Covenants
   Schedule 4.4             Land Owned by Midland Principals Which Will Not
                            Be Optioned
   Schedule 5.2             Outparcels that May be Sold Prior to Closing
   Schedule 5.20            Legal Description of Windmiller Property to be
                            transferred after Platting
   Schedule 6               Persons Whose Knowledge is Attributed to Midland
   Schedule 6.1.2(a)        Governing Documents of each Property Entity,
                            Midland Affiliate and Joint Venture
   Schedule 6.1.2(b)        Midland Consents
   Schedule 6.1.3           Defaults Under Existing Mortgage Debt
   Schedule 6.1.6           Pending or Threatened Litigation
   Schedule 6.1.7           Leased Real Property
   Schedule 6.1.8           Leased Personal Property
   Schedule 6.1.10          Contracts
   Schedule 6.1.11          Insurance Policies
   Schedule 6.1.12          Tax Matters
   Schedule 6.2.1           Retained Properties
   Schedule 6.2.2(f)        Unit Recipients' Jurisdictions of Residence
   Schedule 6.2.6           Employees of Property Entities and Joint Ventures
   Schedule 6.2.7           Brokers
   Schedule 6.3.3           Joint Venture as Successor to Liabilities
   Schedule 6.4.2           Termination of Management Contracts
   Schedule 6.4.3           Absence of Midland Development Permits
   Schedule 6.4.5           Employee Benefit Plan Disclosure
   Schedule 6.5.1           Encumbrances to Be Discharged
   Schedule 6.5.2           Physical Condition
   Schedule 6.5.3           Rentable Area and Parking Spaces
   Schedule 6.5.4           Non-Compliance with Laws
   Schedule 6.5.6           Absence of Utilities; Permits
   Schedule 6.5.7           Contract Payments
   Schedule 6.5.8           Assessments
   Schedule 6.5.10          Matters Relating to Leases
   Schedule 6.5.12          Service Contracts
   Schedule 6.5.13          Security Deposits
   Schedule 6.5.14          Condemnation
   Schedule 6.5.15          Environmental Matters
   Schedule 6.5.17          Zoning Variances
   Schedule 6.5.18          Lack of Access
   Schedule 6.5.20          Use of Property
   Schedule 6.5.22          Development Properties
   Schedule 6.5.24          Work Contracts
   Schedule 6.5.25          Budgets and Projections
   Schedule 7               Persons Whose Knowledge is Attributed to Regency
   Schedule 7.1(b)          Regency Non-100% Entities
   Schedule 7.2(b)          Regency Consents
   Schedule 7.3.2           Commitments to Issue Regency Stock
   Schedule 7.3.3           Regency's Redemption Obligations
   Schedule 7.3.4           Regency Voting Agreements
   Schedule 7.9             Regency Litigation
   Schedule 7.11            Regency Environmental Matters
   Schedule 8.1.7           Mandatory Midland Consents
   Schedule 8.2.7           Mandatory Tenant Estoppels
   Schedule 8.2.12          Waiver of Tenant Rights of First Refusal
   Schedule 10.2.1(g)       List of Transfer Documents
   Schedule 10.2.1(j)       Officers to Sign Non-Compete Agreements

                   LIST OF EXHIBITS TO CONTRIBUTION AGREEMENT


   Exhibit 1.1.102          OTR Redemption Agreement
   Exhibit 1.1.104          Partnership Agreement
   Exhibit 1.1.118          Redemption Agreement
   Exhibit 1.1.123          Registration Rights Agreement
   Exhibit 3.1.1            R&M Western Partnership Allocation Provisions
   Exhibit 4.1              Memorandum of Option and Form of Purchase
                            Agreement
   Exhibit 5.13             Tenant Estoppel Certificates
   Exhibit 5.20             Windmiller Agreement
   Exhibit 8.1.9            Additional Indemnity
   Exhibit 8.2.11           Regency Letter dated December 4, 1997
   Exhibit 10.2.1(j)        Non-Compete Agreement
   Exhibit 10.2.1(k)        Lock-Up Agreement

   Schedules and Exhibits omitted pursuant to Section 601(b)(2) of Regulation
   S-K.